     As filed with the Securities and Exchange Commission on April 19, 2000
                                                    Registration No. 333-
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM S-4
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            ------------------------

                       HUNTINGTON BANCSHARES INCORPORATED
             (Exact name of Registrant as specified in its charter)

           Maryland                                 6711                          31-0724920
(State or other jurisdiction           (Primary Standard Industrial           (I.R.S. Employer
of incorporation or organization)      Classification Code Number)          Identification No.)

                            ------------------------

                     Huntington Center; 41 South High Street
                              Columbus, Ohio 43287
                                 (614) 480-8300
          (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

              Richard A. Cheap, Esq., General Counsel and Secretary
                       Huntington Bancshares Incorporated
                     Huntington Center; 41 South High Street
                              Columbus, Ohio 43287
                                 (614) 480-4647

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                            ------------------------

                          Copies of Correspondence to:

        Mary Beth M. Clary, Esq.                Joseph B. Hemker, Esq.; Timothy E. Kraepel, Esq.
 Porter, Wright, Morris & Arthur LLP                   Howard & Howard Attorneys, P.C.
5801 Pelican Bay Boulevard, Suite 300                    100 Portage Street, Suite 200
       Naples, Florida 34108                             Kalamazoo, Michigan 49007
        (941) 593-2959                                        (616) 382-8765

                            ------------------------

     Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with
General Instruction G, check the following box.         [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.           [ ] _________

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.                                  [ ] _________

                         CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------
                                                      Proposed Maximum        Proposed Maximum
   Title of Each Class of         Amount to be       Offering Price Per      Aggregate Offering        Amount of
 Securities to be Registered       Registered               Unit*                  Price*          Registration Fee*
-----------------------------------------------------------------------------------------------------------------------
Common stock,
  without  par value......         6,533,047              $40.0625             $128,582,357            $33,946
-----------------------------------------------------------------------------------------------------------------------

* Estimated solely for the purpose of calculating the registration fee based on the market value on April 18, 2000, of the 3,209,554 shares of Empire Banc Corporation (which includes 23,820 shares which may be issued upon exercise of stock options prior to the merger) to be cancelled in the merger, in accordance with Rule 457(f)(1).

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

Subject to Completion
April 19, 2000


THE INFORMATION IN THIS DOCUMENT IS NOT COMPLETE AND MAY BE CHANGED. HUNTINGTON MAY NOT ISSUE ITS COMMON STOCK UNTIL THE REGISTRATION STATEMENT FILED WITH THE SEC IS EFFECTIVE. THIS DOCUMENT IS NOT AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, HUNTINGTON COMMON STOCK IN ANY JURISDICTION OR TO ANY PERSON IF THAT OFFER OR SOLICITATION IS UNLAWFUL.


                               PROXY STATEMENT FOR
                             EMPIRE BANC CORPORATION
                                 SPECIAL MEETING

                                -----------------

                                  PROSPECTUS OF
                       HUNTINGTON BANCSHARES INCORPORATED
                        6,533,047 SHARES OF COMMON STOCK


     The boards of directors of Empire Banc Corporation and Huntington Bancshares Incorporated have agreed that Huntington will acquire Empire in a merger. If the merger is completed, each outstanding share of Empire common stock will be exchanged for 2.0355 shares of Huntington common stock. Cash will be paid for fractional shares. Huntington's common stock is traded on the Nasdaq National Market under the symbol "HBAN."

     The merger cannot be completed unless the shareholders of Empire approve the merger and the merger documents, and certain other conditions are met. Empire has scheduled a special meeting for its shareholders to vote on the merger and the merger documents. The date, time, and place of the special meeting are as follows:

     ____day, ________, 2000
     ____  _.m.
     Northwestern Michigan College
     Dennos Museum Center
     1701 East Front Street
     Traverse City, Michigan

     This document is a proxy statement for use by the board of directors of Empire in soliciting proxies for Empire's special meeting of shareholders. It is also a prospectus for Huntington relating to the issuance of Huntington common stock in connection with the merger. It gives detailed information about the merger. Copies of the merger documents are attached. This document will be first sent to the shareholders of Empire on ________ __, 2000.

     We encourage you to read the documents carefully before deciding how to vote. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS RELATING TO THE MERGER WHICH ARE DESCRIBED BEGINNING ON PAGE 11.

     Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date, and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger. If you fail to return your card, the effect will be a vote against the merger. YOUR VOTE IS VERY IMPORTANT.

--------------------------------------------------------------------------------
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED THE HUNTINGTON COMMON STOCK TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS DOCUMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE SHARES OF HUNTINGTON COMMON STOCK TO BE ISSUED IN THE MERGER ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR NON-BANK SUBSIDIARY OF HUNTINGTON. NOR ARE THESE SHARES INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND, OR ANY OTHER GOVERNMENTAL AGENCY.
--------------------------------------------------------------------------------


                                -----------------

           This proxy statement/prospectus is dated ________ ___, 2000

                                TABLE OF CONTENTS

                                                                      page



QUESTIONS AND ANSWERS ABOUT THE MERGER...................................3
SUMMARY..................................................................4
   The Companies.........................................................4
   The Merger............................................................4
   You Will Receive Huntington Stock
     in the Merger.......................................................4
   Exchange of Certificates..............................................5
   No Fractional Shares Will Be Issued...................................5
   Reasons For the Merger................................................5
   Opinion of McConnell, Budd & Downes, Inc..............................5
   Recommendation of Empire Board of Directors...........................5
   Conditions to the Merger..............................................5
   Right to Terminate....................................................6
   Termination Fee and Warrant...........................................6
   No Dissenting Shareholders' Rights....................................6
   Interests of Management...............................................6
   Federal Income Tax Consequences.......................................6
   Accounting Treatment..................................................6
   Regulatory Approvals..................................................6
   Material Differences in the Rights of Shareholders....................7
   The Empire Special Meeting............................................7
   Comparative Per Share Information.....................................8
   Selected Financial Data...............................................9
      Selected Financial Data of Huntington..............................9
      Selected Financial Data of Empire.................................10
RISK FACTORS............................................................11
THE SPECIAL MEETING.....................................................13
   General..............................................................13
   Proxies..............................................................13
THE MERGER..............................................................14
   General..............................................................14
   Background of the Merger.............................................14
   Reasons for the Merger...............................................16
   Opinion of McConnell, Budd & Downes, Inc.............................17
   Effective Time of the Merger.........................................23
   Terms of the Merger..................................................23
   Exchange of Certificates.............................................24
   Terms of the Warrant.................................................24
   The Subsidiary Merger................................................26
   Additional Agreements of the Parties.................................26
   Conditions to Completion of the Merger...............................28
   Amendment............................................................29
   Termination and Termination Fee......................................29
   No Dissenting Shareholders' Rights...................................30
   Interests of Management..............................................30
   Federal Income Tax Consequences......................................32
   Accounting Treatment.................................................33
   Regulatory Approvals.................................................34
   Resales of Huntington Common
     Shares Received in the Merger......................................35
COMPARISON OF RIGHTS OF SHAREHOLDERS OF
  HUNTINGTON BANCSHARES AND EMPIRE .....................................35
HUNTINGTON BANCSHARES INCORPORATED......................................39
   General..............................................................39
   The Huntington National Bank.........................................39
   Dividends and Price Range of
     Huntington Common Stock............................................40
   Other Information....................................................40
EMPIRE BANC CORPORATION.................................................41
   General..............................................................41
   Dividends and Price Range of
     Empire Common Stock................................................41
   Other Information....................................................42
GOVERNMENT REGULATION...................................................42
   General..............................................................42
   Holding Company Structure............................................42
   Dividend Restrictions................................................43
   FDIC Insurance.......................................................44
   Capital Requirements.................................................44
   Federal Deposit Insurance Corporation
     Improvement Act of 1991 ...........................................46
   Interstate Branching and Consolidations..............................47
   Gramm-Leach-Bliley Act of 1999.......................................47
EXPERTS.................................................................49
LEGAL OPINIONS..........................................................49
OTHER MATTERS...........................................................49
WHERE YOU CAN FIND MORE INFORMATION.....................................49


Exhibit A - Merger Agreement
Exhibit B - Supplemental Agreement
Exhibit C - Opinion of McConnell, Budd & Downes, Inc.

     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT US THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS DOCUMENT. THIS INFORMATION IS DESCRIBED ON PAGE 49 UNDER THE HEADING "WHERE YOU CAN FIND MORE INFORMATION." YOU MAY REQUEST A COPY OF THESE FILINGS AT NO COST (EXCEPT THAT THERE WILL BE A CHARGE FOR ANY EXHIBIT TO THESE FILINGS UNLESS WE HAVE SPECIFICALLY INCORPORATED BY REFERENCE THAT EXHIBIT IN THIS PROXY STATEMENT/PROSPECTUS). FOR HUNTINGTON FILINGS, CONTACT CHERI GRAY, INVESTOR RELATIONS ANALYST, HUNTINGTON BANCSHARES INCORPORATED, HUNTINGTON CENTER, 41 SOUTH HIGH STREET, COLUMBUS, OHIO 43287 (614-480-3803). FOR EMPIRE FILINGS, CONTACT WILLIAM T. FITZGERALD, JR., SECRETARY/TREASURER, EMPIRE BANC CORPORATION, P.O. BOX 1944, TRAVERSE CITY, MICHIGAN 49685-1944 (231-922-2111). IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM US, PLEASE DO SO BY _________, 2000, TO RECEIVE THEM BEFORE THE EMPIRE SPECIAL MEETING.

--------------------------------------------------------------------------------

                     QUESTIONS AND ANSWERS ABOUT THE MERGER


Q.   WHY DO HUNTINGTON AND EMPIRE WANT TO MERGE?

A. Empire's directors believe that you will benefit by becoming a shareholder of Huntington which has a strong financial performance record. The Empire board also believes that you will benefit from the potential future appreciation of Huntington common stock. Huntington wants to expand its banking and related activities in Michigan and considers Empire an attractive partner because of its strong financial performance and emphasis on high asset quality.

Q.   WHAT WILL I RECEIVE FOR MY EMPIRE SHARES?

A. You will receive 2.0355 shares of Huntington common stock for each share of Empire common stock that you own at the time the merger becomes effective. This exchange ratio reflects a substantial premium for your shares compared to their market price prior to the public announcement of the merger. Huntington will not issue any fractional shares. Instead, you will receive cash in lieu of any fractional share owed to you. As of ________ __, 2000, the market value of 2.0355 shares of Huntington common stock was $____. The market value of the Huntington common stock that you will receive in the merger will fluctuate both before and after the merger.

Q.   WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A. We hope to complete the merger prior to the end of the second quarter, assuming the required shareholder approval is obtained. The merger is also subject to the approval of federal banking regulatory authorities and the satisfaction of other closing conditions.

Q.   WHEN AND WHERE WILL THE SPECIAL MEETING TAKE    PLACE?

A. The special meeting will be held on _____day, _________, 2000, at ____ _.m. at Northwestern Michigan College, Dennos Museum Center, 1701 East Front Street, Traverse City, Michigan.

Q.   WHAT DO I NEED TO DO NOW?

A. After carefully reviewing this document, indicate on your proxy card how you want to vote. Then sign and mail the proxy card in the enclosed return envelope as soon as possible.

Q.   HOW WILL MY SHARES BE VOTED IF I RETURN A BLANK PROXY CARD?

A. If you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be counted in favor of the merger and the merger documents at the special meeting.

Q.   WHAT WILL BE THE EFFECT IF I DO NOT VOTE?

A. If you do not return your proxy card or otherwise vote at the special meeting, it will have the same effect as if you voted against the merger and the merger documents.

Q.   CAN I REVOKE MY PROXY AND CHANGE MY MIND?

A. Yes. You may revoke your proxy up to and including the day of the special meeting. Just send a later dated, signed proxy card or a written notice of revocation to the Secretary of Empire before the special meeting or attend the special meeting in person and vote. Your attendance at the meeting alone will not revoke your proxy. If you have instructed your broker to vote your shares, you must follow the directions received by the broker to change those instructions.

Q. IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A. Your broker will vote your shares only if you instruct your broker on how to vote. Your broker will send you directions on how you can instruct your broker to vote. Because this is not a "routine" matter, your broker cannot vote your shares without instructions from you.

Q.   SHOULD I SEND MY STOCK CERTIFICATES NOW?

A. No. If the merger is completed, we will send you written instructions for exchanging your stock certificates.

Q.   WHO CAN ANSWER MY QUESTIONS ABOUT THE MERGER?

A. If you have more questions about the merger or the special meeting of shareholders, you may call William T. Fitzgerald, Jr., at 231-922-2111. If you have questions about Huntington common stock, you may call Cheri Gray, Huntington's Investor Relations Analyst, at 614-480-3803.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                     SUMMARY

     This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully, and for a more complete description of the legal terms of the merger, you should carefully read this document and the attached merger agreement (Exhibit A) and supplemental agreement (Exhibit B). We use the term "merger documents" in this proxy statement/prospectus when referring to the merger agreement, its amendment, the supplemental agreement, and its exhibits.

THE COMPANIES

HUNTINGTON BANCSHARES INCORPORATED
  HUNTINGTON CENTER
  41 S. HIGH STREET
  COLUMBUS, OHIO  43287
  (614) 480-3800
  WWW.HUNTINGTON.COM

     The reference to our website address above does not constitute incorporation by reference of the information contained on our website.

     Huntington Bancshares Incorporated is a multi-state financial holding company that provides diverse financial services. At December 31, 1999, Huntington had total assets of approximately $29.0 billion and total deposits of approximately $19.8 billion.

     The Huntington National Bank is Huntington's principal banking subsidiary. Huntington's subsidiaries conduct a full service commercial and consumer banking business, and engage in:

      -  mortgage banking,

      -  lease financing,

      -  trust services,

      -  discount brokerage services,

      -  credit life and disability insurance underwriting,

      -  selling other insurance products, and

      -  issuing commercial paper guaranteed by Huntington.

     Huntington's subsidiaries also provide other financial products and services.

EMPIRE BANC CORPORATION
  1227 EAST FRONT STREET
  TRAVERSE CITY, MICHIGAN 49686
  (231) 922-2111

     Empire Banc Corporation is a bank holding company that provides full service financial services. At December 31, 1999, Empire had total assets of approximately $505.7 million and total deposits of approximately $418.4 million.

     The Empire National Bank of Traverse City is a wholly-owned subsidiary of Empire. Empire Bank is engaged in the general commercial banking business, providing a full range of consumer and business loan and deposit products. Empire Bank also operates a trust department providing fiduciary, investment and other related trust services. Empire Bank has contracted with a full-service securities brokerage firm to make available a variety of investment products to Empire Bank's customers.

     At December 31, 1999, Empire operated 10 banking offices in Michigan.

THE MERGER

     The merger documents are attached to this proxy statement/prospectus as Exhibits A and B. We encourage you to read these documents because they are the legal documents that govern the merger. These documents provide that Empire will merge into Huntington at the effective time. Huntington will issue shares of its common stock to the existing shareholders of Empire in exchange for their shares of Empire common stock. Immediately after the completion of the merger, we plan to merge The Empire National Bank of Traverse City into The Huntington National Bank.

YOU WILL RECEIVE HUNTINGTON STOCK IN THE MERGER

     If the merger is approved and completed, you will receive 2.0355 shares of Huntington common stock for each share of Empire stock that you own. This is sometimes referred to as the "exchange ratio." Based on the closing price per share of Huntington common stock on the Nasdaq National Market on ________ ____, 2000, the value of 2.0355 shares of Huntington common stock was $_____.

     The number of Huntington shares you will receive in the merger will be subject to adjustments in certain events. For example, if Huntington declares a stock split or a stock dividend to Huntington shareholders of record prior to the merger, you will receive a corresponding increase in the number of shares of Huntington stock in exchange for your shares of Empire stock.

                                      -4-
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

     If Empire issues additional shares of Empire common stock prior to the merger and the total number of shares of Empire stock is then more than 3,190,054 shares (plus up to an additional 19,500 shares that are permitted to be issued under certain director compensation plans), the number of shares of Huntington common stock you will receive in the merger will be correspondingly decreased. We do not expect that Empire will issue shares such that the above adjustment will be triggered.

EXCHANGE OF CERTIFICATES

     After completion of the merger, you will receive instructions from Huntington for submitting your stock certificates to the exchange agent for the merger. Certificates for Empire shares should not be forwarded to the exchange agent until after receipt of these instructions. Do not send in your certificates when you return your proxy card.

NO FRACTIONAL SHARES WILL BE ISSUED

     Huntington will not issue any fractional shares. Instead, you will receive cash in substitution of any fractional share of Huntington common stock owed to you. The amount of cash for such fractional share will be an amount based on the average closing price of Huntington common stock for the five trading days ending on the fifth trading day prior to the merger.

REASONS FOR THE MERGER

     The Empire board of directors believes that you will benefit by, among other things:

      - the liquidity and quality of Huntington common stock;

      - a higher dividend payout offered by Huntington;

      - receiving stock in a high quality company that should achieve enhanced operating efficiencies; and

      - the potential future appreciation of Huntington common stock.

     The Huntington board of directors wants to expand Huntington's banking and related activities in Michigan and considers Empire an attractive partner because of its strong financial performance and emphasis on high asset quality.

OPINION OF MCCONNELL, BUDD & DOWNES, INC.

     In deciding to approve the merger, the Empire board considered an opinion from McConnell, Budd & Downes, Inc., the financial advisor to Empire, that the exchange ratio is fair to the shareholders of Empire from a financial viewpoint. This opinion has been updated to the date of this document and is attached as Exhibit C to this document. We encourage you to read and consider this opinion.

RECOMMENDATION OF EMPIRE BOARD OF DIRECTORS

     The board of directors of Empire unanimously recommends that you vote in favor of the approval of the merger and the merger documents.

CONDITIONS TO THE MERGER

     Huntington and Empire will complete the merger only if certain conditions are satisfied, including:

      -   the Empire shareholders approve the merger and the merger documents;

      - the opinion of McConnell, Budd & Downes regarding the fairness of the exchange ratio is not withdrawn prior to the special meeting;

      - certain required regulatory approvals are obtained and all applicable waiting periods expire;

      - Empire's shareholders' equity as of the end of the last quarter preceding the merger is at least $45,886,000 (excluding certain merger-related charges and expenses); and

      - certain legal opinions regarding the tax consequences of the merger and other matters related to the merger and the parties are obtained.

     Huntington or Empire may waive any condition it is entitled to assert so long as the law does not require the condition to be met.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

RIGHT TO TERMINATE

     We may jointly agree in writing to terminate the merger documents without completing the merger. Huntington may individually terminate the merger documents if the Empire board withdraws its recommendation to its shareholders to approve the merger or if the Empire board authorizes an agreement involving the acquisition of Empire by someone other than Huntington. In addition, either one of us can individually terminate the merger documents prior to the completion of the merger if:

      - the other party breaches any of the representations or warranties it made or fails to comply with any of its obligations under the merger documents;

      -   the merger is not completed by January 31, 2001; or

      - the regulators do not approve the merger, Empire's shareholders do not approve the merger documents and the merger, or any other condition specified in the merger documents cannot be satisfied by January 31, 2001.

TERMINATION FEE AND WARRANT

     The merger documents require Empire to pay Huntington a termination fee equal to $4.5 million plus reimbursement of Huntington's expenses incurred relating to the merger if the merger is not completed under certain circumstances and Empire has received a competing offer to acquire Empire from a third party. In addition, Empire granted to Huntington a warrant to purchase up to 19.9% of the outstanding shares of Empire common stock at an exercise price of $29.00 per share. This warrant is exercisable only under certain circumstances and only if Empire has received a competing offer to acquire Empire from a third party.

NO DISSENTING SHAREHOLDERS' RIGHTS

     Empire is a Michigan corporation. Under Michigan law, you are not entitled to dissenting shareholders' rights in connection with the merger.

INTERESTS OF MANAGEMENT

     You should be aware that a number of executive officers of Empire have employment agreements and participate in benefit plans that provide them with interests in the merger that are different from, or in addition, to your rights. Each of these officers will receive significant compensation if the merger is completed.

     In order to assure their assistance in the transition after the merger, Huntington has agreed to pay these officers a lump sum amount in place of the benefits they would have otherwise received under their employment agreements and benefit plans.

FEDERAL INCOME TAX CONSEQUENCES

     We have structured the merger so that you will not recognize any gain or loss for federal income tax purposes in the merger, except to the extent that you receive cash in lieu of a fractional share.

     You should consult with your own tax advisors as to the particular tax consequences of the merger, including the applicability and effect on you of state, local, and foreign tax laws and possible changes in the tax laws.

ACCOUNTING TREATMENT

     Huntington intends to treat the merger as a "purchase" for accounting purposes. This means that Huntington will include the financial results of Empire in Huntington's consolidated financial statements beginning on the effective date of the merger.

REGULATORY APPROVALS

     Huntington has filed for a waiver from the Federal Reserve Board's general requirement of an application for bank holding company mergers. We expect that this waiver will be granted and that only a 10-day prior notice to the Federal Reserve Bank of Cleveland will be required. The merger of Empire Bank into Huntington Bank must be approved by the Office of the Comptroller of the Currency. The required notice and application were submitted to the appropriate agencies on April 7, 2000.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

MATERIAL DIFFERENCES IN THE RIGHTS OF SHAREHOLDERS

     Your rights as an Empire shareholder are governed by Michigan law and Empire's articles of incorporation and bylaws. The rights of a Huntington shareholder are governed by Maryland law and Huntington's charter and bylaws. Upon completion of the merger, you will become a shareholder of Huntington and your rights will be governed by Maryland law and by Huntington's charter and bylaws.

THE EMPIRE SPECIAL MEETING

     The Empire special meeting will be held on _____day, _________, 2000, at ____ _.m., local time, at Northwestern Michigan College, Dennos Museum Center, 1701 East Front Street, Traverse City, Michigan.

     If you owned Empire common stock at the close of business on ________ ___, 2000, you can vote your shares at the Empire special meeting. As of that date, there were ______________ shares of Empire common stock outstanding. Each share is entitled to one vote on each matter that is brought before the special meeting.

     At the special meeting, you will be asked to consider and vote on the following matters:

      -   the approval of the merger and the merger documents; and

      -   any other matters as are properly presented at the special meeting.

     As of the date of this document, the Empire board does not know of any other matters that will be presented at the special meeting.

     The affirmative vote of the holders of a majority of the outstanding shares of Empire common stock is required to approve the merger and the merger documents. You may vote either in person or by proxy. If you abstain from voting or fail to return your properly executed proxy card, the effect will be a vote AGAINST approval of the merger and the merger documents.

     As of the record date for this special meeting, the directors and executive officers of Empire (____ persons) and their immediate family members and the entities that they control owned _______ shares of Empire common stock, representing _____% of the outstanding common stock.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                        COMPARATIVE PER SHARE INFORMATION


     We have summarized below the unaudited per share information for our respective companies on a historical basis and a combined pro forma basis. In addition we have summarized the unaudited per share information for Empire on an equivalent pro forma basis. The Empire equivalent pro forma amounts were computed by multiplying Huntington's pro forma amounts by the exchange ratio of
2.0355 shares of Huntington common stock for each share of Empire common stock to be exchanged in the merger. In order to fully understand this data, you should also review the historical financial statements of our respective companies which are incorporated by reference in this document. This data has been adjusted for stock splits and stock dividends, as appropriate.


                                                               HUNTINGTON                         EMPIRE
                                                   -------------------------------    --------------------------------
                                                                                                          EQUIVALENT
                                                     HISTORICAL         PRO FORMA       HISTORICAL        PRO FORMA
                                                   -------------     -------------    -------------     --------------
Book value per share(1):
     As of March 31, 2000....................           $9.45             $9.80           $14.64             $19.95
     As of December 31, 1999.................           $9.53             $9.53           $14.49             $19.40
Cash dividends declared per share:
     For the quarter ended March 31, 2000....           $0.20             $0.20            $0.30              $0.41
     For the year ended December 31, 1999....           $0.76             $0.76            $1.15              $1.55
Basic net income per share:
     For the quarter ended March 31, 2000....           $0.46             $0.46            $0.52              $0.94
     For the year ended December 31, 1999....           $1.83             $1.81            $2.39              $3.68
Diluted net income per share:
     For the quarter ended March 31, 2000....           $0.46             $0.45            $0.52              $0.92
     For the year ended December 31, 1999....           $1.82             $1.80            $2.29              $3.66

(1) During the first quarter 2000, Huntington repurchased shares in the open market that it expects to be issued to effect the Merger. For purposes of the pro forma book value, it was assumed that the cost of these repurchased shares would equal the estimated purchase price to be paid for Empire. The pro forma book values reflect the applicable repurchase and the subsequent issuance of Huntington common stock.

         Huntington is traded on the Nasdaq National Market under the symbol "HBAN." Empire is traded on the OTC Bulletin Board under the symbol "EMBM." We have summarized below the last sale prices per share of Huntington common stock and Empire common stock on a historical basis and the equivalent per share price of Empire common stock as of February 4, 2000, the last trading day prior to the public announcement of the merger, and as of December 31, 1999. Empire's equivalent pro forma per share price was computed by multiplying the price of Huntington stock by the exchange ratio of 2.0355 shares of Huntington common stock for each share of Empire common stock to be exchanged in the merger.


                                                                                                EMPIRE
                                                                            ------------------------------------------

                                                         HUNTINGTON                                   EQUIVALENT PRO
                                                         HISTORICAL              HISTORICAL               FORMA
                                                     -------------------    --------------------    ------------------
February 4, 2000................................           $21.25                  $31.00               $43.25
December 31, 1999...............................           $23.88                  $28.00               $48.61

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                             SELECTED FINANCIAL DATA


SELECTED FINANCIAL DATA OF HUNTINGTON

         The following selected financial data of Huntington for the five years ended December 31, 1999, have been derived from Huntington's audited consolidated financial statements. The selected financial data of Huntington for the three months ended March 31, 2000 and 1999, have been derived from unaudited consolidated financial statements and reflect all adjustments, consisting only of normal recurring adjustments, that, in the opinion of Huntington's management, are necessary for a fair and consistent presentation of such data. Operating results for the three months ended March 31, 2000, are not necessarily indicative of results expected for the entire year. This data should be read in conjunction with the consolidated financial statements, related notes, and other financial information of Huntington incorporated in this document by reference. All per share data have been adjusted for stock dividends and stock splits, as appropriate.

CONSOLIDATED INCOME STATEMENT DATA
(IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                THREE MONTHS ENDED
                                    MARCH 31,                               YEAR ENDED DECEMBER 31,
                               --------------------    -------------------------------------------------------------
                                 2000        1999         1999        1998         1997        1996         1995
                               ---------   --------    ----------  ----------  ----------   ----------  ------------
Total interest income.......    $515,557   $495,692    $2,026,002  $1,999,364  $1,981,473   $1,775,734  $1,709,627
Total interest expense......     274,866    236,171       984,240     978,271     954,243      880,648     856,860
Net interest income.........     240,691    259,521     1,041,762   1,021,093   1,027,230      895,086     852,767
Securities gains............      14,555      2,310        12,972      29,793       7,978       17,620       9,380
Provision for loan losses...      15,701     25,305        88,447     105,242     107,797       76,371      36,712
Net income..................     104,173     96,572       422,074     301,768     292,663      304,269     281,801
Net income - operating(1)...     104,173     96,572       422,074     362,068     338,897      304,269     281,801
Per common share:
   Net income:
     Basic..................        0.46       0.42         1.83         1.30        1.27        1.31         1.17
     Diluted................        0.46       0.41         1.82         1.29        1.25        1.29         1.16
     Diluted - operating....        0.46       0.41         1.82         1.54        1.45        1.29         1.16
     Diluted - cash basis(2)        0.49       0.45         1.94         1.64        1.51        1.34         1.20
   Cash dividends declared..        0.20       0.18         0.76         0.68        0.62        0.56         0.51


CONSOLIDATED BALANCE SHEET DATA
(IN MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                THREE MONTHS ENDED
                                    MARCH 31,                               YEAR ENDED DECEMBER 31,
                               --------------------    -------------------------------------------------------------
                                 2000        1999         1999        1998         1997        1996         1995
                               ---------   --------    ----------  ----------  ----------   ----------  ------------
Actual balances at period end:
   Total assets.............     $28,408    $28,578      $29,037      $28,296     $26,731     $24,372      $23,495
   Long-term debt...........         846        707          698          707         499         551          517
   Shareholders' equity.....       2,099      2,138        2,182        2,149       2,025       1,786        1,773
   Shareholders' equity
     per common share.......        9.45       9.25         9.53         9.27        8.73        7.82         7.59
Average balances during the
   period:
   Total assets.............      28,953     28,422       28,739       26,892      25,151      23,375       22,099
   Long-term debt...........         704        707          703          621         526         516          529
   Shareholders' equity.....       2,206      2,121        2,147        2,064       1,894       1,776        1,742

(1)  Excludes special charges, net of related taxes.

(2) Tangible or "Cash Basis" net income excludes amortization of goodwill and other intangibles, net of income taxes.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

SELECTED FINANCIAL DATA OF EMPIRE

         The following selected financial data of Empire for the five years ended December 31, 1999, have been derived from Empire's audited consolidated financial statements. The selected financial data of Empire for the three months ended March 31, 2000 and 1999, have been derived from unaudited consolidated financial statements and reflect all adjustments, consisting only of normal recurring adjustments, that, in the opinion of Empire's management, are necessary for a fair and consistent presentation of such data. Operating results for the three months ended March 31, 2000, are not necessarily indicative of results expected for the entire year. This data should be read in conjunction with the consolidated financial statements, related notes, and other financial information of Empire incorporated in this document by reference. All per share data have been adjusted for stock dividends and stock splits, as appropriate.


CONSOLIDATED INCOME STATEMENT DATA
(IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                THREE MONTHS ENDED
                                    MARCH 31,                               YEAR ENDED DECEMBER 31,
                               --------------------    -------------------------------------------------------------
                                 2000        1999         1999        1998         1997        1996         1995
                               ---------   --------    ----------  ----------  ----------   ----------  ------------
Total interest income.......      $9,924     $9,255      $38,019      $36,559     $33,419     $30,599      $28,606
Total interest expense......       4,452      4,002       16,441       16,435      15,189      14,066       13,231
Net interest income.........       5,472      5,253       21,578       20,124      18,230      16,533       15,375
Securities gains (losses)...         ---        ---        (138)          143         (6)         ---          (5)
Provision for loan losses...         116        256          701        1,215       1,459       1,686          745
Net income..................       1,666      1,610        7,265        6,097       5,245       4,577        4,146
Per common share:
   Net income:
     Basic..................        0.52       0.53         2.39         2.06        1.81        1.60         1.46
     Diluted................        0.52       0.51         2.29         1.93        1.68        1.48         1.36
   Cash dividends declared..        0.30       0.25         1.15         0.98        0.87        0.73         0.59


CONSOLIDATED BALANCE SHEET DATA
(IN MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                THREE MONTHS ENDED
                                    MARCH 31,                               YEAR ENDED DECEMBER 31,
                               --------------------    -------------------------------------------------------------
                                 2000        1999         1999        1998         1997        1996         1995
                               ---------   --------    ----------  ----------  ----------   ----------  ------------
Actual balances at period end:
   Total assets.............        $503       $479         $506         $478        $443        $401         $372
   Long-term debt...........          21         13           21           14           7           8           12
   Shareholders' equity.....          46         42           46           41          36          33           30
   Shareholders' equity            14.64      13.93        14.49        13.78       12.42       11.34        10.50
     per common share.......
Average balances during the
   period:
   Total assets.............         501        479          494          460         415         382          352
   Long-term debt...........          22         17           17           17          12          16           12
   Shareholders' equity.....          46         42           43           38          34          31           28

--------------------------------------------------------------------------------

                                  RISK FACTORS


         You should consider the following matters in deciding how to vote. You should also consider the other information included in this document.


THE EXCHANGE RATIO IS FIXED AND WILL NOT BE ADJUSTED TO REFLECT ANY CHANGES IN STOCK VALUE PRIOR TO THE EFFECTIVE TIME OF THE MERGER.

         At the effective time of the merger, each share of Empire common stock will be converted into the right to receive 2.0355 shares of Huntington common stock. This exchange ratio is fixed and will not be adjusted to reflect any changes in the value of either Empire or Huntington common stock. As a result, the value of the shares of Huntington common stock received by Empire shareholders in the merger may be higher or lower than the market value of the shares of Huntington common stock at the time you vote on the merger.


CHANGES IN INTEREST RATES COULD REDUCE HUNTINGTON'S PROFITABILITY.

         Huntington's income and cash flows depend to a great extent on its net interest income. Net interest income is the difference between earnings from interest-earning assets, such as loans and investments, and the rates paid for interest-bearing liabilities, such as deposits and borrowings. These rates are highly sensitive to many factors beyond Huntington's control, including general economic conditions, the policies of various governmental and regulatory agencies, and general interest rate levels. Fluctuations in these areas may adversely effect Huntington.


EMPIRE'S SHAREHOLDERS WILL HAVE NO CONTROL OF HUNTINGTON'S FUTURE OPERATIONS.

         Empire's shareholders have the power to approve or reject any matters involving Empire requiring the approval of shareholders under Michigan law and Empire's articles of incorporation. After the merger, Empire's shareholders in the aggregate will hold approximately 2.7% of the outstanding shares of Huntington common stock. Even if all of the former Empire shareholders voted together on all proposals presented to Huntington's shareholders, this aggregate number of shares of Huntington common stock will not have a major impact on whether such proposals are approved or rejected.


FUTURE HUNTINGTON ACQUISITIONS INVOLVE RISKS.

         Other than Huntington's merger with Empire, Huntington has no other acquisitions pending as of the date of this proxy statement/prospectus. Huntington, however, continues to explore other strategic opportunities to acquire banking and non-banking companies both within and outside of its current market area. One or more future acquisitions could be material to Huntington. Acquisitions involve numerous risks, including difficulties in integrating the operations of the acquired company, risks associated with entering new geographic markets, the potential loss of customers and key employees of the acquired company, and the assumption of undisclosed liabilities. There can be no assurance that Huntington will be able to realize fully the strategic objectives and operating efficiencies with all of its future acquisitions.

         Huntington may need to issue more Huntington common stock to pay for any future acquisition, which could dilute the ownership interest of all Huntington shareholders at the time of the acquisition. A material acquisition could also require Huntington to use a substantial amount of cash or other liquid assets or incur indebtedness. In addition, as consolidation of the banking industry continues, the competition for suitable acquisition candidates is expected to increase.

THE FINANCIAL SERVICES INDUSTRY IS BECOMING INCREASINGLY COMPETITIVE.

         Huntington competes with other commercial banks, savings and loans, and other financial services providers. Huntington's competitors now include securities dealers, brokers, mortgage bankers, investment advisors, and finance and insurance companies who seek to offer one-stop financial services to their customers that may include services that banks have not been able or permitted to offer their customers in the past. The increasingly competitive environment is a result of changes in regulation and technology, and the consolidation of the banking industry. Huntington's ability to increase shareholder value will depend, in part, on its ability to offer financial services, products, and delivery systems that meet the needs and demands of its customers. These challenges are not exclusive to Huntington. Every financial institution in this country must continually evaluate and adjust the way it does business in the changing competitive environment.


GOVERNMENTAL REGULATION AND LEGISLATION COULD LIMIT HUNTINGTON'S FUTURE GROWTH.

         Huntington and its subsidiaries are subject to regulation and supervision by various federal agencies. Regulations issued by these agencies may change in the future and could negatively influence Huntington's ability to expand services and increase the value of its business.

         Huntington's earnings are affected by the monetary policies of the Federal Reserve Board. These policies, which include regulating the national supply of bank reserves and bank credit, can have a major effect upon the source and cost of funds and the rates of return earned on loans and investments. The Federal Reserve Board influences the size and distribution of bank reserves through its open market operations and changes in cash reserve requirements against member bank deposits. We cannot accurately predict what effect, if any, these policies will have upon the future business and earnings of Huntington or Empire.


FORWARD-LOOKING STATEMENTS MAY NOT BE ACCURATE.

         In 1995, Congress passed the Private Securities Litigation Reform Act to encourage corporations to provide investors with information about anticipated future financial performance, goals, and strategies. This type of information, known as forward-looking statements, often, although not always, includes words or phrases such as "will likely result," "expect," "will continue," "anticipate," "estimate," "intend," "plan," "project," "outlook," or similar expressions. The Act provides a safe harbor for such disclosure, or in other words, protection from unwarranted litigation if actual results are not the same as management's expectations.

         This proxy statement/prospectus, particularly the sections entitled "The Merger - Reasons for the Merger" and "The Merger - Opinion of McConnell, Budd & Downes, Inc.," contains or incorporates by reference forward-looking statements. We have based these forward-looking statements on our current plans, expectations, goals, and projections that are subject to numerous assumptions, risks, and uncertainties. Actual results could differ materially from those contained in or implied by our statements due to a variety of factors including:

          -    changes in economic conditions;

          -    movement in interest rates;

          -    competitive pressures on product pricing and services;

          - success and timing of business strategies and successful integration of acquired businesses;

          - the nature, extent, and timing of governmental actions and reforms; and

          -    extended disruption of vital infrastructure.

         We encourage you to understand these forward-looking statements to be strategic objectives rather than absolute targets of future performance.

                               THE SPECIAL MEETING

GENERAL

         The Empire special meeting will be held on _____day, _________, 2000, at ____ _.m., local time, at Northwestern Michigan College, Dennos Museum Center, 1701 East Front Street, Traverse City, Michigan. Only holders of record of Empire common stock at the close of business on _____________, 2000, which is the record date for the special meeting, will be entitled to receive notice of and to vote at the special meeting.

         You have one vote for each share of Empire common stock you own. Your vote may be exercised in person or by properly executed proxy on each matter that comes before the shareholders at the meeting. A majority of the outstanding shares of Empire common stock must be present in person or by proxy in order to have a quorum to conduct business at the special meeting.

         Abstentions and broker non-votes will be counted for purposes of determining whether there is a quorum at the meeting. A broker non-vote occurs when a broker or other nominee who holds customers' shares in street name, submits proxies for such shares on some matters, but not others. Generally, this would occur when the broker or other nominee has not received any instructions from his or her customers. In these cases, the broker or nominee, as the holder of record, is permitted to vote on routine matters, but not on non-routine matters. Voting to approve the merger and the merger documents is not a routine matter.

         The affirmative vote of the holders of a majority of the outstanding shares of Empire common stock is required to approve the merger and the merger documents. Because the approval of the merger and the merger documents requires the affirmative vote of a particular percentage of the total outstanding shares of Empire common stock (rather than merely a percentage of those present at a meeting), an abstention or a broker non-vote with respect to such matter will have the same effect as a vote against the matter.

         As of the record date for the special meeting, Empire had _______ shares of Empire common stock outstanding and entitled to vote at the special meeting. The shares of Empire common stock outstanding on the record date were held by approximately _____ holders of record. As of the record date, the directors and executive officers of Empire and their affiliates owned ________ shares of Empire common stock (excluding shares subject to stock options), which represent ____% of the total issued and outstanding shares of such stock entitled to vote at the special meeting. Assuming the directors, executive officers, their family members, and entities they control vote to approve the merger and the merger documents, __________ additional shares will be needed to approve the merger and the merger documents. This number of shares represents ___% of the shares of Empire common stock held by persons other than directors, executive officers, their family members, and entities they control.


PROXIES

         Shares of Empire common stock represented by properly executed proxies received at or prior to the special meeting will be voted at the special meeting in the manner specified on the proxy card. If you sign your proxy card and mail it in but make no voting specification, your proxy will be voted FOR approval and adoption of the merger and the merger documents. If you abstain from voting your shares at the special meeting, your shares will be counted for purposes of determining whether a quorum exists but will not be counted as a vote FOR approval of the merger and the merger documents. Your failure to vote, abstention, or failure to direct your broker how to vote if your shares are held in street name have the same effect as a vote AGAINST the proposal. Thus, your vote is important and we ask that you complete, date, and sign the accompanying proxy card and return it promptly to Empire in the enclosed postage prepaid envelope even if you plan to attend the special meeting in person.

         There are no matters known to us that will be presented at the special meeting other than the matters described in this proxy statement/prospectus. If other matters do arise at the special meeting, the shares represented by properly submitted proxy cards will be voted by and at the discretion of the persons named as proxies.

         You may revoke your proxy up to and including the day of the special meeting. Just send a later dated, signed proxy card or a written notice of revocation to the Secretary of Empire before the special meeting or attend the special meeting in person and vote. Your attendance at the meeting alone will not revoke your proxy. If you have instructed your broker to vote your shares, you must follow the directions received by the broker to change those instructions.

         Empire will pay any costs for the solicitation of proxies from its shareholders, including the charges and expenses of brokerage firms and others, if any, for forwarding solicitation material to beneficial owners of stock. We may solicit proxies by mail, telegram, telephone, meetings, or personal interview. Empire has retained Georgeson Shareholder Communications, Inc. to assist in the solicitation of proxies and will pay such firm fees of approximately $4,000 plus expenses and a direct telephone solicitation fee of $4.00 per completed call.


                                   THE MERGER

         The following information summarizes the material terms of the merger documents. The merger agreement is attached to this document as Exhibit A and the supplemental agreement is attached as Exhibit B. We urge you to read the merger documents in order to gain a complete understanding of the merger.


GENERAL

         The merger documents set forth the terms of the merger, as well as certain representations, conditions, and agreements, made by Huntington and Empire as an inducement to the other party to enter into the merger documents and to complete the merger. The completion of the merger is conditioned on the satisfaction of certain conditions. These conditions include the approval of the shareholders of Empire and the approval of certain regulatory authorities. At the effective time of the merger, Empire will be merged into Huntington and each outstanding share of Empire common stock will be converted into the right to receive 2.0355 shares of Huntington common stock, subject to certain adjustment described below.


BACKGROUND OF THE MERGER

         The Empire board periodically reviews Empire's strategy in light of general conditions in the banking industry, competitive and economic conditions in its markets and potential new markets, results of its operations and its future prospects, legislative changes, regulatory changes, and other developments affecting the banking industry generally and Empire specifically. These periodic strategic reviews have focused on potential mergers and acquisitions involving Empire, including potential merger and acquisition targets, expansion through the establishment of new branches, and acquisitions of branches and potential acquirors of Empire.

         The Empire board conducted a regular review of Empire's strategic plan at its October 1998 meeting. Consistent with its past practice, the Empire board received at that meeting presentations by Empire's legal and financial advisors analyzing recent merger and acquisition developments and the effects of those developments on Empire's strategic plan.

         At its regular July 1999 meeting, the Empire board was advised by James
E. Dutmers, Jr., Empire's Chairman and Chief Executive Officer, that, based on his discussions with industry leaders and with Empire's financial advisor and because of the relative scarcity of opportunities for potential acquisitions by Empire combined with the attractiveness of Empire as an acquisition target, he intended that the discussion at the August 1999 meeting would include more emphasis on potential acquirors of Empire than similar merger and acquisition strategic reviews conducted in the past.

         At its regular meeting held on August 19, 1999, the Empire board reviewed merger and acquisitions developments in relation to Empire's strategic plan. At that meeting, McConnell, Budd & Downes, Inc., Empire's financial advisor, presented an analysis to the Empire board encompassing among other things:

          - a business review of Empire, including its financial condition and performance and its stock price performance;

          - a review of market conditions and trends in the overall securities markets and bank stock and bank merger and acquisition markets in particular;

          - a review and analysis of the potential effects on Empire of various financial alternatives for enhancing shareholder value; and

          - an indication as to the reasonable range of value that could be expected in the event Empire were acquired and an analysis of potential acquirors.

         Following such presentation, the Empire board began a discussion of the possibility of exploring a business combination. Such discussion was continued at the October 1999 regularly scheduled meeting of the Empire board.

         As a result of those discussions, at the October 1999 meeting the Empire board authorized Empire's senior management to explore a possible business combination with another larger financial institution. It also authorized the retention of McConnell, Budd & Downes to assist Empire in the undertaking.

         In early December 1999, McConnell, Budd & Downes contacted six organizations about their interest in exploring a business combination with Empire. Of the organizations contacted, five entered into confidentiality agreements with Empire and received materials intended to facilitate their evaluation of a possible transaction. Two of the organizations which had signed the confidentiality agreements elected not to proceed with further discussions. McConnell, Budd & Downes requested that the remaining three organizations respond with their best proposal for a business combination transaction with Empire.

         As of January 19, 2000, Empire received written proposals from two organizations, including Huntington, and received a verbal proposal from the third organization. The Huntington proposal was, on its face, financially superior to the other proposals.

         On January 21, 2000, the Empire merger and acquisition committee, a standing committee of the board of directors, met to review the proposals. Following a presentation by McConnell, Budd & Downes regarding the proposals, the merger and acquisition committee decided to make a recommendation to the Empire board that it authorize Empire's officers and other representatives to engage in negotiations with Huntington regarding a possible business combination agreement.

         A meeting of the Empire board was held on January 24, 2000. At that meeting, McConnell, Budd & Downes compared the three proposals and provided detailed information on the three companies making the proposals. Empire's legal counsel made a presentation concerning the Empire board's fiduciary responsibilities and procedures for responding to acquisition proposals. Mr. Dutmers also described discussions which management had conducted with each of the three companies. Following receipt of the recommendation from the merger and acquisition committee, the Empire board authorized officers of Empire and its other representatives to engage in negotiations with Huntington concerning the terms of a business combination agreement.

         Between January 24, 2000, and February 4, 2000, representatives of Huntington and Empire conducted negotiations with respect to the terms of the merger and the form of the merger documents. Representatives of Huntington visited Empire's headquarters in Traverse City, Michigan, to conduct due diligence on January 29 and 30, 2000, and met with management representatives of Empire.

         On February 4, 2000, the merger and acquisition committee met with Empire's legal counsel and McConnell, Budd & Downes. At that meeting, Empire's legal counsel reviewed the terms of the proposed merger documents with the merger and acquisition committee. McConnell, Budd & Downes also reviewed the proposed exchange ratio. Following such presentations, the merger and acquisition committee determined to recommend to the Empire board that it approve the proposed merger documents and that it reject the proposals received from the other two organizations.

         On February 4, 2000, the Empire board held a special meeting to consider the proposed merger documents. At that meeting, the Empire board received recommendations from the merger and acquisition committee and from Empire's management that the Empire board approve the proposed merger documents. McConnell, Budd & Downes presented a financial review and analysis of Empire, the transaction proposed by Huntington, and the proposals made by the other two organizations. McConnell, Budd & Downes concluded its presentation by delivering its oral opinion to the Empire board, subsequently confirmed in writing on ________, 2000, and the date of this proxy statement/prospectus, that the exchange ratio was fair from a financial point of view to the shareholders of Empire. The Empire board also received a presentation from its legal counsel regarding the Empire board's fiduciary duties, the terms of the proposed merger documents, and various employment related and other relevant matters. After a lengthy discussion of the proposed transaction and the proposed merger documents and related matters, the Empire board unanimously approved the merger, adopted the merger documents, and authorized rejection of the proposals received from the other two other organizations.

         The merger documents were signed by Huntington and Empire after closing of the stock markets on February 4, 2000, and the proposed merger was publicly announced prior to the opening of the stock markets on February 7, 2000.


REASONS FOR THE MERGER

         Empire

         THE EMPIRE BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, EMPIRE AND EMPIRE'S SHAREHOLDERS. ACCORDINGLY, THE EMPIRE BOARD HAS UNANIMOUSLY APPROVED THE MERGER DOCUMENTS AND UNANIMOUSLY RECOMMENDS THAT THE EMPIRE SHAREHOLDERS VOTE FOR THE APPROVAL OF THE MERGER AND THE MERGER DOCUMENTS.

         The Empire board believes that consummation of the merger presents a unique opportunity to combine with a premier banking and financial services company with the capability to offer a full range of financial products and services through an extensive distribution network.

         In reaching its decision to approve the merger, the Empire board consulted with Empire's management, as well as with it's financial and legal advisors, and considered a variety of factors, including the following:

          - information concerning the business, earnings, operations, financial condition, prospects, capital levels, and asset quality of Empire and Huntington, both individually and as combined;

          - the current and prospective economic and competitive environments facing Empire and other financial institutions, characterized by intensifying competition from both banks and nonbank financial services organizations, the increasing necessity for strong fee-based income producing components within a bank holding company, and the growing costs associated with regulatory compliance in the banking industry;

          - the consolidating nature of the banking industry resulting in fewer potential acquirors;

          - the belief that the merger would result in shareholders of Empire receiving stock in a high quality company that should benefit shareholders through enhanced operating efficiencies;

          - the liquidity and quality of Huntington's common stock, its higher dividend payout, and the potential for future appreciation of the Huntington common stock;

          - the experience, competence, and integrity of Huntington and its management;

          - the scale, scope, technological strength, and diversity of operations, product lines, and delivery systems that could be achieved by combining with Huntington;

          - Empire's various alternatives for enhancing shareholder value, including acquiring other financial institutions and growth through the establishment of new branches and acquisitions of branches;

          - the relative scarcity of opportunities of potential acquisitions by Empire;

          - the impact that possible accounting changes regarding mergers could have on a potential acquisition of Empire in the future;

          - opportunities for increased efficiencies and significant cost savings from a combination with Huntington;

          - the financial superiority of the transaction proposed by Huntington in comparison to remaining independent and the proposals received from other institutions;

          - the social and economic effects of the merger on Empire, its employees, depositors, creditors, customers, and the communities in which Empire operates;

          - the opinion of McConnell, Budd & Downes that, as of February 4, 2000, the exchange ratio was fair from a financial point of view to Empire's shareholders;

          - the likelihood that the merger will be approved by the appropriate regulatory authorities; and

          - the recommendations of Empire's management and the merger and acquisition committee.

         The foregoing discussion of the information and factors considered by the Empire board is not intended to be exhaustive, but includes all material factors considered by the Empire board. In reaching its determination to approve and recommend the merger, the Empire board did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors. The Empire board is unanimous in its recommendation that the Empire shareholders vote for approval of the merger and the merger documents.

         Huntington

         Huntington considers the merger advantageous principally because the acquisition of Empire will enable Huntington to expand its banking and related activities in Michigan. Michigan is viewed as an attractive market for Huntington. In addition, Huntington considers Empire an attractive partner because of its strong financial performance and emphasis on high asset quality.


OPINION OF MCCONNELL, BUDD & DOWNES, INC.

         On February 4, 2000, McConnell, Budd & Downes, Empire's financial advisor, delivered its oral opinion to the board of directors of Empire that, as of that date, the exchange ratio was fair, from a financial point of view to Empire shareholders. The basis for this opinion has been updated for the purposes of this proxy statement/prospectus and the opinion remains unchanged.

         We have attached as Exhibit C to this proxy statement/prospectus the full text of the McConnell, Budd & Downes opinion, which describes the assumptions made, matters considered, and limits on the review undertaken. The following is a summary of the opinion and matters which McConnell, Budd & Downes considered. We incorporate the McConnell, Budd & Downes opinion by reference. We urge you to read the opinion in its entirety.

         Empire retained McConnell, Budd & Downes on November 12, 1999, to act as financial advisor and provide assistance to Empire on the potential sale of the company. Empire retained McConnell, Budd & Downes based on its qualifications and experience in the financial analysis of banking and thrift institutions generally, its knowledge of the Michigan banking markets, and its experience with merger and acquisition transactions involving banking institutions. As a part of its investment banking business, which is focused exclusively on financial services industry participants, McConnell, Budd & Downes is regularly engaged in the valuation of financial institutions and their securities in connection with its equity brokerage business generally and mergers and acquisitions in particular.

         Members of the Corporate Finance Advisory Group of McConnell, Budd & Downes have extensive experience in advising financial institution clients on mergers and acquisitions. As part of its business as a NASD broker-dealer, McConnell, Budd & Downes may, at times, purchase securities from or sell securities to Empire or Huntington. As a market maker in securities, McConnell, Budd & Downes may, at times, as part of its business have a long or short position in, and buy or sell debt or equity securities of, Empire or Huntington for its own account or for the accounts of its customers. In addition, as part of its business, the employees of McConnell, Budd & Downes may have direct or indirect investments in the debt or equity securities of either or both Empire or Huntington.

         With respect to the pending transaction involving Huntington, McConnell, Budd & Downes advised Empire during the evaluation and negotiation process leading up to the execution of the merger documents. In rendering its advice, McConnell, Budd & Downes provided Empire with a number of analyses as to a range of financially feasible exchange ratios that might be achieved in a hypothetical transaction. Huntington and Empire arrived at the exchange ratio through arms-length negotiations in which McConnell, Budd & Downes advised Empire and participated directly.

         The exchange ratio of 2.0355 shares of Huntington common stock in exchange for each share of Empire common stock, was negotiated based on consideration of a number of factors including:

          - an analysis of the historical and projected future contributions of recurring earnings by the parties;

          - an analysis of the possible future earnings per share results for the parties on both a combined and a stand-alone basis;

          - analysis of the historical trading range, trading pattern, and relative liquidity of the common shares of each of the parties;

          - consideration of the anticipated dilutive or accretive effects of the prospective transaction to the earnings per share of Huntington and by extension, through the exchange ratio, to earnings per share equivalent of Empire;

          - consideration of the probable impact on dividends per share to be received by Empire shareholders as a result of the contemplated transaction;

          - consideration of the relative earning contributions of the parties;

          - an analysis of the potential to realize reductions of recurring operating expenses by Empire and Huntington;

          - consideration of the capitalization, the tangible equity capitalization, and the market capitalization of each of the parties; and

          - contemplation of other factors, including various intangible factors.

         Based on adjusted fully converted shares and share equivalents outstanding for the two companies as of December 31, 1999, and the negotiated exchange ratio of 2.0355 to 1, current Empire shareholders would have owned approximately 2.7% of the pro forma shares outstanding of Huntington.

         The opinion of McConnell, Budd & Downes addresses only the exchange ratio. It does not constitute a recommendation to any shareholder as to how he or she should vote at the Empire special meeting. The opinion is necessarily based upon conditions as of the date of the opinion and upon information made available to McConnell, Budd & Downes through the date of this proxy statement/prospectus. Empire's board of directors did not impose any limitations on McConnell, Budd & Downes with respect to the investigations it made, the matters it considered, or the procedures it followed in rendering its opinions.

         Materials reviewed and analyses performed

         In connection with rendering and/or updating its opinion, McConnell, Budd & Downes reviewed the following documents and considered the following subjects:

          -    the merger documents;

          - the proxy statement/prospectus in substantially the form to be mailed to Empire shareholders;

          -    Empire's Annual Reports to Shareholders for 1996, 1997, 1998 and
               1999;

          -    Empire's Annual Reports on Form 10-K for 1996, 1997, 1998 and
               1999;

          - Empire's Quarterly Report on Form 10-Q and related unaudited financial information for the first quarter of 2000;

          - Empire's press release concerning unaudited results for the first quarter of 2000;

          -    Huntington's Annual Reports to Shareholders for 1997, 1998 and
               1999;

          - Huntington's Annual Reports on Form 10-K and related financial information for the three calendar years ended December 31, 1999;

          - Huntington's Quarterly Reports on Form 10-Q and related unaudited financial information for the first quarter of 2000;

          - Huntington's press release concerning unaudited results for the first quarter of 2000;

          - internal financial information and financial forecasts relating to the business, earnings, cash flows, assets, and prospects of the respective companies which Empire furnished to McConnell, Budd & Downes;

          - discussions with members of Empire's senior management and board of directors concerning Empire's past and current results of operations, its current financial condition, and management's opinion of its future prospects;

          - discussions with members of the senior management of Huntington concerning the past and current results of operations of Huntington, its current financial condition, and management's opinion of its future prospects;

          - the historical record of reported prices, trading volume, and dividend payments for both Empire and Huntington common stock;

          - based primarily on anecdotal information, the current state of and future prospects for the economy of Michigan generally and the relevant market areas for Empire and Huntington in particular;

          - the results of specific merger analysis models developed by McConnell, Budd & Downes to evaluate potential business combinations of financial institutions using both historical reported information and projected information for both Empire and Huntington;

          - the reported financial terms of selected recent business combinations of financial institutions for purposes of comparison to the pending transaction; and

          - such other studies and analyses which McConnell, Budd & Downes considered appropriate.

         The McConnell, Budd & Downes opinion takes into account its assessment of general economic, market, and financial conditions and its experience in other transactions involving participants in the financial services industry, as well as its experience in securities valuation and its knowledge of the banking industry generally. For purposes of reaching its opinion, McConnell, Budd &
Downes:

          - assumed and relied upon the accuracy and completeness of the information provided to it or made available by Empire and Huntington;

          - assumed that the financial forecasts made available to it were prepared on a reasonable basis and reflected the best currently available estimates and good faith judgments of the management of Empire, as to the future performance of Empire; and

          - relied upon assurances of the management of Empire and Huntington that they were not aware of any facts or of the omission of any facts that would make the information or financial forecasts provided to it incomplete or misleading.

In the course of rendering the opinion, McConnell, Budd & Downes did not complete any independent valuation or appraisal of any of the assets or liabilities of either Empire or Huntington and has not been provided with such valuations or appraisals from any other source.

         The preparation of a fairness opinion is a complicated process, involving a determination as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. In arriving at its fairness opinion, McConnell, Budd & Downes did not attribute any particular weight to any one specific analysis or factor considered by it and made qualitative as well as quantitative judgments as to the significance of each analysis and factor. Therefore, McConnell, Budd & Downes believes that its analyses must be considered as a whole and feels that attributing undue weight to any single analysis or factor considered could create a misleading or incomplete view of the process leading to the formation of its opinion.

         In its analyses, McConnell, Budd & Downes made certain assumptions with respect to banking industry performance, general business and economic conditions, and other factors, many of which are beyond the control of management of either Empire or Huntington. Estimates referred to in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may vary significantly from those discussed in this summary. In addition, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses might actually be sold. Accordingly, such analyses and estimates are inherently subject to uncertainty. McConnell, Budd & Downes does not assume responsibility for the accuracy of such analyses or estimates.

         Projected transaction value. Based upon the exchange ratio of 2.0355 for each share of Empire common stock exchanged and the last trade value of Huntington common stock reported by NASDAQ Stock Market on February 4, 2000, which was $21.25, the theoretical market value of the anticipated transaction was approximately $138.6 million as of that date. On a per share basis this is equivalent to approximately $43.25 per share ($21.25 multiplied by 2.0355). The transaction was announced after the close of trading on February 4, 2000. Given that the exchange ratio in this case is fixed, the market value of the exchange will fluctuate as the market value of Huntington common stock fluctuates. Based on the last trade value for Huntington common stock reported by NASDAQ as of ____________, 2000, which was ______________, the theoretical market value of the anticipated transaction was approximately $_________ million as of such date, based on an updated estimate of approximately _________ million shares of Huntington common stock to be issued to Empire shareholders. This value will continue to fluctuate as the value of a share of Huntington common stock fluctuates in the market.

         Multiple of historical and projected earnings for Empire common stock. The theoretical value of $43.25 per share as of February 4, 2000 noted above, represents a multiple of 18.9 times reported earnings per share for 1999, which was $2.29. It represents a multiple of 17.3 times management's internal estimate of stand alone earnings per share for 2000, which is $2.50. Based on the closing market value for Huntington common stock as of ________, 2000, which was $________, and a revised transaction value per share of $_______, the multiples of earnings were ________ and _______ times for 1999 reported earnings per share and management's internal estimate for 2000 stand-alone earnings per share, respectively.

         Multiple of stated book value of Empire common stock. The theoretical value of $43.25 per share represents a multiple of 2.98 times Empire's $14.52 fully diluted book value per share as of December 31, 1999. The updated value per share of _____ represents _____ times Empire's unaudited fully diluted book value per share as of _____, 2000.

         Multiple of tangible book value of Empire common stock. The theoretical value of $43.25 per share represents a multiple of 3.00 times Empire's $14.43 fully diluted tangible book value per share as of December 31, 1999. The updated value per share of _____ represents _____ times Empire's unaudited fully diluted tangible book value per share as of _____, 2000.

         Percentage of market value of Empire common stock. The theoretical values of $43.25 per share and $____ per share represent 139.52% (a 39.52% premium) and ____% (a ____% premium) of the last reported bid prices for Empire common stock, which was $31.00 on February 4, 2000 and $_____ on _________, 2000.

         Specific acquisition analysis. McConnell, Budd & Downes employs a proprietary analytical model to examine hypothetical transactions involving banking companies. The model uses forecast earnings data, selected current period balance sheet and income statement data, current market and trading information, and a number of assumptions as to interest rates for borrowed funds, the opportunity costs of funds, discount rates, dividend streams, effective tax rates, transaction structures (the alternative or combined uses of common equity, cash, debt, or other securities, to fund a transaction) and the projected impact (if any) of any required deposit divestitures that might be necessary to complete in conjunction with obtaining regulatory approval of a given transaction. The model distinguishes between purchase and pooling accounting treatments and analyses the economic feasibility of a given hypothetical transaction at a given price level or specified exchange rate while employing a specified transaction structure. The model also permits evaluation of various levels of potential non-interest expense savings that might be achieved along with various potential implementation timetables for such savings, as well as the possibility of revenue enhancement opportunities that may arise in a given hypothetical transaction.

         Based on the exchange ratio of 2.0355 to 1, the transaction would result in an increase of cash dividend payments to Empire from $1.20 to $1.63 based on annualized quarterly cash dividends paid by Huntington and Empire in the fourth quarter of 1999. Pro forma fully diluted book value for Empire shareholders would increase by 41.5% to $20.54 at December 31, 1999, and fully diluted tangible book value would decrease by 3.3% to $13.96 at the same date.

         Earnings pass-through analysis. Earnings pass-through analysis is based on a comparison of anticipated pro forma values to stand-alone values as of a given point in time. Based on an Empire management internal forecast of $2.50 in stand-alone earnings per share for 2000, McConnell, Budd & Downes' calculations suggest that with zero cost savings or revenue enhancements and factoring out non-recurring and transaction expenses, the earnings associated with 2.0355 shares of Huntington common stock would represent a 54.0% increase over the earnings associated with one share of Empire or approximately $3.85 per share. "Cash Earnings" per share (adjusted for the amortization of intangible assets) at the exchange ratio would increase from $2.51 to $4.09 on a pro forma basis for 2000. The primary conclusion of this analysis is that an Empire shareholder who exchanges his or her shares for Huntington common shares at the exchange ratio of 2.0355 to 1 will then hold a security that, McConnell, Budd & Downes believes, will generate more earnings per share per future period than the single share of Empire common stock.

         Discounted cash flow analysis. McConnell, Budd & Downes reviewed a discounted cash flow model that it prepared based on projections provided by Empire's management. This analysis compares various future cash flow scenarios, calculating the present value of those cash flows for comparative purposes. The model employed a projection of estimated earnings and cash dividends for Empire on an independent stand-alone basis for calendar year 2000. McConnell, Budd & Downes assumed three growth rates in earnings per share and cash dividends in 2001 through 2004, of 10%, 12% and 14%. Similar exercises were completed for the hypothetical combination of Empire and Huntington for the same periods employing, in the case of Huntington, projections for Huntington starting with the median consensus estimated earnings per share for 2000 of $1.94 and grew that by 10% annually through 2004, and a 10% growth rate scenario for Empire. As part of each exercise, a 10% annual growth in hypothetical cash dividends was used to project dividend streams, which would be available to shareholders. McConnell, Budd & Downes employed a range of possible future market price/earnings ratios ranging from a minimum of 13 times earnings to a maximum of 21 times earnings in order to project possible future values for a share of Empire common stock on both an independent basis and on a pro form basis at the exchange ratio.

         Given the model's time horizon and a discount rate range of 10% to 14%, these assumptions resulted in the range of present discounted values for a share of Empire common stock on an independent basis of $30.23 to $64.28 and considered the present discounted value of the projected stream of cash dividends, which might be received by a shareholder during the period contained in the model. The same exercise completed for a share of Empire, assuming the acquisition by Huntington, generated a range of present discounted values (also using a 10% to 14% range of discount rates) of $44.89 to $84.59. In the event that there is no difference between the discounted cash flow analyses represented by two alternatives one could be said to be financially indifferent between alternatives. In each scenerio, the full range of present discounted values for the hypothetical combinations of Empire and Huntington exceeded the full range of present discounted values for Empire on a stand-alone basis.

         The point of such a discounted cash flow exercise is not to make a precise estimate of where Empire on a stand-alone basis will be trading at a precise point in the future. It is equally not an effort to predict, on a precise basis, where Huntington, assuming the acquisition of Empire, will be trading at an exact point in the future. Precise predictions are well beyond the capability of McConnell, Budd & Downes, Empire, or Huntington due to the large number of variables involved, many of which are beyond the control of management. Rather, the point of the exercise is to employ reasonable earnings estimates to analyze whether one given course of action is likely to be better over time than another.

         The discount factors employed include the concept of (1) the time value of money and risk factors that reflect the uncertainty of the forecasted cash flows; and (2) terminal price/earnings multiples. Use of higher discount rates would result in lower discounted present values. Conversely, use of lower discount rates would result in higher discounted present values. McConnell, Budd & Downes advised Empire's board of directors that although discounted cash flow analysis is a frequently used valuation methodology, it relies on numerous assumptions, including discount rates, terminal values, future earnings performance, asset growth rates, and dividend payout ratios. The accuracy of these assumptions for time periods over one year is very difficult and contains the possibility of inaccuracy despite McConnell, Budd & Downes' attempts to be both accurate and conservative in its analysis. Consequently, any or all of these assumptions may vary from actual future performance. Any variances made in the selection of assumptions for such an exercise can impact one another and can lead to conclusions that may not reflect actual results.

         Analysis of other comparable transactions. McConnell, Budd & Downes is reluctant to place emphasis on the analysis of comparable transactions as a valuation methodology due to what it considers to be inherent limitations of the application of the results to specific cases. It has observed that such analysis as routinely employed by some industry observers and financial advisors fails to adequately take into consideration such factors as:

          - material differences in the underlying capitalization of the comparable institutions which are being acquired;
          - differences in the historic earnings (or loss) patterns of the compared institutions which can depict a very different trend than might be implied by examining only recent financial results;
          - non-recurring profits or losses which can distort earnings multiples;
          - material differences in the form or forms of consideration used in the transaction;
          - differences between the anticipated method of accounting for the transaction;
          - other less accessible factors, such as the relative population, business, and economic demographics of the acquired entities' markets as compared to the markets in which the comparable institutions are doing business.

         With these reservations in mind, we nonetheless examined statistics associated with thirty-five transactions involving financial institutions located in the Midwest between January 1, 1997, and December 31, 1999. The median price/stated book value, price/stated tangible book value, and price to trailing 12 months earnings were 263.81%, 284.28%, and 21.48x respectively. The comparable price/stated book value, price/stated tangible book value, and price/trailing 12 months earnings for Empire based on Huntington's closing stock price on February 4, 2000, were 298%, 300% and 18.9x respectively.

         Compensation of McConnell, Budd & Downes

         Empire has agreed to pay McConnell, Budd & Downes an aggregate fee equivalent to 0.90% of the market value of the consideration to be received by Empire's shareholders. This aggregate fee is payable in four installments. Empire paid $25,000 to McConnell, Budd & Downes at the time the engagement letter was signed, $350,000 at the time the merger documents were signed, and $350,000 when its opinion included as an exhibit to this proxy statement/ prospectus was issued. The last installment will be paid on the date when the merger is completed.

         The trading value of Huntington common stock impacts the fee payable to McConnell, Budd & Downes. The fee represents compensation for services rendered in connection with analyzing the hypothetical transaction, supporting the negotiations, participating in the drafting of the merger documents, and rendering and updating the opinion. In addition, Empire will reimburse McConnell, Budd & Downes for its reasonable out-of-pocket expenses incurred in connection with the engagement. Empire also has agreed to indemnify McConnell, Budd & Downes and its directors, officers, and employees against losses, claims, damages, and liabilities relating to or arising out of the engagement, including liabilities under the federal securities laws.


EFFECTIVE TIME OF THE MERGER

         The merger will be effective at 11:59 p.m., local Ohio time, on the day articles of merger are filed with the state of Maryland and a certificate of merger is filed with the state of Michigan, unless a later date is specified in these documents when they are filed. Before the merger can become effective, various conditions must be satisfied. For example, the Empire shareholders must first approve the merger and merger documents, the appropriate regulatory authorities must also approve the merger, and all required waiting periods must expire.

         Unless we agree to a different date, the merger will be effective on the fifth business day after the last of the conditions have been satisfied or waived. We anticipate that, if these conditions are satisfied, the merger will be effective in June 2000.


TERMS OF THE MERGER

         The merger documents provide that, if all the conditions to the merger are satisfied or waived, Empire will merge into Huntington. At the effective time of the merger, Huntington will be the surviving entity and Empire's separate corporate existence will cease. Huntington's charter and bylaws as in effect immediately prior to the effective time of the merger will govern the surviving entity.

         In the merger, Huntington will exchange each share of Empire common stock outstanding immediately before the merger for 2.0355 shares of Huntington common stock. Huntington will pay cash in substitution for any fractional share of Huntington common stock. Huntington will not pay interest on any cash payments received by any Empire shareholder.

         The number of shares of Huntington common stock you will receive in the merger will be subject to certain adjustments. If Empire issues additional shares of stock prior to the merger (other than in cases that were disclosed to Huntington prior to the time we executed the merger documents), the exchange ratio will be decreased by the amount necessary so that the number of shares issued by Huntington in the merger will not exceed 6,533,047 shares. This total number of shares takes into account the issuance of Empire stock upon exercise of an outstanding stock option and under the terms of a director compensation plan. We do not expect that Empire will issue shares such that the above adjustment will be triggered. On the other hand, if Huntington declares a stock dividend or stock split and the record date is prior to the merger, the exchange ratio will be increased so that the Empire stockholders will not be diluted by the stock split or stock dividend.

         When the merger becomes effective, Huntington will convert the remaining outstanding Empire stock option into an option to purchase the same number of shares of Huntington common stock as the holder would have been entitled to receive in the merger if the holder had exercised the option in full prior to the effective time of the merger. An adjustment will also be made to the per share exercise price for such option so that the holder will be paying the same amount of money in the aggregate for the Huntington shares as the holder would have paid for the Empire shares if the holder had exercised the option prior to the merger.


EXCHANGE OF CERTIFICATES

         When the merger is completed, Empire common stock will automatically convert into the right to receive shares of Huntington common stock. Therefore, you will need to exchange your old Empire stock certificates for new Huntington stock certificates.

         Huntington's transfer agent, Harris Trust and Savings Bank, will deliver to you a letter of transmittal and instructions to facilitate the exchange of certificates. If you surrender your stock certificates to Harris Trust, together with a signed letter of transmittal, you will be entitled to receive, in exchange, a certificate representing the whole shares of Huntington common stock. In addition, you will receive a check representing cash in lieu of any fractional share.

         If your certificate representing shares of Empire common stock has been lost, stolen, or destroyed, you must submit to Harris Trust an affidavit in a form that Huntington and Harris Trust have approved. Upon receipt of a properly executed affidavit, Harris Trust will cancel the lost, stolen, or destroyed certificate on its records. As a condition to issuing a new stock certificate, however, we may require you to provide us with a bond in the amount specified by Huntington's policies.

         You will not receive any dividend or other distribution declared on Huntington common stock after completion of the merger until after you have surrendered your Empire stock certificate for exchange. Promptly upon surrender of your Empire certificate, you will be paid the amount of dividends or other distributions, if any, which had become payable with respect to your full shares of Huntington common stock, but which had not yet been paid on such stock. You will not be paid any interest with respect to the such dividends or other distributions. All dividends or other distributions unclaimed at the end of three years from the effective date of the merger will be repaid to Huntington. After that time, you will be in the same position as a general creditor of Huntington for payment of such dividends and distributions, subject to applicable escheat, unclaimed funds, and other laws.

         The stock transfer books of Empire will close as of the close of business on the second business day prior to the effective date of the merger. After that date, there will be no further stock transfers registered on the records of Empire.

         Huntington is empowered to adopt additional reasonable rules and regulations with respect to the matters described above. These additional rules and regulations cannot be inconsistent with the provisions of the merger documents.


TERMS OF THE WARRANT

         Empire has granted a warrant to Huntington which gives Huntington the right, under certain specified circumstances, to purchase up to 630,080 shares of Empire common stock for a purchase price of $29.00 per share. This number of shares represents 19.9% of the outstanding shares of Empire common stock as of the date the merger documents were signed. We will make an adjustment to the number of shares which are subject to the warrant and the purchase price of those shares if the total number of shares of Empire common stock is increased or decreased from 3,166,234, so that the number of shares issuable on exercise of the warrant always will be 19.9% of the total number of outstanding shares of Empire common stock.

         Huntington may not exercise the warrant unless it has obtained all required regulatory approvals, if any, under applicable laws and regulations. Further, Huntington generally may not exercise the warrant without the written consent of Empire unless any of the following triggering events has occurred:

          - Empire materially, willfully, and intentionally breaches the merger documents:

               >> after Empire has received a proposal to engage in an acquisition transaction with a party other than Huntington,
               >> after the announcement by a party other than Huntington of an intention to engage in an acquisition transaction with Empire, or
               >> in anticipation and for the purpose of engaging in an acquisition transaction with a party other than Huntington; or

          - a proposal to engage in an acquisition transaction with a party other than Huntington is approved by Empire's shareholders at any time prior to January 31, 2001, and the merger with Huntington is not closed prior to January 31, 2001; or

          - a tender offer for 20% or more of Empire's capital stock is commenced by a party other than Huntington, such tender offer results in the third party acquiring beneficial ownership of more than 20% of Empire's capital stock, and the merger with Huntington is not closed prior to January 31, 2001; or

          - a proposal to engage in an acquisition transaction with a party other than Huntington is announced or received by Empire or a tender offer for 20% or more of Empire's capital stock is announced or made directly to the shareholders of Empire prior to the holding of the Empire special meeting, the merger with Huntington is not closed prior to January 31, 2001, and, prior to that time, Empire's board of directors:

               >>   fails to recommend to the Empire shareholders that they vote their shares of Empire common stock in favor of the approval of the merger with Huntington,
               >>   withdraws such recommendation previously made,
               >>   fails to solicit the proxies of Empire shareholders to
                    approve the merger with Huntington, or
               >>   fails to hold the Empire special meeting for the purpose of approving the merger with Huntington.

         Whether or not one of these triggering events occurs, Huntington cannot exercise the warrant if the failure to close the merger is solely the result of the following:

          - the applicable regulatory authority does not approve the merger, so long as this failure to approve was not the result of a third party's competing acquisition proposal or a breach by Empire of any of its obligations under the merger documents; or

          - the merger documents are terminated in accordance with their terms, unless the termination is preceded by any of the triggering events described above or is preceded by the submission of a third party's competing acquisition proposal.

         At the request of Huntington or any subsequent holder of the warrant at any time within six months after a triggering event, Empire must repurchase the warrant and/or all shares of Empire common stock issued on exercise of the warrant. The repurchase price will be based on the highest price paid for shares of Empire common stock in connection with the triggering event.

         The terms of the warrant are governed by and are more fully described in the warrant itself and a warrant purchase agreement. These documents are exhibits to the supplemental agreement which is attached to this proxy statement/prospectus as Exhibit B.

THE SUBSIDIARY MERGER

         We anticipate that Empire Bank will be merged into Huntington Bank immediately after the closing of the merger. The closing of this subsidiary merger is not a condition to the closing of the merger of the holding companies; however, in order to meet the conditions of the regulatory waiver for the holding company merger, the closings must occur on the same day.


ADDITIONAL AGREEMENTS OF THE PARTIES

         The merger documents provide, among other things, that we must:

          - use reasonable efforts to take all actions and to do all things necessary to complete the merger, subject to the terms and conditions of the merger documents;

          - keep each other advised of all material developments relevant to our respective businesses and the completion of the merger;

          - file all reports required to be filed with the applicable regulatory authorities; ensure that the financial statements contained in all such reports are prepared in accordance with the applicable laws; and ensure that all such reports filed with the SEC comply with all applicable securities laws and do not contain an untrue or misleading statement or omit information which is material;

          - maintain the confidentiality of all confidential information and ensure that our advisors maintain this confidentiality; not use such information other than in furtherance of the merger; and promptly return or certify the destruction of all documents and work papers containing confidential information received from the other party if the merger documents are terminated prior to the effective time of the merger;

          - consult with each other as to the form and substance of any press release or other public disclosure materially related to the merger; and

          - use reasonable efforts to cause the merger to qualify as a reorganization within the meaning of the applicable tax law.


         Empire has agreed to operate its business in the normal course and take no action which would adversely affect our ability to obtain any consent from any regulatory agency or other person required for the merger without any burdensome condition or restriction. In addition, the merger documents provide that, Empire cannot do or commit to:

          - amend its articles of incorporation, by-laws, or other governing instruments;

          - engage in any acquisition or take any other action that adversely affects its ability to complete the merger;

          - incur any additional debt obligation except in the ordinary course of business consistent with past practices or impose or permit to exist on any asset any lien or other encumbrance;

          - repurchase or otherwise acquire or exchange (other than in the ordinary course under employee benefit plans) any shares, or securities convertible into any shares, of Empire's common stock, or, except as discussed below, declare or pay any dividend, or make any other distribution in respect of Empire's common stock;

          - issue, sell, or pledge any additional shares of Empire common stock or any other capital stock or stock rights;

          - split, combine, or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of shares of Empire common stock;

          - sell, lease, mortgage, or otherwise dispose of any asset other than in the ordinary course of business for reasonable and adequate consideration;

          - purchase any securities or make any material investments, except as provided for in the merger documents;

          - grant any increase in compensation or benefits to its employees (except as in accordance with past practices) or officers; pay any severance or termination pay or any bonus other than as required by written policies or contracts in effect on the date of the merger documents; enter into or amend any severance agreements with officers; grant any increase in compensation or benefits to directors; voluntarily accelerate the vesting of any employee benefits; or grant any stock appreciation rights, cash awards, or any rights to acquire any Empire securities under any Empire stock option plan;

          - enter into or amend any employment contract, other than as required by law, unless Empire has the unconditional right to terminate it without liability at any time;

          - adopt any new employee benefit plan, or terminate or make any material change to an existing employee benefit plan, other than as required by law or deemed advisable by counsel to maintain the tax qualified status of such plan, or make any distributions from such employee benefit plans except as required by law, the terms of such plan, or consistent with past practice;

          - make any significant change in any tax or accounting method or system of internal accounting controls, except as may be appropriate to conform with changes in the tax laws, regulatory accounting requirements, or generally accepted accounting principles;

          - commence any litigation other than in accordance with past practice or settle material litigation; and

          - enter into, amend, or terminate any material contract or waive, compromise, or assign any material rights or claims, except in the ordinary course of business.

         There are certain permissible exceptions to the above limitations. Generally, Empire is permitted to do any of the above if it disclosed the circumstances to Huntington prior to date of the merger documents or if it obtains Huntington's prior written consent (which will not be unreasonably withheld) after the date of the merger documents. In addition, Empire may, but is not obligated to, declare and pay its customary quarterly cash dividend on shares of Empire common stock not in excess of $0.35 per share and otherwise in accordance with past practices. We will, however, coordinate with each other to ensure that the holders of Empire common stock will receive at least one dividend from either Empire or Huntington, but not more than one, for each calendar quarter through the closing of the merger.

         In addition, Empire cannot, directly or indirectly, solicit or encourage, or, except to the extent necessary to comply with the fiduciary duties of its board of directors as advised by counsel, entertain any proposal to engage in any third party acquisition transaction that competes with the merger with Huntington. Empire also agreed to terminate any discussions previously initiated, directly or indirectly, with other parties regarding an acquisition transaction that competes with the merger with Huntington. Except to the extent necessary to comply with the fiduciary duties of Empire's board of directors as advised by counsel, Empire cannot:

          - fail to recommend that Empire shareholders vote in favor of the merger or withdraw such a recommendation previously made;

          -    fail to solicit proxies of the shareholders of Empire;

          -    fail to hold the Empire special meeting; or

          - furnish any non-public information that it is not legally obligated to furnish in connection with, or negotiate or enter into any agreement with respect to, any third party acquisition transaction that competes with the merger with Huntington.

Empire is required to notify Huntington orally and in writing in the event that it receives any inquiry or proposal relating to any third party acquisition transaction that competes with the merger with Huntington.

         The merger documents provide that Huntington will not:

          - take any action which would adversely affect Huntington's ability to obtain any consent from any regulatory agency or other person required for the merger without any burdensome condition or restriction; or

          - without the prior written consent of Empire (which consent cannot be unreasonably withheld), amend its articles of incorporation, bylaws, or the Huntington Shareholder Rights Plan in any manner adverse to the Empire shareholders as compared to the rights of the Huntington shareholders as of the date of the merger documents.


CONDITIONS TO COMPLETION OF THE MERGER

         The merger will occur only if the merger documents are approved by the holders of a majority of the outstanding shares of Empire common stock at the special meeting. In addition, completion of the merger is subject to certain other conditions:

          - We must obtain all required approvals from the applicable regulatory authorities and any applicable waiting periods must expire. These regulatory approvals cannot be conditioned or restricted in a manner which would materially impact the economic or business assumptions of the merger.

          - We must obtain all required third-party consents, if any, to prevent any material default under any contract, permit, or other document which, if not received, is reasonably likely to have a material adverse effect on one of us. These consents cannot be conditioned or restricted in a manner which would materially impact the economic or business assumptions of the merger.

          - No law, regulation, reporting or licensing requirement, or any action by any court or regulatory authority may prohibit, restrict, or make illegal the completion of the merger.

          - The shares of Huntington common stock to be issued in the merger must be approved for quotation on the Nasdaq National Market.

          - We must receive an opinion of counsel for Huntington regarding certain tax aspects of the merger.

         The obligations of Huntington to complete the merger are further conditioned upon certain conditions, including:

          - The representations and warranties of Empire in the merger documents must continue to be true and correct in all material respects.

          - Empire must carry out its agreements in all material respects that are required to be performed prior to the effective time of the merger.

          - The shareholders' equity of Empire as of the end of the last fiscal quarter preceding the merger must be not less than $45,886,000;

          - Empire must deliver to Huntington commitments for owners' title insurance policies and related documents insuring Empire's ownership interests in all real estate owned by Empire.

          - Empire must deliver to Huntington surveys and environmental assessments for parcels of real property owned by Empire.

         The obligations of Empire to complete the merger are further conditioned upon certain conditions, including:

          - The representations and warranties of Huntington in the merger documents must continue to be true and correct in all material respects.

          - Huntington must carry out its agreements in all material respects that are required to be performed prior to the effective time of the merger.

          - The fairness opinion of Empire's financial advisor, McConnell, Budd & Downes, must not have been withdrawn prior to the date of the special meeting.

         Either of us may waive compliance by the other party with any of the conditions and agreements contained in the merger documents, except any condition which, if not satisfied, would result in the violation of any law.


AMENDMENT

         We can amend the merger documents before or after approval by the Empire shareholders, except that, after any such shareholder approval, we must obtain the further approval of the Empire shareholders if required by Michigan law.


TERMINATION AND TERMINATION FEE

         The merger documents may be terminated and the merger abandoned at any time prior to the effective time of the merger:

          -    by our mutual consent;

          - by either of us in the event of a material inaccuracy of any representation of the other party or the material breach of any agreement by the other party which cannot be cured within 30 days after written notice was given to the breaching party;

          - by either of us in the event any required consent of any regulatory authority is denied or the shareholders of Empire fail to vote their approval of the merger;

          - by either of us in the event the merger is not completed by January 31, 2001;

          - by either of us in the event that any of the conditions precedent to the obligations of the terminating party cannot be fulfilled or satisfied by January 31, 2001; and

          - by Huntington, in the event that the directors of Empire fail to reaffirm their approval of the merger or affirm, recommend, or authorize any third party acquisition transaction that competes with the merger with Huntington.

         Except when the termination is by mutual consent or involves a competing acquisition transaction, in order to cause the termination of the merger documents, the terminating party must not then be in material breach of any representation, warranty, or other agreement in the merger documents.

         In the event either of us terminates the merger documents, the merger documents will become void and our respective representations, obligations, and agreements will not survive such termination, except for certain provisions involving treatment of confidential information and the payment of expenses and the termination fee, if applicable.

         The merger documents provide that Empire will pay to Huntington a termination fee in the amount of $4,500,000 plus the direct costs and expenses incurred by or on behalf of Huntington in connection with the transactions contemplated under the merger documents if there is:

          - any material, willful, and intentional breach of the merger documents by Empire occurring after the announcement of, or receipt by Empire of, a proposal involving a third party acquisition transaction that competes with the merger with Huntington;

          - a proposal involving a third party acquisition transaction that competes with the merger with Huntington is submitted to the Empire shareholders and, prior to December 31, 2001, such transaction is approved by the Empire shareholders;

          - a tender offer is commenced by a third party and results in that third party acquiring beneficial ownership of more than 20% of the outstanding Empire common stock, and the merger with Huntington is not completed prior to December 31, 2001; or

          - a proposal involving a third party acquisition transaction that competes with the merger with Huntington is received by Empire or is made directly to the shareholders of Empire, or the intention of making such a proposal or tender offer is announced at any time prior to the Empire special meeting; the directors of Empire either fail to recommend or withdraw their recommendation to the Empire shareholders to approve the merger, fail to hold the special meeting, or fail to solicit proxies for the approval of the merger with Huntington; and the merger is not completed by December 31, 2001.


NO DISSENTING SHAREHOLDERS' RIGHTS

         Under Michigan law, the holders of Empire common stock are not entitled to dissenting shareholders' rights in connection with the merger.


INTERESTS OF MANAGEMENT

         The directors and executive officers of Empire who are also shareholders of Empire will have their shares converted into shares of Huntington common stock on the same basis as the Empire shares held by you and the other shareholders of Empire. In addition, certain executive officers have had employment agreements since 1988 and participate in benefit plans that provide them with interests in the merger that are different from, or in addition, to your rights.

         Each of James E. Dutmers, Jr., William T. Fitzgerald, Jr., Robert L. Israel, Marilyn J. McCool, James M. Merenda, Bruce W. Reavely, and Daniel G. Stoudt, is a party to an employment agreement with Empire which provides for the continuation or acceleration of salary payments and benefits in the event of the officer's termination of employment following a change in control of Empire. In addition, the supplemental nonqualified retirement plans of Empire have acceleration clauses in the event of a change in control of Empire. The merger of Empire into Huntington will be a "change in control" for purposes of these agreements and plans.

         In order to retain the services of these executive officers during at least the initial transition period after the merger, Huntington has agreed to pay a lump sum amount to each such officer in satisfaction of any payment or benefit payable under any of these executive agreements and plans. The lump sum amount represents the present value of the sum of all salary and benefits payable over time which the applicable executive officer would have been entitled to if that officer had terminated his or her employment immediately after the merger. Except in the case of Ms. McCool, the total lump sum payment will be reduced to the extent necessary so that neither Huntington nor Empire is required to pay an "excess parachute payment" under federal tax laws. With respect to Ms. McCool's payment, neither Empire nor Huntington will be able to deduct the "parachute" portion of the lump sum payment to Ms. McCool which is in excess of her average taxable compensation over the prior five years.

         The following table shows for each executive officer (a) the portion of the lump sum amount that represents the present value of salary and benefits other than supplemental nonqualifed retirement benefits payable under the officer's employment agreement; (b) the portion of the lump sum amount that represents the supplemental nonqualifed retirement benefits both earned by the officer over the officer's career with Empire and payable under the officer's employment agreement; (c) the gross lump sum payment prior to any reduction (the sum of columns (a) and (b)); (d) the estimated amount that will be subtracted from the gross lump sum payment in order to keep the total lump sum payment from being an "excess parachute payment" under federal law; and (e) the total lump sum payment to the officer after the reduction indicated in column (d).

                                                       (B)
                                     (A)          SUPPLEMENTAL
                                 SALARY AND      NON-QUALIFIED          (C)              (D)               (E)
                                   BENEFIT         RETIREMENT     GROSS LUMP SUM      ESTIMATED      TOTAL LUMP SUM
      EXECUTIVE OFFICER         CONTINUATION        BENEFIT           PAYMENT        REDUCTION(2)        PAYMENT
      -----------------         ------------     --------------   --------------     ------------    --------------
James E. Dutmers, Jr.           $1,368,738        $1,639,388       $3,008,126          $309,700       $2,698,426
William T. Fitzgerald, Jr.         717,124           667,869        1,384,993                 0        1,384,993
Robert L. Israel                 1,215,510         1,219,927        2,435,437                 0        2,435,437
Marilyn J. McCool(1)(2)            582,154           611,642        1,193,796                 0        1,193,796
James M. Merenda                   719,983           630,613        1,350,596                 0        1,350,596
Bruce W. Reavely                   722,487           629,328        1,351,815                 0        1,351,815
Daniel G. Stoudt                   716,497           739,966        1,456,463            25,919        1,430,544

(1) Ms. McCool will be personally subject to a federal excise tax estimated to be in the amount of $217,000.
(2) The estimated payment to Ms. McCool that will not be deductible by Huntington or Empire, the amount of reductions in the lump sum payment shown in the above table, and the amount of excise taxes payable by Ms. McCool depend on several factors which can not be determined with certainty at this time. For example, the interest rate required by federal law to determine the present value of payments under the employment contracts may change prior to the completion of the merger. These factors will not be known until at or about the time the merger of Empire into Huntington is completed.

         Upon receipt of these lump sum payments, the executive officers have agreed to waive all rights under the employment agreements and supplemental non-qualified retirement benefit plans. In addition, each of these executive officers has agreed to remain in the employ of Huntington after the merger through December 31, 2000, and Huntington has agreed to retain these officers at their current salary levels and with customary benefits under Huntington's employee benefit plans during this transition period. On January 1, 2001, these officers become at will employees of Huntington under mutually agreeable terms. These officers are not entitled to benefits under Huntington's transition pay plan.

         Upon effectiveness of the merger, Huntington has agreed to provide generally to the officers and employees of Empire who become officers or employees of Huntington or its affiliates employee benefits under Huntington benefit plans currently provided generally by Huntington and its affiliates to their similarly situated officers and employees. For purposes of participation and vesting under such Huntington employee benefit plans, the service of Empire employees prior to the effective time of the merger will be treated as service with Huntington or one of its affiliates participating in such plan.

         One of Empire's officers holds an option to purchase, in the aggregate, 23,820 shares of Empire common stock. At the effective time of the merger, Huntington will convert this stock option, to the extent it remains outstanding, into an option to purchase the same number of shares of Huntington common stock as the holder would have been entitled to receive in the merger if the holder had exercised the option in full prior to the effective time of the merger. An adjustment will also be made to the per share exercise price for such option so that the holder will be paying the same amount of money in the aggregate for the Huntington shares as the holder would have paid for the Empire shares if the holder had exercised the option prior to the merger.

         For a period of six years after the effective time of the merger, Huntington has agreed, to the extent permitted by law, to indemnify each of Empire's directors, officers, employees, and agents against certain liabilities arising out of such person's service as a director, officer, employee, or agent of Empire. This indemnification applies to matters occurring at or prior to the effective time of the merger and will be provided to the full extent that Empire would have been permitted under federal or Michigan law, or by its articles of incorporation or bylaws.

         Huntington has agreed that all Empire employees in the Empire bonus plan on the effective date of the merger will be paid bonuses out of the pool established for that plan if they are still employed by Huntington or an affiliate of Huntington on December 31, 2000, or were terminated prior to that time without cause or due to job elimination. The amount of the entire pool will be $1,153,000 multiplied by the percentage of the year that has elapsed prior to the closing of the merger.

         Immediately prior to the effective time of the merger, Empire will pay out or distribute to each participant in the Empire director compensation plans:

          - all cash accrued to each participant under the plans (estimated to be $828,374 in the aggregate at June 30, 2000); and
          - all shares of Empire common stock allocated for issuance to each participant under the plans (which cannot exceed 19,500 shares in the aggregate).

Empire shall terminate such plans effective as of the effective time of the merger. The shares of Empire common stock distributed to participants of the director compensation plans will be converted to shares of Huntington common stock at the effective time of the merger on the same basis as shares held by other Empire shareholders.


FEDERAL INCOME TAX CONSEQUENCES

         We have summarized below certain material United States federal income tax consequences of the merger. This summary is based on the Internal Revenue Code of 1986, as amended, and is for general information only. This summary is not a complete description of all the possible tax consequences of the merger and the tax treatment of a particular shareholder will depend upon such shareholder's particular situation.

         Special tax considerations may be applicable to particular classes of taxpayers, such as foreign citizens, broker-dealers, certain retirement plans, tax-exempt entities, financial institutions, insurance companies, or persons who do not hold their Empire common stock as a capital asset. Special tax considerations may also be applicable to any shareholder who holds Empire common stock as part of a hedge, appreciated financial position, straddle, or conversion transaction, or who acquired common stock through the exercise of an employee stock option or otherwise as compensation. These special tax considerations are not discussed in this summary. You should consult with your own tax advisor as to particular tax consequences of the merger to you, including the applicability and effect of state, local, and foreign tax laws and possible changes in the tax law.

         Completion of the merger is dependent upon our receipt of an opinion of Porter, Wright, Morris & Arthur LLP, counsel to Huntington, regarding the tax consequences of the merger. Porter, Wright will opine that, for federal income tax purposes, the merger will constitute a reorganization within the meaning of the applicable provisions of the tax code and will result in the tax consequences described below. Porter, Wright's opinion will rely upon certain qualifications and assumptions as well as our representations and the representations of our officers, directors, and shareholders. Porter, Wright will not independently investigate or verify these assumptions and representations. The opinion will assume that these assumptions and representations are true as of the effective time of the merger.

         Based upon these qualifications, assumptions, and representations:

          - You will not recognize gain or loss upon your receipt of shares of Huntington common stock solely in exchange for your shares of Empire common stock, except to the extent that you receive cash in substitution of any fractional share.

          - Your tax basis in the Huntington common stock you receive in the merger will be the same as the tax basis of your Empire common stock you surrendered in exchange (reduced by any amount allocated to a fractional share of Huntington common stock for which you will receive cash).

          - Your holding period for tax purposes of the Huntington common stock you receive in the merger will include the holding period of the shares of Empire common stock you surrender in exchange, provided that you held your Empire common stock as a capital asset on the effective date of the merger.

          - If you are paid cash in substitution for a fractional share of Huntington common stock, the transaction will be treated for federal income tax purposes as if the fractional share had been distributed as part of the exchange and then redeemed by Huntington. Your cash payment will be treated as having been received as a distribution in full payment in exchange for the fractional share redeemed, subject to the conditions and limitations of the applicable provisions of the tax code.

          - Neither of us will recognize gain or loss (except for the inclusion in income of amounts resulting from any required changes in accounting methods or similar items) as a result of the completion of the merger.

         IRS regulations (specifically, Section 1.368-3) require that you retain records and file a statement describing facts about the merger with your United States federal income tax return.

         You may be subject to the information reporting requirements of the Internal Revenue Service and to a 31% backup withholding tax with respect to the cash paid in substitution for any fractional share of Huntington common stock. You will not, however, be subject to backup withholding if you complete and sign the substitute Form W-9 that will be included as part of the transmittal letter or otherwise prove to Huntington and the exchange agent that you are exempt from backup withholding.

         This summary is based on currently existing provisions of the United States tax code, existing and proposed U.S. Treasury regulations, and current administrative rulings and court decisions. Porter, Wright's opinion is not binding on the Internal Revenue Service and we do not intend to seek or obtain a ruling from the Internal Revenue Service in relation to the merger. If challenged, we cannot assure you that the Internal Revenue Service or a court will agree with the tax consequences of the merger described above. This summary is subject to change and any such change could affect the continuing validity of the summary.

         YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR CONCERNING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO YOU, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX LAWS AND ANY PROPOSED CHANGES IN SUCH TAX LAWS.


ACCOUNTING TREATMENT

         We anticipate that the merger will be accounted for by Huntington as a purchase. Thus, the results of Empire will be included in Huntington's consolidated financial statements from the date that the merger is effective.

REGULATORY APPROVALS

         The merger of two bank holding companies generally would require an application for prior approval to be filed with the Federal Reserve Board. Under federal law applicable to bank holding companies, merger transactions that are for the purpose of merging subsidiary banks and that require the approval of another federal bank regulator do not require prior Federal Reserve Board approval and necessitate only a 10-day prior notice rather than a full application.

         The merger of Empire Bank into Huntington Bank will require the approval of the Office of the Comptroller of the Currency. Accordingly, Huntington has filed for a waiver from the Federal Reserve Board's general application requirement and we anticipate that the merger of Empire into Huntington will qualify for the exemption from this requirement. An application to the OCC for the merger of Empire Bank into Huntington Bank was filed on April 7, 2000. On that date, we also submitted a notice to the Federal Reserve Bank of Cleveland relating to the merger of Empire into Huntington.

         Approval of the subsidiary merger by the OCC requires that specified criteria mandated by federal law be met. In conducting its review of any application under these federal laws, the OCC is required to take into consideration:

          - the financial and managerial resources (including the competence, experience and integrity of the officers, directors, and principal shareholders) of the existing and proposed institutions,
          - the future prospects of the existing and proposed institutions, and
          -    the convenience and needs of the communities to be served.

In considering financial resources and future prospects, the OCC will, among other things, evaluate the adequacy of the capital levels of the parties to a proposed transaction.

         Federal law prohibits the OCC from approving a merger if it would:

          -    substantially lessen competition,
          -    result in a restraint of trade,
          -    result in a monopoly, or
          - be in furtherance of a conspiracy or an attempt to monopolize the business of banking in any part of the United States.

An exception to this prohibition exists if the OCC finds that the anti-competitive effects of the merger are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. In addition, under the Community Reinvestment Act of 1977, as amended, the OCC must take into account the record of performance of the existing institutions in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods served by such institutions.

         Federal law applicable to financial institution mergers provides for the publication of notice of the application for approval. There is also an opportunity for administrative hearings relating to approval of the application. Interested parties may intervene in the approval proceedings. If an interested party intervenes, such intervention could substantially delay the regulatory approvals required for completion of the merger. Any merger approved by the OCC is subject to a statutory waiting period of 15 to 30 days, during which time the United States Department of Justice may challenge a merger on antitrust grounds. The commencement of an antitrust action would delay the effectiveness of the regulatory agency's approval unless a court specifically ordered otherwise.

         We believe that the OCC will approve the application filed with it, that the Federal Reserve Board will waive any application that would otherwise be required under the federal law, and that the subsidiary merger will not be subject to challenge by the Department of Justice under the antitrust laws. However, we cannot assure you that the OCC's approval will be obtained, the Federal Reserve Board's waiver will be granted, or the Department of Justice will not challenge the subsidiary merger under the antitrust laws. In addition, there is no assurance that the approval by the OCC will not contain conditions unacceptable to either of us because the conditions materially adversely impact the economic or business benefits of the merger. In that event, either of us may terminate the merger.


RESALES OF HUNTINGTON COMMON SHARES RECEIVED IN THE MERGER

         The Huntington common shares that will be issued to you if the merger is completed have been registered under the Securities Act of 1933. After the merger, you will be able to freely trade these shares unless you are an affiliate of Empire. Affiliates of Empire include all directors and executive officers of Empire.

         Affiliates of Empire may not sell Huntington common stock acquired in the merger, except under an effective registration statement or in compliance with an applicable exemption from the registration requirements under the Securities Act of 1933. One such exemption, referred to as Rule 145, allows an affiliate to resell Huntington common shares received in the merger as long as Huntington complies with specific reporting requirements and the affiliate complies with certain volume and manner of sale requirements.

         In addition, Huntington has obtained written agreements from each of Empire's affiliates to the effect that no sale, transfer, or other disposition will be made of any Huntington common shares received in the merger except in accordance with the restrictions described above.



          COMPARISON OF RIGHTS OF SHAREHOLDERS OF HUNTINGTON AND EMPIRE

         Huntington was incorporated under Maryland law and Empire was incorporated under Michigan law. When the merger is completed, you will become a shareholder of Huntington. Therefore, your rights will no longer be defined and governed by Michigan law and Empire's articles of incorporation and bylaws. Rather, your rights will be defined and governed by Maryland law and Huntington's charter and bylaws. The chart below summarizes the differences between your rights as an Empire shareholder and your rights as a Huntington shareholder.

------------------------------------------------------------------------------------------------------------------------------
       SHAREHOLDER RIGHT                        HUNTINGTON                                    EMPIRE
------------------------------------------------------------------------------------------------------------------------------
Capital stock                  There are 500,000,000 authorized shares of       There are 5,000,000 authorized shares
                               common stock, without par value, and             of common stock, without par value, and
                               6,617,808 authorized shares of serial            2,000,000 authorized shares of preferred
                               preferred stock, without par value.              stock, without par value.
------------------------------------------------------------------------------------------------------------------------------
Shareholder meetings           Special meetings may be called by written        Special meetings may be called by holders
                               request of holders of a majority or more of      of 66-2/3% or more of the shares entitled
                               the shares entitled to vote; a quorum            to vote; a quorum requires the presence of
                               requires the presence of a majority of the       record holders of a majority of the
                               outstanding shares entitled to vote.             outstanding shares entitled to vote.
------------------------------------------------------------------------------------------------------------------------------
Shareholder proposals          Shareholder nominations for directors and        Shareholder nominations for directors and
                               shareholder proposals must be made by            shareholder proposals must be made by
                               written notice to Huntington's corporate         written notice to Empire's corporate
                               secretary and received at least 30 days but      secretary and received at least 30 days but
                               not more than 60 days prior to the               not more than 90 days before the
                               shareholders meeting; certain form and           anniversary of the record date of the prior
                               substance requirements must be met for           year's annual meeting; certain form and
                               these shareholder notices.                       substance requirements must be met for
                                                                                shareholder notices.
------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------
       SHAREHOLDER RIGHT                        HUNTINGTON                                    EMPIRE
----------------------------------------------------------------------------------------------------------------------------
Special voting                 The affirmative vote of holders of 2/3 of        The affirmative vote of holders of a
requirements for certain       Huntington's outstanding shares is required      majority of Empire's outstanding shares is
transactions                   to approve charter amendments, merger,           required for merger, sale of assets other
                               consolidation, sale of assets other              than in than in the ordinary course, or
                               the ordinary course, or dissolution;             dissolution; generally, the affirmative
                               generally, the affirmative vote of at least      vote of at least 80% of shares entitled to
                               80% of shares entitled to vote (voting as a      vote is required for approval or
                               single class) and the affirmative vote of        authorization of a business combination
                               2/3 of shares other than shares of an            transaction with a related person or in
                               interested party is required for approval        which a related person has an interest.
                               of any business combination between
                               Huntington and the interested party.
----------------------------------------------------------------------------------------------------------------------------
Board of Directors             Huntington has a classified board of             Empire has a classified board of directors;
                               directors; directors are elected for             directors are elected for three-year terms;
                               three-year terms; directors may be removed       directors may be removed for cause only by
                               for cause only by a 2/3 vote of all shares       the affirmative vote of at least a majority
                               entitled to vote at the election of              of the shares then entitled to vote at an
                               directors.                                       election of directors.
----------------------------------------------------------------------------------------------------------------------------
Evaluation of Mergers and      Huntington's board must consider, in             Empire's board must consider, in addition
Consolidations                 addition to adequacy of the consideration,       to adequacy of the consideration, other
                               other relevant factors such as (1)               relevant factors such as (1) social and
                               shareholders' interests; (2) interests of        economic effects on Empire, its
                               depositors of banks affiliated with              subsidiaries, employees, depositors,
                               Huntington and of other Huntington               creditors, customers, and the communities
                               creditors; and (3) social, legal, and            in which Empire operates; (2) the business,
                               economic effects on employees, customers,        financial condition, and earnings prospects
                               suppliers, and the communities in which          of the potential acquiring person; and (3)
                               Huntington operates.                             the competence, experience, and integrity
                                                                                of the acquiring person and its management.
----------------------------------------------------------------------------------------------------------------------------
Amendments to                  Amendments to Huntington's charter require       Amendment or repeal of the provision of
Charter/Articles and           and Bylaws the affirmative vote of at            Empire's articles governing merger/
Bylaws                         least 2/3 of the outstanding shares entitled     business combinations requires an 80%
                               to vote. Adoption, amendment, or repeal of       affirmative vote; amendment or repeal of
                               Huntington's bylaws requires at least            the provisions of Empire's articles
                               2/3 vote of outstanding shares entitled to       involving director liabiity, director
                               vote or by the board of directors at any         removal, director authority to manage, and
                               regular or special meeting.                      amendments to the articles or bylaws
                                                                                requires the affirmative vote of 66-2/3% of
                                                                                the shares entitled to vote; all other
                                                                                provisions of the articles require the
                                                                                affirmative vote of a majority of the shares
                                                                                entitled to vote. Empire's bylaws may be
                                                                                amended or repealed and new bylaws adopted
                                                                                by a majority of the board of directors or
                                                                                by a majority of the shares entitled to vote
                                                                                (although some provisions require vote of
                                                                                66-2/3% of voting shares).
----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------
       SHAREHOLDER RIGHT                        HUNTINGTON                                    EMPIRE
----------------------------------------------------------------------------------------------------------------------------
Repurchase of stock            The repurchase of Huntington shares is           The repurchase of Empire shares is
                               permitted to the extent not prohibited by        permitted to the extent not prohibited by
                               law.                                             law.
----------------------------------------------------------------------------------------------------------------------------
Indemnification                The current and former Huntington officers       Current and former Empire officers and
of officers and directors      and directors will, and other employees,         directors will be indemnified in
                               agents, and those serving at Huntington's        threatened, pending, or completed actions
                               request may, be indemnified by Huntington        arising in connection with their
                               in threatened, pending, or completed civil       performance of duties for Empire against
                               or criminal actions arising in connection        reasonable expenses incurred in such action
                               with their performance of duties for             if the officer or director acted in good
                               Huntington, unless it is established that:       faith and in a manner reasonably believed
                                -   the person's act or omission was            to be in or not opposed to the best
                                    material and was committed in bad           interest of Empire or its shareholders.
                                    faith or was the result of active and
                                    deliberate dishonesty; or
                                -   the person received an improper
                                    personal benefit in money, property,
                                    or services; or
                                -   in a criminal proceeding, the
                                    person had reasonable cause to believe
                                    that the act or omission was unlawful.
----------------------------------------------------------------------------------------------------------------------------
Liability of officers and      Huntington's directors and officers are not      Empire's directors are not liable to Empire
directors                      personally liable to Huntington or its           or its shareholders for any action taken or
                               shareholders for money damages to the            the failure to take any action as a
                               fullest extent permitted by Maryland law.        director, except for:
                               Under Maryland law, a director must perform       -   the receipt by the director of a
                               his or her duties in good faith, in a                 financial benefit to which he or she
                               manner the director reasonably believes to            is not entitled,
                               be in the best interests of the                   -   the authorization of improper
                               corporation, and with the care that an                distributions or dividends to Empire's
                               ordinarily prudent person in a similar                shareholders or improper loans to any
                               position would use under similar                      Empire director, officer, or employee,
                               circumstances.  A director's duties are           -   the intentional infliction of
                               limited by Maryland law under certain                 harm on Empire or its shareholders, or
                               circumstances involving an acquisition of         -   an intentional criminal act.
                               the corporation.
----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------
       SHAREHOLDER RIGHT                        HUNTINGTON                                    EMPIRE
----------------------------------------------------------------------------------------------------------------------------
Rights Plan                    Each Huntington shareholder has one right        Each Empire shareholder has one right for
                               for each outstanding share of Huntington         each outstanding share of Empire common
                               stock owned.  Generally, if a person             stock owned.  Generally, if a person
                               acquires or announces a tender offer to          acquires or announces a tender offer to
                               acquire 10% or more of Huntington's              acquire 20% or more of Empire's outstanding
                               outstanding common stock, each right will        common stock, each right held by the
                               become exercisable and entitle its holder        acquiring person will be null and void and
                               to purchase 1/100 share of Series A Junior       each right held by any other holder will
                               Participating Preferred Stock (the               become exercisable and entitle its holder
                               practical equivalent of one share of             to purchase 1/100 of a share of Series A
                               Huntington common stock) for $66.12.  This       Junior Participating Preferred Stock (the
                               exercise price is subject to adjustment for      practical equivalent of one share of Empire
                               stock dividends and splits.  Once the            common stock) for $50.00. This exercise
                               acquiring person acquires 10% or more of         price is subject to adjustment for stock
                               Huntington's outstanding common stock, each      dividends and splits. If Empire merges with
                               right held by such acquiring person will         an acquiring person, an acquiring person
                               become null and void and each right will         engages in certain "self-dealing"
                               entitle all other holders to purchase the        transactions, or a transaction occurs that
                               number of Huntington Series A Preferred          increases the acquiring person's ownership
                               Shares having a value equal to twice the         interest by more than 1%, each holder may
                               exercise price. In general, if Huntington        purchase, for the exercise price, the
                               is acquired in a merger or other business        number of shares of Empire common stock
                               combination or a significant portion of its      that have a market value of twice the
                               assets are sold or transferred, each holder      exercise price.  If Empire is acquired in a
                               will be entitled to purchase shares of the       merger or other business combination or 50%
                               acquiring company that have a market value       or more of its assets are sold or
                               of twice the exercise price (or twice the        transferred, each holder (except for the
                               book value, if the acquiring company's           acquiring person) will have the right to
                               shares are not publicly traded).  These          receive common stock of the acquiring
                               rights expire on August 16, 2005, unless         company at a value of two times the
                               earlier redeemed by Huntington.                  exercise price of the right. The rights
                               Huntington's board of directors may redeem       expire December 19, 2000, unless earlier
                               the rights for $.01 per right under certain      redeemed by Empire.  Empire's board of
                               circumstances.                                   directors may redeem the rights for $.01
                                                                                per right under certain circumstances.
----------------------------------------------------------------------------------------------------------------------------

                       HUNTINGTON BANCSHARES INCORPORATED


GENERAL

         Huntington, incorporated in Maryland in 1966, is a multi-state financial holding company headquartered in Columbus, Ohio. At December 31, 1999, Huntington had total assets of approximately $29.0 billion and total deposits of approximately $19.8 billion.

         Huntington's affiliates conduct a full-service commercial and consumer banking business, engage in mortgage banking, lease financing, trust services, discount brokerage services, underwriting credit life and disability insurance, and issuing commercial paper guaranteed by Huntington, and provide other financial products and services. At December 31, 1999, Huntington's subsidiaries had 182 banking offices in Ohio, 125 banking offices in Michigan, 137 banking offices in Florida, 36 banking offices in West Virginia, 23 banking offices in Indiana, 12 banking offices in Kentucky, one foreign office in the Cayman Islands, and one foreign office in Hong Kong. The Huntington Mortgage Company (a wholly owned subsidiary) has loan origination offices throughout the Midwest and East Coast. Foreign banking activities, in total or with any individual country, are not significant to the operations of Huntington. At December 31, 1999, Huntington and its subsidiaries had 9,516 full-time equivalent employees.

         Competition in the form of price and service is intense in most of the markets served by Huntington and its subsidiaries. Competitors include other banks and financial companies such as savings and loans, credit unions, finance companies, and brokerage firms. Mergers between and the expansion of financial institutions both within and outside Huntington's market area have provided significant competitive pressure in major markets. In 1995, federal interstate banking legislation became effective that made it permissible for bank holding companies in any state to acquire banks in any other state. Since that time actual or potential competition in each of Huntington's markets has been intensified. The same federal legislation permits further competition through interstate branching, subject to certain limitations by individual states.

         Internet banking, offered both by established traditional institutions and by start-up internet-only banks, constitutes another significant form of competitive pressure on Huntington's business. Finally, financial services reform legislation enacted in November 1999 (see "Gramm-Leach-Bliley Act of 1999" below) eliminates the long-standing Glass-Steagall Act restrictions on securities activities of bank holding companies and banks. The new legislation permits bank holding companies that elect to become financial holding companies to engage in defined securities and insurance activities as well as to affiliate with securities and insurance firms. The same legislation allows banks to have financial subsidiaries that may engage in certain activities not otherwise permissible for banks.


THE HUNTINGTON NATIONAL BANK

         Effective as of June 30, 1997, all but one of Huntington's banking subsidiaries were merged into The Huntington National Bank. In January 1999, Huntington completed the merger of The Huntington State Bank, its state bank subsidiary in Ohio, into The Huntington National Bank, an interstate national bank. As a result, The Huntington National Bank is Huntington's sole bank subsidiary.

         As of December 31, 1999, Huntington Bank operated 125 banking offices in Michigan, with total assets in Michigan of $4.3 billion, and total deposits in its Michigan banking offices of $4.2 billion. The principal executive offices of Huntington Bank are located at Huntington Center, 41 South High Street, Columbus, Ohio 43287 (telephone number 614-480-8300). The principal executive offices of the Huntington Michigan Region are located at 801 West Big Beaver Road, Troy, Michigan 48099-5823 (telephone number 248-362-5000).

         After completion of the merger, Huntington, through Huntington Bank, will have 135 banking offices in Michigan, with approximately $4.9 billion in assets.

DIVIDENDS AND PRICE RANGE OF HUNTINGTON COMMON STOCK

         Huntington common stock is traded on the Nasdaq National Market under the symbol "HBAN" and is listed as "HuntgBcshr" or "HuntBanc" in most newspapers. The following table provides information regarding the cash dividends declared and the high and low last sale prices for Huntington common stock on the Nasdaq National Market during the periods indicated.

                                                                                          PRICE RANGE
                                                   DIVIDEND PER          -------------------------------------------
                                                      SHARE                     HIGH                      LOW
                                                 --------------------    --------------------    -------------------
1998:
     First Quarter.........................              $0.16                  $31.13                  $26.44
     Second Quarter.......................                0.16                   31.44                   26.88
     Third Quarter........................                0.18                   30.82                   20.00
     Fourth Quarter.......................                0.18                   28.63                   21.50

1999:
     First Quarter........................                0.18                   30.44                   27.19
     Second Quarter.......................                0.18                   34.00                   27.69
     Third Quarter........................                0.20                   33.88                   24.69
     Fourth Quarter.......................                0.20                   30.75                   21.44

2000:
     First Quarter........................                0.20                   22.44                   17.81
     Second Quarter (through
            __________, 2000..............


         On February 4, 2000, the last trading day prior to the public announcement of the proposed merger, the high and low sales prices per share of Huntington common stock on the Nasdaq National Market were $22.00 and $20.75, respectively. On _________, 2000, such prices were $____ and $____, respectively.

         Huntington has declared regular cash dividends on its common stock in each quarter since Huntington was organized in 1966. Huntington has increased its cash dividend every year since that time. Huntington's board of directors presently intends to continue to consider the payment of regular quarterly cash dividends on Huntington common stock. The amount and timing of any future dividends will depend upon the earnings of Huntington and its subsidiaries, their financial condition, need for funds, and other relevant factors. Huntington has also issued either a stock dividend or stock split every year for 26 straight years.


OTHER INFORMATION

         Huntington common stock is actively traded in the Nasdaq National Market under the Nasdaq symbol "HBAN." Because information regarding Huntington is readily available to investors, the SEC permits this document to be abbreviated by incorporating certain information regarding Huntington by reference to certain reports and other documents filed with the SEC. A list of those reports and documents is included under the heading "Where You Can Find More Information" on page 49 of this document. Other than as described in this document, there have been no material changes in the affairs of Huntington since the filing of its Annual Report on Form 10-K for the year ended December 31, 1999, that have not been described in a subsequent report filed with the SEC.

                             EMPIRE BANC CORPORATION

GENERAL

         Empire, headquartered in Traverse City, Michigan, is a bank holding company registered with the Federal Reserve under the Bank Holding Company Act. Empire conducts a complete range of commercial and personal banking activities and offers trust and investment services through its wholly-owned bank subsidiary, The Empire National Bank of Traverse City, a national banking association with its main office located in Traverse City, Michigan. Empire Bank operates ten full service offices, provides drive-through convenience at seven locations, and has automatic teller machines operating at eleven locations.

         Empire is a Michigan corporation which was incorporated to become the bank holding company for Empire Bank. As of March 31, 2000, Empire had total consolidated assets of approximately $503.4 million, total consolidated loans of approximately $378.5 million, total consolidated deposits of approximately $424.1 million and total consolidated shareholders' equity of approximately $46.4 million.


DIVIDENDS AND PRICE RANGE OF EMPIRE COMMON STOCK

         Empire Common Stock is traded on the OTC Bulletin Board under the symbol "EMBM." The following table sets forth the cash dividends declared and the high and low last sales prices for Empire common stock on the OTC Bulletin Board during the periods indicated. The dividends and price ranges have been adjusted to reflect stock dividends and stock splits, as appropriate.

                                                                                          PRICE RANGE
                                                   DIVIDEND PER          -------------------------------------------
                                                      SHARE                     HIGH                      LOW
                                                 --------------------    --------------------    -------------------
1998:
     First Quarter.........................             $0.233                  $35.50                  $30.67
     Second Quarter.......................                .25                    45.00                   35.50
     Third Quarter........................                .25                    45.00                   37.25
     Fourth Quarter.......................                .25                    39.50                   39.13

1999:
     First Quarter........................                .25                    39.50                   37.00
     Second Quarter.......................                .30                    37.00                   34.75
     Third Quarter........................                .30                    34.75                   31.50
     Fourth Quarter.......................                .30                    31.50                   27.50

2000:
     First Quarter........................                .30                    43.50                   26.00
     Second Quarter (through
            __________, 2000..............


         On February 4, 2000, the last trading day prior to the announcement of the proposed merger, both the high and low sales prices per share of Empire common stock on the OTC Bulletin Board were $31.00. On ________ ___, 2000, such prices were $____ and $____, respectively.

OTHER INFORMATION

         Because information regarding Empire is readily available to investors, the SEC permits this document to be abbreviated by incorporating certain information regarding Empire by reference to certain reports and other documents filed with the SEC. A list of those reports and documents is included under the heading "Where You Can Find More Information" on page 49 of this document. Other than as described in this document, there have been no material changes in the affairs of Empire since the filing of its Annual Report on Form 10-K for the year ended December 31, 1999, that have not been described in a subsequent report filed with the SEC.



                              GOVERNMENT REGULATION

         To the extent that the following information describes statutory or regulatory provisions, it is qualified in its entirety by reference to such statutory or regulatory provisions.


GENERAL

         We are subject to the supervision of the Federal Reserve Board and are required to file with the Federal Reserve Board reports and other information regarding our business operations and the business operations of our subsidiaries. We are also subject to examination by the Federal Reserve Board. We are required to obtain Federal Reserve Board approval prior to acquiring direct or indirect ownership or control of voting shares of any bank, if after such acquisition, either of us would own or control more than 5% of the voting stock of such bank.

         Under legislation effective March 11, 2000 (see "Gramm-Leach-Bliley Act of 1999" below), bank holding companies may elect to become financial holding companies. A financial holding company may engage in activities that are financial in nature, incidental to such financial activities, or complementary to a financial activity and do not pose safety and soundness risks. A financial holding company may, in general, engage in these activities with only a 30 day after-the-fact notice to the Federal Reserve Board.

         Huntington's election to become a financial holding company was approved by the Federal Reserve Board on March 13, 2000. Empire has not elected to become a financial holding company. As a bank holding company, Empire may only engage in, or own or control companies that engage in, activities deemed by the Federal Reserve Board to be closely related to banking. Empire may, in most cases, commence permissible new non-banking business activities from a start-up stage with only subsequent notice to the Federal Reserve Board. In addition, Empire may acquire, subject to regulatory constraints, smaller companies that engage in permissible non-banking activities under an expedited procedure requiring only 12 business days notice to the Federal Reserve Board.

         Our respective national bank subsidiaries are subject to supervision, examination, and regulation by the Office of the Comptroller of the Currency. Both Huntington Bank and Empire Bank have deposits insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation. Certain deposits of Huntington Bank were acquired from savings associations and are insured by the Savings Association Insurance Fund of the FDIC.

         Our respective non-bank subsidiaries are also subject to supervision, examination, and regulation by the Federal Reserve Board and examination by applicable federal and state banking agencies. Certain securities activities of Huntington as a financial holding company are subject to oversight and regulation by the Securities and Exchange Commission. In addition to the impact of federal and state supervision and regulation, our subsidiaries are affected significantly by the actions of the Federal Reserve Board as it attempts to control the money supply and credit availability in order to influence the economy.


HOLDING COMPANY STRUCTURE

         Our depository institution subsidiaries are subject to affiliate transaction restrictions under federal law which limit the transfer of funds by a subsidiary bank to the parent or any subsidiaries of the parent. The transfer of funds may take the form of loans, extensions of credit, investments, or asset purchases. Such transfers by a subsidiary bank to its parent corporation or to any individual subsidiary of the parent are limited in amount to:

          - with respect to any single subsidiary bank, 10% of the subsidiary bank's capital and surplus and,
          - with respect to the parent together with all its subsidiaries, an aggregate of 20% of the subsidiary bank's capital and surplus.

         Such loans and extensions of credit are also required to be secured in specified amounts. In addition, all affiliate transactions must be conducted on terms and under circumstances that are substantially the same as such transactions with unaffiliated entities. Although a financial institution's non-bank subsidiaries are not counted as affiliates for purposes of analyzing restrictions on affiliate transactions, under the Gramm-Leach-Bliley Act, any financial subsidiary of Huntington Bank will be considered an affiliate subject to these rules. Under applicable regulations, at December 31, 1999, approximately $217.5 million was available for loans to Huntington from Huntington Bank, and approximately $4.1 million was available for loans to Empire from Empire Bank.

         The Federal Reserve Board has a policy to the effect that a bank holding company is expected to act as a source of financial and managerial strength to each of its subsidiary banks and to commit resources to support each such subsidiary bank. Under the source of strength doctrine, the Federal Reserve Board may require a financial or bank holding company to make capital injections into a troubled subsidiary bank. The Federal Reserve Board may also charge such holding company with engaging in unsafe and unsound practices for failure to commit resources to such a subsidiary bank. This capital injection may be required at times when we do not have the resources to provide it.

         Any loans by a holding company to its subsidiary banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. Moreover, in the event of a financial or bank holding company's bankruptcy, any commitment by such holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

         Moreover, the claims of an insured depository institution's receiver for administrative expenses and the claims of holders of deposit liabilities of such an institution are accorded priority over the claims of general unsecured creditors of such an institution, in the event of a liquidation or other resolution of such institution. As a result of such legislation, claims of a receiver for administrative expenses and claims of holders of deposit liabilities of our respective depository subsidiaries (including the FDIC, as the subrogee of such holders) would receive priority over the holders of notes and other senior debt of such subsidiary in the event of a liquidation or other resolution and over our respective interests as the sole shareholder of our banking subsidiary.

         Federal law permits the OCC to order the pro rata assessment of shareholders of a national bank whose capital stock has become impaired, by losses or otherwise, in order to relieve a deficiency in such national bank's capital stock. This statute also provides for the enforcement of any such pro rata assessment to cover such impairment of capital stock by sale, to the extent necessary, of the capital stock of any assessed shareholder failing to pay the assessment. We, as the sole shareholder of our respective subsidiary banks, are subject to such provisions.


DIVIDEND RESTRICTIONS

         Dividends from our respective subsidiary banks are a significant source of funds for payment of dividends to our respective shareholders. In the year ended December 31, 1999, Huntington declared cash dividends to its shareholders of approximately $175.8 million, and Empire declared cash dividends to its shareholders of approximately $3.5 million. There are, however, statutory limits on the amount of dividends that our respective depository institution subsidiaries can pay to us without regulatory approval.

         Our respective subsidiary banks may not pay a dividend in an amount greater than such bank's undivided profits. In addition, the prior approval of the OCC is required for the payment of a dividend by a national bank if the total of all dividends declared by the bank in a calendar year would exceed the total of its retained net income for the year combined with its retained net income for the two preceding years. Further, unless a national bank's capital surplus equals or exceeds the capital stock of the bank, before the bank can declare an annual dividend, it must transfer 10% of its net income for the preceding four quarters to capital surplus. In the case of a semi-annual or special dividend, the required time period is shortened to the preceding two quarters. Under these provisions, Huntington Bank could, without regulatory approval, declare dividends to Huntington in 2000 of approximately $317.0 million plus an additional amount equal to its net profits during 2000. Under these provisions, Empire Bank could, without regulatory approval, declare dividends to Empire in 2000 of approximately $7.3 million plus an additional amount equal to its net profits during 2000.

         If, in the opinion of the applicable regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the bank, could include the payment of dividends), such regulatory authority may require, after notice and hearing, that such bank cease and desist from such practice. The Federal Reserve Board and the OCC have issued policy statements that provide that insured banks and bank holding companies should generally only pay dividends out of current operating earnings.


FDIC INSURANCE

         Under the current FDIC risk-based deposit insurance premium schedule, neither Huntington Bank nor Empire Bank will be required to pay deposit insurance premiums during 2000. However, each bank subsidiary will be required to make payments for the servicing of obligations of the Financing Corporation issued in connection with the resolution of savings and loan associations, so long as such obligations remain outstanding.


CAPITAL REQUIREMENTS

         The Federal Reserve Board has issued risk-based capital ratio and leverage ratio guidelines for financial and bank holding companies. These guidelines are applicable to both Huntington and Empire. The risk-based capital ratio guidelines:

          - establish a systematic analytical framework that make regulatory capital requirements more sensitive to differences in risk profiles among banking organizations,
          - take off-balance sheet exposures into explicit account in assessing capital adequacy, and
          -    minimize disincentives to holding liquid, low-risk assets.

         Under the guidelines and related policies, holding companies must maintain capital sufficient to meet both a risk-based capital ratio test and a leverage ratio test on a consolidated basis. The risk-based ratio is determined by allocating assets and specified off-balance sheet commitments into four weighted categories, with higher weighting being assigned to categories perceived as representing greater risk. A bank holding company's capital (as described below) is then divided by total risk weighted assets to yield the risk-based ratio. The leverage ratio is determined by relating core capital (as described below) to total assets adjusted as specified in the guidelines. Each of Huntington Bank and Empire Bank is subject to substantially similar capital requirements.

         Generally, under the applicable guidelines, a financial institution's capital is divided into two tiers. Institutions that must incorporate market risk exposure into their risk-based capital requirements may also have a third tier of capital in the form of restricted short-term subordinated debt. "Total capital" is the sum of Tier 1 and Tier 2 capital. "Tier 1", or core capital, includes:

          -    common shareholders' equity,
          - noncumulative perpetual preferred stock (including related surplus) subject to specified limitations, and
          - minority interests in equity accounts of consolidated subsidiaries,

less goodwill and, with certain limited exceptions, all other intangible assets. Holding companies, however, may include cumulative preferred stock in their Tier 1 capital, up to a limit of 25% of such Tier 1 capital. "Tier 2", or supplementary capital, includes, among other things:

          -    perpetual preferred stock and related surplus,
          -    hybrid capital instruments,
          -    mandatory convertible securities,
          -    qualifying subordinated debt, and
          - the allowance for loan and lease losses, subject to certain limitations.

         The Federal Reserve Board and the other federal banking regulators require that all intangible assets, with certain limited exceptions, be deducted from Tier 1 capital. Under the Federal Reserve Board's rules, the only types of intangible assets that may be included in (i.e., not deducted from) a holding company's capital are originated or purchased mortgage servicing rights, non-mortgage servicing assets, and purchased credit card relationships, which we refer to as MSRs, NMSAs, and PCCRs, respectively. In the aggregate, however, the total amount of MSRs, NMSAs, and PCCRs included in capital cannot exceed 100% of Tier 1 capital. NMSAs and PCCRs are subject to a separate aggregate sublimit of 25% of Tier 1 capital.

         The amount of MSRs, NMSAs, and PCCRs that a holding company may include in its capital, which is determined on a quarterly basis, is limited to the lesser of:

          - 90% of such assets' fair market value (as determined under the guidelines), or
          -    100% of such assets' book value.

         Intangible assets other than goodwill and other than MSRs, NMSAs, and PCCRs, including core deposit intangibles, acquired on or before February 19, 1992 (the date the Federal Reserve Board issued its original proposal for public comment), generally will not be deducted from capital for supervisory purposes. These identifiable intangible assets will continue to be deducted for purposes of evaluating applications filed by financial and bank holding companies.

         Under the risk-based guidelines, financial institutions are required to maintain a risk-based ratio (total capital to risk-weighted assets) of 8%, of which 4% must be Tier 1 capital. The appropriate regulatory authority may set higher capital requirements when an institution's circumstances warrant.

         Under the leverage guidelines, financial institutions are required to maintain a leverage ratio (Tier 1 capital to adjusted total assets, as specified in the guidelines) of at least 3%. The 3% minimum ratio is applicable only to financial institutions that meet certain specified criteria, including:

          -    excellent asset quality,
          -    high liquidity,
          -    low interest rate exposure, and
          -    the highest regulatory rating.

Financial institutions not meeting these criteria are required to maintain a leverage ratio that exceeds 3% by a cushion of at least 100 to 200 basis points.

         The guidelines also provide that financial institutions experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory level. Furthermore, the Federal Reserve Board's guidelines indicate that the Federal Reserve Board will continue to consider a "tangible Tier 1 leverage ratio" in evaluating proposals for expansion or new activities. The tangible Tier 1 leverage ratio is the ratio of an institution's Tier 1 capital, less all intangibles, to total assets, less all intangibles.

         Failure to meet applicable capital guidelines could subject the financial institution to a variety of enforcement remedies available to the federal regulatory authorities, including:

          -    limitations on the ability to pay dividends,
          - the issuance by the regulatory authority of a capital directive to increase capital,

          -    the termination of deposit insurance by the FDIC, and
          - other measures described below under "Federal Deposit Insurance Corporation Improvement Act of 1991" as applicable to undercapitalized institutions.

         As of March 31, 2000, our Tier 1 risk-based capital ratios, total risk-based capital ratios, and Tier 1 leverage ratios were as follows:


                                                                           Huntington
                                                               -----------------------------------
                                             Requirement         Historical         Pro Forma(1)           Empire
                                           ----------------    ----------------    ---------------     ---------------
Tier 1 Risk-Based Capital Ratio                 4.00%               7.22%              6.75%               11.62%
Total Risk-Based Capital Ratio                  8.00%              10.89%              10.38%              12.87%
Tier 1 Leverage Ratio                           3.00%               6.45%              6.01%               9.40%

------------------------
(1)  Includes Huntington and Empire on a pro forma combined basis.


         As of March 31, 2000, our respective bank subsidiaries also had capital in excess of the minimum requirements. The risk-based capital standards of the Federal Reserve Board and the OCC specify that evaluations by the banking agencies of a bank's capital adequacy will include an assessment of the exposure to declines in the economic value of the bank's capital due to changes in interest rates. These banking agencies issued a joint policy statement on interest rate risk describing prudent methods for monitoring such risk that rely principally on internal measures of exposure and active oversight of risk management activities by senior management.


FEDERAL DEPOSIT INSURANCE CORPORATION IMPROVEMENT ACT OF 1991

         The Federal Deposit Insurance Corporation Improvement Act of 1991, which we refer to as FDICIA, substantially revised the bank regulatory and funding provisions of the Federal Deposit Insurance Act and made revisions to several other federal banking statutes. Among other things, FDICIA requires federal banking regulatory authorities to take "prompt corrective action" with respect to depository institutions that do not meet minimum capital requirements. For these purposes, FDICIA establishes five capital tiers:

          -    well capitalized,
          -    adequately capitalized,
          -    undercapitalized,
          -    significantly undercapitalized, and
          -    critically undercapitalized.

         The federal banking regulatory agencies have adopted regulations to implement the prompt corrective action provisions of FDICIA. Among other things, the regulations define the relevant capital measures for the five capital categories:

          - An institution is deemed to be "well capitalized" if it has a total risk-based capital ratio of 10% or greater, a Tier 1 risk-based capital ratio of 6% or greater, and a Tier 1 leverage ratio of 5% or greater and is not subject to a regulatory order, agreement, or directive to meet and maintain a specific capital level for any capital measure.
          - An institution is deemed to be "adequately capitalized" if it has a total risk-based capital ratio of 8% or greater, a Tier 1 risk-based capital ratio of 4% or greater, and, generally, a Tier 1 leverage ratio of 4% or greater and the institution does not meet the definition of a "well capitalized" institution.
          - An institution that does not meet one or more of the "adequately capitalized" tests is deemed to be "undercapitalized".
          - If the institution has a total risk-based capital ratio that is less than 6%, a Tier 1 risk-based capital ratio that is less than 3%, or a Tier 1 leverage ratio that is less than 3%, it is deemed to be "significantly undercapitalized".

          - Finally, an institution is deemed to be "critically undercapitalized" if it has a ratio of tangible equity (as defined in the regulations) to total assets that is equal to or less than 2%.

         FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a cash dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized institutions are subject to growth limitations and are required to submit a capital restoration plan. If any depository institution subsidiary of a holding company is required to submit a capital restoration plan, the holding company would be required to provide a limited guarantee regarding compliance with the plan as a condition of approval of such plan by the appropriate federal banking agency. If an undercapitalized institution fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized.

         Significantly undercapitalized institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets, and cessation of receipt of deposits from correspondent banks. Critically undercapitalized institutions may not, beginning 60 days after becoming critically undercapitalized, make any payment of principal or interest on their subordinated debt. In addition, critically undercapitalized institutions are subject to appointment of a receiver or conservator within 90 days of becoming critically undercapitalized.

         Under FDICIA, a depository institution that is not well capitalized is generally prohibited from accepting brokered deposits and offering interest rates on deposits higher than the prevailing rate in its market. We expect that the FDIC's brokered deposit rule will not adversely affect the ability of our depository institution subsidiaries to accept brokered deposits. Under the regulatory definition of brokered deposits, Huntington's depository subsidiary had $530.0 million of brokered deposits at December 31, 1999. Empire Bank had no brokered deposits as of the same date.

         FDICIA, as amended, directs that each federal banking regulatory agency prescribe standards, by regulation or guideline, for depository institutions relating to internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, asset quality, and earnings. The Federal Reserve Board and other federal banking agencies have adopted a regulation in the form of guidelines covering most of these items. We believe that the regulation and guidelines will not have a material effect on the operations of our respective depository institution subsidiaries.


INTERSTATE BRANCHING AND CONSOLIDATIONS

         The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 provides for nationwide interstate banking and branching. Under the law, interstate acquisitions of banks or bank holding companies in any state by bank holding companies in any other state became permissible in 1995. Interstate branching and consolidations of existing bank subsidiaries in different states became permissible in 1997. On June 30, 1997, Huntington availed itself of the interstate branching and consolidation authority by merging into its lead national bank subsidiary all of its other bank subsidiaries, except The Huntington State Bank. The Huntington State Bank was subsequently merged into Huntington's lead national bank subsidiary on January 29, 1999. As of that date, The Huntington National Bank was Huntington's sole bank subsidiary. Future bank acquisitions, if any, in states where Huntington formerly had a separate bank subsidiary, will not require compliance with Riegle-Neal entry provisions.


GRAMM-LEACH-BLILEY ACT OF 1999

         The United States Congress in 1999 enacted major financial services modernization legislation, known as the "Gramm-Leach-Bliley Act of 1999". This Act was signed into law on November 12, 1999. Under the new law, banks are no longer prohibited by the Glass-Steagall Act from associating with, or having management interlocks with, a business organization engaged principally in securities activities. By qualifying as a new entity known as a "financial holding company", a bank holding company may acquire new powers not otherwise available to it. The repeal of the Glass-Steagall Act and the availability of new powers became effective on March 11, 2000.

         In order for a bank holding company to qualify as a financial holding company, all of its depository subsidiaries must be both well capitalized and well managed, and must be meeting their Community Reinvestment Act obligations. The bank holding company must also declare its intention to become a financial holding company to the Federal Reserve Board and certify that its depository subsidiaries meet the capitalization and management requirements.

         A depository institution is well capitalized if it has a Tier 1 risk-based capital ratio of at least 6%, a total risk-based capital ratio of at least 10%, a leverage ratio of at least 5%, and is not subject to any formal supervisory action. A depository institution is well managed if it has received a satisfactory rating in its most recent supervisory examination or subsequent review and at least a "satisfactory" rating for management, if such a rating is given. A depository institution is deemed to be meeting its CRA obligations if it has received a rating of "satisfactory" or better in its most recent examination for compliance with the Community Reinvestment Act. Depository institutions acquired by the financial holding company within twelve months prior to the date on which the election is filed will be excluded from this test even if they have less than a satisfactory CRA rating as long as the financial holding company has submitted a plan to the applicable federal banking agency to improve the acquired depository institution's CRA rating and the federal banking agency has accepted such plan.

         Financial holding company powers relate to "financial activities" that are either specified in a statute or are determined by the Federal Reserve Board, in coordination with the Secretary of the Treasury, to be financial in nature, incidental to an activity that is financial in nature, or complementary to a financial activity (provided that the complementary activity does not pose a safety and soundness risk). Activities defined in the statute as financial in nature include:

          -    underwriting insurance or annuities;
          -    providing financial or investment advice;
          -    underwriting, dealing in, or making markets in securities;
          -    merchant banking, subject to significant limitations;
          - insurance portfolio investing, subject to significant limitations; and
          - any activities previously found by the Federal Reserve Board to be closely related to banking.

         Other provisions of the new Act:

          - establish a system of functional regulation for financial holding companies and banks involving the Securities and Exchange Commission, the Commodity Futures Trading Commission, and state securities and insurance regulators;
          - deal with bank insurance sales and title insurance activities in relation to state insurance regulation;
          -    prescribe consumer protection standards for insurance sales; and
          - establish minimum federal standards of privacy to protect the confidentiality of the personal financial information of consumers and regulate its use by financial institutions.

         A financial holding company's depository institution subsidiaries must continue to meet the well capitalized and well managed tests in order to continue engaging in the full range of financial and incidental activities permitted by the new Act. If the Federal Reserve Board determines that a financial holding company no longer satisfies the well capitalized and well managed tests, it will be required to enter into an agreement within 45 days with the Federal Reserve Board to correct these conditions. If the conditions are not corrected within 180 days after the Federal Reserve Board first notified the financial holding company of its failure to meet the well capitalized or well managed tests, the Federal Reserve Board may require the financial holding company to either divest any depository institution subsidiaries it controls or cease to engage in any financial or incidental activity that is not permissible for bank holding companies. The new Act permits the financial holding company to elect which of the two alternative courses of action it will pursue, and also permits the Federal Reserve Board to extend the 180 day cure period indefinitely if the Federal Reserve Board, in its discretion, determines such extensions to be appropriate.

         In addition, the new Act provides that a financial holding company may not commence any new financial activity or activity incidental to such financial activity, or acquire any company engaged in such financial or incidental activities (other than investments made in connection with certain previously commenced merchant banking and insurance company portfolio investment activities), if any insured depository institution subsidiary of such financial holding company has received a rating of less than satisfactory in its last CRA examination. A similar restriction applies to insured depository institutions that conduct financial and incidental activities through financial subsidiaries permitted by the new Act in the event such institution receives less than a satisfactory CRA examination rating.

         In January 2000, the Federal Reserve Board and the OCC issued, respectively, an interim and a proposed rule governing the application process for becoming a financial holding company or a financial subsidiary. Additional regulations are expected from these agencies during the year 2000 for the implementation of the new Act. Huntington filed an election in February 2000 to become a financial holding company. Huntington's election was approved by the Federal Reserve Board on March 13, 2000.



                                     EXPERTS

         Ernst & Young LLP, independent auditors, have audited Huntington's consolidated financial statements included in Huntington's Annual Report on Form 10-K for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this proxy statement/prospectus and elsewhere in the registration statement. Huntington's financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

         Crowe, Chizek and Company LLP, independent auditors, have audited Empire's consolidated financial statements included in Empire's Annual Report on Form 10-K for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this proxy statement/prospectus and elsewhere in the registration statement. Empire's financial statements are incorporated by reference in reliance on Crowe, Chizek and Company LLP 's report, given on their authority as experts in accounting and auditing.



                                 LEGAL OPINIONS

         The validity of the Huntington common stock to be issued to Empire shareholders pursuant to the merger and certain other legal matters in connection with the merger will be passed upon for Huntington by Porter, Wright, Morris & Arthur LLP, Columbus, Ohio. Certain legal matters in connection with the merger will be passed on for Empire by Howard & Howard Attorneys, P.C., Kalamazoo, Michigan.



                                  OTHER MATTERS

         As of the date of this proxy statement/prospectus, management of Empire knows of no business other than that described in this document that will come before the Empire special meeting. Should any other matters properly come before the Empire special meeting, the enclosed proxy confers upon the person or persons designated to vote the shares discretionary authority to vote the same with respect to any such other matter in accordance with their judgment, except that no proxy that is voted against the approval of the merger documents will be voted in favor of any adjournment or postponement of the meeting for the purpose of soliciting additional proxies.



                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly, and current reports, proxy statements, and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You can also read and copy any document we file with the SEC at the SEC's public reference rooms. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You can also obtain copies of our SEC filings at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549.

         Huntington's common stock is listed on the Nasdaq National Market under the symbol "HBAN." Therefore, reports and other information concerning Huntington also should be available for inspection and copying at the Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006-1504.

         Huntington filed a registration statement on Form S-4 to register with the SEC the Huntington common stock to be issued to Empire shareholders in the merger. This proxy statement/prospectus is part of that registration statement and constitutes a prospectus of Huntington in addition to being a proxy statement for Empire. As allowed by SEC rules, this proxy statement/prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

         The SEC allows us to "incorporate by reference" certain information that we file with the SEC into this proxy statement/prospectus. This means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be a part of this proxy statement/ prospectus. Later information that we file with the SEC will automatically update and supersede this information. This proxy statement/prospectus incorporates by reference the following documents previously filed by us with the SEC:

         HUNTINGTON SEC FILINGS (FILE NO. 0-2525)

           -   Annual Report on Form 10-K for the year ended December 31, 1999
           - Current Report on Form 8-K filed on January 21, 2000, March 6, 2000, and March 28, 2000
           -   Proxy Statement, dated February 25, 2000
           - Forms 8-A filed with the SEC pursuant to Section 12 of the Securities Exchange Act of 1934, describing Huntington common stock and the rights issued under a certain Rights Agreement, dated February 22, 1990, as amended August 16, 1995, between Huntington and Huntington Bank, which rights are attached to all shares of Huntington common stock
           - Current Report on Form 8-K, dated August 16, 1995, filed for the purpose of updating the description of the rights which are attached to all shares of Huntington common stock

         EMPIRE SEC FILINGS (FILE NO. 0-15839)

           -   Annual Report on Form 10-K for the year ended December 31, 1999
           -   Current Report on Form 8-K filed on February 9, 2000

         We are also incorporating by reference additional documents that we file with the SEC between the date of this proxy statement/prospectus and the date of the Empire special meeting of shareholders. These include periodic reports, such as the Annual Report on Form 10-K, Quarterly Report on Form 10-Q, or Current Reports on Form 8-K, as well as proxy statements.

         Huntington has supplied all information contained or incorporated by reference in this document relating to Huntington. Empire has supplied all information contained or incorporated by reference in this document relating to Empire and McConnell, Budd & Downes, Inc., Empire's financial advisor. Although neither of us has any knowledge that would indicate that any statement or information relating to the other party contained in this document is inaccurate or incomplete, neither of us can warrant the accuracy or completeness of such statements or information as they relate to the other party.

         WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM THE INFORMATION THAT IS CONTAINED OR INCORPORATED BY REFERENCE IN THIS DOCUMENT. YOU SHOULD NOT RELY ON ANY OTHER INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY HUNTINGTON OR EMPIRE. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS DOCUMENT IS ACCURATE AFTER THE INDICATED DATE ON THE FIRST PAGE OF THIS PROXY STATEMENT/PROSPECTUS. THIS DOCUMENT IS NOT AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, HUNTINGTON COMMON STOCK IN ANY JURISDICTION OR TO ANY PERSON IF THAT OFFER OR SOLICITATION IS UNLAWFUL.

                                                                       EXHIBIT A
                                                                       ---------

                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------

         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made as of February 4, 2000, between HUNTINGTON BANCSHARES INCORPORATED, a Maryland corporation ("Huntington"), and EMPIRE BANC CORPORATION, a Michigan corporation ("EMPIRE"). (Huntington and Empire are collectively referred to herein as the "Constituent Corporations.")


                                    RECITALS:
                                    ---------

         A. Huntington is a corporation organized and existing under the laws of the State of Maryland and its principal office in the State of Maryland is located in Baltimore County.

         B. Huntington is authorized to issue a total of 506,617,808 shares of capital stock, consisting of (1) 500,000,000 shares of common stock, without par value ("Huntington Common"), of which 227,992,927 shares were issued and outstanding on January 31, 2000 (exclusive of treasury shares), and (2) 6,617,808 shares of serial preferred stock, without par value, none of which was issued and outstanding on the date of this Agreement.

         C. Empire is a corporation organized and existing under the Michigan Business Corporation Act and its principal office in the State of Michigan is located in Grand Traverse County.

         D. Empire is authorized to issue 7,000,000 shares of capital stock, consisting of (1) 5,000,000 shares of common stock, without par value ("Empire Common"), of which 3,166,234 shares were issued and outstanding on the date of this Agreement all of which shares are entitled to vote on the "Merger," as such term is defined in Article 1 below, with an additional 23,820 shares of Empire Common, in the aggregate, being subject to outstanding stock options previously issued (collectively, the "Empire Stock Options" and individually, an "Empire Stock Option") under the Empire Banc Corporation Stock Option Plan (the "Empire Stock Option Plan"), and with an additional 19,500 shares of Empire Common, in the aggregate, subject to issuance pursuant to the Empire National Bank Directors Deferred Compensation Plan and the Empire National Bank Directors Deferred Income Plan (collectively the "Director Plans"), and (2) 2,000,000 shares of preferred stock, without par value, none of which was issued and outstanding the date of this Agreement

         E. The respective Boards of Directors of Huntington and Empire have approved the merger of Empire into Huntington upon and subject to the terms and conditions contained herein.


                                   AGREEMENT:
                                   ----------

         NOW, THEREFORE, in consideration of the foregoing recitals, which shall constitute a part of this Agreement, and the mutual promises contained herein, the parties agree as follows:

                                    ARTICLE 1
                                   THE MERGER
                                   ----------

         Subject to the terms and conditions of this Agreement, and the terms and conditions contained in a certain Supplemental Agreement, of even date herewith, among Huntington and Empire (the "Supplemental Agreement"), which is incorporated by reference in this Agreement, at the "Effective Time" (as such term is defined in Article 2), Empire shall be merged into Huntington (the "Merger"). Huntington shall be the surviving corporation in the Merger (the "Surviving Corporation"), which shall continue its corporate existence under the laws of Maryland following the consummation of the Merger. At the Effective Time, the separate existence and corporate organization of Empire shall cease.

                                    ARTICLE 2
                                 EFFECTIVE TIME
                                 --------------

         The Merger shall be effective at 11:59 p.m., local Ohio time (the "Effective Time"), on the "Effective Date," which date shall be the latest of
(1) the day on which Articles of Merger with respect to the Merger have been filed with the Maryland State Department of Assessments and Taxation in accordance with the requirements of the laws of the State of Maryland, (2) the day on which a Certificate of Merger with respect to the Merger has been filed with the Administrator of the Corporation, Securities and Land Development Bureau of the Michigan Department of Consumer and Industry Services, in accordance with the requirements of the laws of the State of Michigan, or (3) such later date as may be specified in such Articles and Certificate of Merger; provided, however, that the Effective Date shall not be earlier than the date of the expiration of the last required waiting period following receipt of the last regulatory approval required in order to consummate the Merger. Unless the parties shall agree otherwise in writing, the Effective Date shall be the same day as the "Closing Date," as such term is defined in the Supplemental Agreement.


                                    ARTICLE 3
                              EFFECT OF THE MERGER
                              --------------------

         3.1 NAME. The name of the Surviving Corporation shall be "Huntington Bancshares Incorporated."

         3.2 ARTICLES OF INCORPORATION. The Charter of Huntington in effect at the Effective Time shall be the charter of the Surviving Corporation, until amended in accordance with law.

         3.3 SEPARATE CORPORATE EXISTENCE; ASSETS; LIABILITIES. At the Effective Time, the effect of the Merger shall be as provided by the applicable provisions of the laws of Maryland. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, (1) the separate existence of Empire shall cease; (2) all assets and property then owned by each Constituent Corporation, or which would inure to either of them, including all real, personal, and mixed property, tangible and intangible assets, choses in action, rights, and credits, and any legacies which either such Constituent Corporation would have been capable of taking, shall immediately, by operation of law, transfer to, vest in, and devolve upon the Surviving Corporation, without any conveyance or further act or deed; (3) the Surviving Corporation shall be liable for all the debts and obligations of each Constituent Corporation; and (4) the rights of creditors and any liens on the property or assets of either Constituent Corporation shall not be impaired.

         3.4 FURTHER ACTIONS. From time to time, as and when requested by the Surviving Corporation or by its successors, the officers and directors of Empire in office at the Effective Time shall execute and deliver such instruments and shall take or cause to be taken such further or other action as shall be necessary in order to vest or perfect in the Surviving Corporation, or to confirm of record or otherwise, title to, and possession of, all the assets, property, interests, rights, privileges, immunities, powers, franchises, and authority of Empire and otherwise to carry out the purposes of this Agreement.


                                    ARTICLE 4
                              CONVERSION OF SHARES
                              --------------------

         4.1 HUNTINGTON COMMON. All shares of Huntington Common that are issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding shares of Huntington Common at and after the Effective Time.

         4.2 EMPIRE COMMON.

                  (a) At the Effective Time, the shares of Empire Common issued and outstanding immediately prior to the Effective Time shall be converted, by virtue of the Merger and without further action on the part of the holders of Empire Common (collectively, the "Empire Shareholders" and, individually, a "Empire Shareholder"), into the right to receive shares of the Huntington Common, as follows:

                  (1) Subject to adjustment in accordance with Sections (2) and
         (3) below, each outstanding share of Empire Common shall be converted into the right to receive 2.0355 shares of Huntington Common (the "Conversion Ratio").

                  (2) If the sum (the "Actual Outstanding Empire Common") of (a) the number of shares of Empire Common outstanding at the Effective Time plus (b) the number of shares of Empire Common that are subject to outstanding Empire Stock Options as of the Effective Time plus (c) the number of shares of Empire Common that have been accrued under the Director Plans as of the Effective Time is greater than the sum (the "Anticipated Outstanding Empire Common") of (x) 3,190,054 shares plus
         (y) the number of shares of Empire Common (not to exceed 19,500 shares) that have been accrued under the Directors Plans as of the Effective Time, the Conversion Ratio will be automatically adjusted by multiplying the original Conversion Ratio by the quotient obtained by dividing the Anticipated Outstanding Empire Common by the Actual Outstanding Empire Common; provided, however, that, in performing any such adjustment, the Conversion Ratio will be rounded to the nearest hundredth of a share of Huntington Common.

                  (3) In the event that Huntington changes (or establishes a record date for changing) the number of shares of Huntington Common issued and outstanding as a result of a stock dividend, stock split, recapitalization, or similar transaction with respect to the outstanding shares of Huntington Common (collectively, a "Huntington Recapitalization"), and the record date for such Huntington Recapitalization shall be after the date of this Agreement and prior to the Effective Time, then the Conversion Ratio shall be adjusted appropriately. In the event of a reclassification of the outstanding shares of Huntington Common or a consolidation or merger of Huntington with or into another corporation, other than a merger in which Huntington is the surviving corporation and which does not result in any reclassification, conversion, or exchange of shares of Huntington Common, holders of Empire Common shall receive, in lieu of each share of Huntington Common to be issued in exchange for each share or portion of a share of Empire Common pursuant to the terms hereof, the kind and amount of securities, money, property, or other consideration receivable upon such reclassification, consolidation, or merger by holders of Huntington Common with respect to shares of Huntington Common outstanding immediately prior to such reclassification, consolidation, or merger.

                  (4) No fractional shares of Huntington Common shall be issued. Each holder of Empire Common who would otherwise be entitled to receive a fractional part of a share of Huntington Common shall instead be entitled to receive cash in an amount equal to the product resulting from multiplying such fraction by the Average Closing Sale Price. No interest shall be payable with respect to such cash payment.

         (b) Any and all shares of Empire Common held by Empire, Huntington, or any direct or indirect majority-owned subsidiary of either of them, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

         (c) Each unexercised Empire Stock Option that is outstanding immediately prior to the Effective Time shall be converted automatically at the Effective Time into an option to purchase shares of Huntington Common under the Huntington Amended and Restated 1994 Stock Option Plan or similar Huntington plan (a "Huntington Stock Option"), with the number of shares of Huntington Common to be subject to a particular Huntington Stock Option to be determined by converting the number of shares of Empire Common subject to the Empire Stock Option into a number of Huntington Common shares in accordance with the procedure for converting outstanding Empire Common shares into Huntington Common shares as set forth in Section 4.2(a) above, except that all fractional shares will be rounded to the nearest whole share, and with the exercise price for each share of Huntington Common subject to a particular Huntington Stock Option to be equal to the exercise price per Empire Common share under the Empire Stock Option divided by the Conversion Ratio determined in accordance with Section 4.2(a)(1) above; provided, however, that, in the case of any Empire Stock Option to which Section 421 of the Internal Revenue Code of 1986, as amended (the "Code"), applies by reason of its qualification under Section

422 of the Code, the terms of the Huntington Stock Option into which such Empire Stock Option is to be converted, including the option price, the number of shares of Huntington Common purchasable pursuant to such option, and the terms and conditions of exercise of such option, shall be determined so as to comply with Section 424(a) of the Code. Upon such conversion, all rights under any and all stock options and stock option plans previously granted or adopted by Empire shall terminate.


                                    ARTICLE 5
                            EXCHANGE OF CERTIFICATES
                            ------------------------

         (a) As promptly as practicable after the Effective Date but not later than ten business days after the Effective Date, Huntington shall cause The Huntington National Bank or its nominee (the "Exchange Agent") to prepare and mail to each holder of record on the Effective Date of any shares of Empire Common a letter of transmittal containing instructions for the surrender of all certificates for shares of Empire Common. Upon the surrender by such holder of a certificate or certificates for shares of Empire Common standing in such holder's name to the Exchange Agent in accordance with the instructions set forth in the letter of transmittal, such holder shall be entitled to receive in exchange a certificate representing the number of whole shares of Huntington Common into which the shares represented by the certificate or certificates so surrendered shall have been converted and, if applicable, a check payable to such holder in the amount necessary to pay for any fractional shares of Huntington Common which such holder would otherwise have been entitled to receive, in accordance with Section 4.2(a)(4). Huntington shall deliver to the Exchange Agent such share certificates for whole shares of Huntington Common and the amount of cash necessary to pay for all fractional shares of Huntington Common in accordance with Section 4.2(a)(4) in order to permit the Exchange Agent to promptly deliver such certificates and cash to the holders of shares of Empire Common upon its receipt of certificates representing shares of Empire Common. No interest shall be payable with respect to either the whole shares of Huntington Common or the cash payable in lieu of fractional shares. Immediately after the third anniversary of the Effective Date, the Exchange Agent shall deliver to the Surviving Corporation any unclaimed balance of cash owing with respect to fractional shares and such cash shall be retained by, and become the property of the Surviving Corporation, free and clear of any claims whatsoever.

         (b) Neither the Surviving Corporation nor the Exchange Agent shall be obligated to deliver a certificate for Huntington Common or a check for cash in lieu of fractional shares to a former shareholder of Empire until such former shareholder surrenders the certificate or certificates representing shares of Empire Common standing in such former shareholder's name or, if such former shareholder is unable to locate such certificate or certificates, an appropriate affidavit of loss and indemnity agreement and bond as may be required by Huntington. Until so surrendered, each outstanding certificate for shares of Empire Common shall be deemed for all corporate purposes (except the payment of dividends) to evidence ownership of the number of whole shares of Huntington Common into which the shares of Empire Common represented thereby shall have been converted.

         (c) After the Effective Date, no dividends or distributions payable to holders of record of Huntington Common shall be paid to any holder of an outstanding certificate or certificates formerly representing shares of Empire Common until such certificate(s) are surrendered by such holder in accordance with the terms of this Agreement. Promptly upon surrender of such outstanding certificate(s), there shall be paid to such holder of the certificate or certificates for Huntington Common issued in exchange the amount of dividends and other distributions, if any, which theretofore became payable with respect to such full shares of Huntington Common, but which have not theretofore been paid on such stock. No interest shall be payable with respect to the payment of any dividends or other distributions. All such dividends or other distributions unclaimed at the end of three years from the Effective Date shall, to the extent such dividends have been previously paid to the Exchange Agent, be repaid by the Exchange Agent to Huntington, and thereafter the holders of such outstanding certificates for Empire Common shall look, subject to applicable escheat, unclaimed funds, and other laws, only to Huntington as general creditors for payment thereof.

         (d) The stock transfer books of Empire shall be closed as of the close of business on the day that is two business days prior to the Effective Date. After such date, there shall be no further registration on the records of Empire of transfers of outstanding certificates formerly representing shares of Empire Common.

         (e) Huntington is empowered to adopt additional reasonable rules and regulations with respect to the matters referred to in this Article 5 not inconsistent with the provisions of this Agreement.

         (f) Adoption of this Agreement by the shareholders of Empire shall constitute ratification of the appointment of the Exchange Agent.


                                    ARTICLE 6
                              SHAREHOLDER APPROVAL
                              --------------------

         This Agreement shall be submitted to the shareholders of Empire for approval in accordance with applicable law and its Governing Documents as soon as reasonably practicable following the execution of this Agreement.


                                    ARTICLE 7
                            MISCELLANEOUS PROVISIONS
                            ------------------------

         7.1 AMENDMENT. At any time prior to the Effective Time, the parties may amend, modify, or supplement this Agreement by mutual agreement authorized by their respective boards of directors, whether before or after the shareholders of Empire have adopted this Agreement, provided that the number of shares of Huntington Common into which shares of Empire Common are to be converted as determined in Section 4.2(a) shall not be changed after the shareholders of Empire have adopted this Agreement without the approval of such shareholders in the same manner as required for the adoption of this Agreement; and provided, further, that this Agreement may not be amended, modified, or supplemented, except by an instrument in writing executed and delivered by each of the parties.

         7.2 TERMINATION. Unless extended by the mutual agreement of the parties, this Agreement may be terminated, notwithstanding the adoption thereof by the shareholders of Huntington or Empire in the manner and under the circumstances set forth in the Supplemental Agreement.

         7.3 ENTIRE AGREEMENT. This Agreement, together with the Supplemental Agreement and any exhibits hereto or thereto, constitutes the entire agreement among the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, oral or written, among the parties with respect to such subject matter and no party shall be liable or bound to the others in any manner by any covenants, representations, or warranties except as specifically set forth herein or therein.

         7.4 CAPTIONS. The captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

         7.5 ASSIGNMENT. Neither this Agreement nor any rights, interests, or obligations under this Agreement shall be assigned or transferred by operation of law or otherwise by any party without the prior written consent of the other party.

         7.6 BENEFIT. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties and their successors in interest any rights or remedies under or by reason of this Agreement.

         7.7 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original for all purposes, but such counterparts taken together shall constitute one and the same instrument.

         7.8 GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Ohio without regard to its conflict of laws principles, except to the extent that Maryland law governs certain aspects of the Merger as it relates to Huntington or Michigan law governs certain aspects of the Merger as it relates to Empire.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                            HUNTINGTON BANCSHARES INCORPORATED


                            By: /s/ Richard A. Cheap
                               -----------------------------------
                                    Richard A. Cheap
                                    General Counsel and Secretary

                            EMPIRE BANC CORPORATION


                            By: /s/ James E. Dutmers, Jr.
                               -----------------------------------
                                    James E. Dutmers, Jr.
                                    Chairman and Chief Executive Officer

                    AMENDMENT TO AGREEMENT AND PLAN OF MERGER
                    -----------------------------------------

         THIS AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this "Amendment") is made as of April 12, 2000, between HUNTINGTON BANCSHARES INCORPORATED, a Maryland corporation ("Huntington"), and EMPIRE BANC CORPORATION, a Michigan corporation ("Empire").

                                    RECITALS
                                    --------

         A. Huntington and Empire are parties to a certain Agreement and Plan of Merger, dated February 4, 2000 (the "Merger Agreement").

         B. Huntington and Empire desire to amend the Merger Agreement as provided for in this Amendment.

                                    AGREEMENT
                                    ---------

         NOW, THEREFORE, in consideration of the foregoing recitals, which shall constitute a part of this Amendment, and the mutual promises contained herein, the parties agree that the Merger Agreement shall be amended as follows:

         1. "Average Closing Sale Price," as referred to in Section 4.2(a)(4) of the Merger Agreement, shall mean the average of the closing sale prices for a share of Huntington common stock on the five trading days immediately preceding the date that is five trading days prior to the Effective Date, as reported on the Nasdaq National Market.

         2. This Amendment shall be effective as of the date set forth above. Except as set forth in this Amendment, the Merger Agreement shall continue in full force and effect without modification or change.

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first written above.

                            HUNTINGTON BANCSHARES INCORPORATED


                            By: /s/ Richard A. Cheap
                               -----------------------------------
                                    Richard A. Cheap
                                    General Counsel and Secretary

                            EMPIRE BANC CORPORATION


                            By:   /s/ James E. Dutmers, Jr.
                               -----------------------------------
                                      James E. Dutmers, Jr.
                                      Chairman and Chief Executive Officer

                                                                       EXHIBIT B
                                                                       ---------

                             SUPPLEMENTAL AGREEMENT
                             ----------------------


         THIS SUPPLEMENTAL AGREEMENT (this "Agreement") is made and entered into as of February 4, 2000, between EMPIRE BANC CORPORATION ("Empire"), a Michigan corporation having its principal office located in Traverse City, Michigan; and HUNTINGTON BANCSHARES INCORPORATED ("Huntington"), a Maryland corporation having its principal office located in Columbus, Ohio.


                                    RECITALS:
                                    ---------


         A. Huntington is a registered bank holding company under the BHC Act.

         B. Empire is a registered bank holding company under the BHC Act.

         C. Concurrently with the execution and delivery of this Agreement, the Parties are entering into (1) an Agreement and Plan of Merger (the "Merger Agreement"), which provides for the merger of Empire into Huntington in accordance with the terms and conditions contained in the Merger Agreement and in this Agreement (the "Merger"), and (2) a certain Warrant Purchase Agreement, in the form attached as Exhibit 1 (the "Warrant Purchase Agreement"), and Empire is issuing to Huntington a certain Warrant, in the form attached as Attachment A to the Warrant Purchase Agreement (the "Warrant"). This Agreement, together with the Merger Agreement, the Warrant Purchase Agreement, and the Warrant are sometimes collectively referred to as the "Merger Documents."

         D. The Parties desire to enter into this Agreement for the purpose of setting forth certain representations, warranties, and covenants made by each party as an inducement to the other party to execute and deliver the Merger Agreement and to consummate the Merger and to set forth certain additional terms and conditions applicable to the Merger.


                                   AGREEMENT:
                                   ----------

         NOW, THEREFORE, in consideration of the above recitals and the mutual warranties, representations, covenants, and agreements set forth herein, the Parties agree as follows:


                                    ARTICLE 1
                                   DEFINITIONS
                                   -----------

         1.1 DEFINITIONS CONTAINED ELSEWHERE IN THIS AGREEMENT. For purposes of this Agreement, the following terms shall have the meanings ascribed to them in the Preamble or Recitals of this Agreement:

         this "AGREEMENT";

         "EMPIRE";

         "HUNTINGTON";

         the "MERGER";

         the "MERGER AGREEMENT";

         the "MERGER DOCUMENTS";

         the "WARRANT";

         the "WARRANT PURCHASE AGREEMENT";

         1.2 DEFINITIONS CONTAINED IN THE MERGER AGREEMENT. For purposes of this Agreement, the following terms shall have the meanings ascribed to them in the Merger Agreement:

         the "DIRECTOR PLANS";

         the "EFFECTIVE DATE";

         the "EFFECTIVE TIME";

         "EMPIRE COMMON";

         the "EMPIRE STOCK OPTION PLAN";

         the "EMPIRE STOCK OPTIONS";

         "HUNTINGTON COMMON"; and

         the "SURVIVING CORPORATION";

         1.3 ADDITIONAL DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings:

         "401(k) PLAN" shall mean the Empire National Bank Savings, Investment and Retirement Plan.

         "ACQUISITION TRANSACTION" shall mean a transaction involving (A) the sale or other disposition of more than 20% of the shares of the capital stock or any other class of voting securities of Empire, including, but not limited to, a Tender Offer, involving any Person other than Huntington or a Huntington Affiliate, (B) the sale or other disposition of 15% or more of the consolidated assets or deposits of Empire or of the bank owned by Empire, to any Person other than Huntington or a Huntington Affiliate, or (C) a merger or consolidation involving Empire and any Person other than Huntington or a Huntington Affiliate, other than a transaction pursuant to which Empire will be the surviving corporation and the current shareholders of Empire will be the owners of a majority of the stock of the surviving corporation following the transaction.

         "AFFILIATE" of a Person shall mean: (A) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by, or under common control with such Person; (B) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (C) any other Person for which a Person described in clause (B) acts in any such capacity.

         "ASSETS" of a Person shall mean all of the assets, properties, businesses, and rights of such Person of every kind, nature, character, and description, whether real, personal, or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

         "BHC ACT" shall mean the federal Bank Holding Company Act of 1956, as amended.

         "CERCLA" shall mean the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601, et seq.

         "CONSENT" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

         "CONTRACT" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets, or business.

         "DEFAULT" shall mean (A) any breach or violation of or default under any Contract, Order, or Permit, (B) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order, or Permit, or (C) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order, or Permit, where, in any such event, such Default is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

         "DISCLOSURE MEMORANDUM" shall mean the written information entitled "Disclosure Memorandum" delivered by Empire to Huntington prior to the date of this Agreement identifying the matters contained therein and, with respect to each disclosure made, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

         "EMPIRE BANK" shall mean The Empire National Bank of Traverse City, a wholly owned subsidiary of Empire.

         "EMPIRE BONUS PLAN" shall mean the Empire Profit Sharing and Incentive Plan, as in effect as of the date of this Agreement.

         "EMPIRE BONUS PLAN PARTICIPANTS" shall mean all employees of Empire who are listed in Section 6.3(c) of the Disclosure Memorandum as participants in the Empire Bonus Plan on the Effective Date (which list may be updated on the day immediately preceding the Effective Date).

         "EMPIRE BONUS POOL" shall mean the estimated aggregate dollar amount that would be or become payable under the Empire Bonus Plan for the entire 2000 calendar year, in the agreed amount of $1,153,000 (which amount was calculated without regard to any accounting or accrual adjustments that may be required under or resulting from the Merger Documents or the transactions contemplated thereby), multiplied by a fraction, the numerator of which is the number of days between January 1, 2000, and the Effective Date (inclusive), and the denominator of which is 366.

         "EMPIRE COMPANIES" shall mean Empire and all Empire Subsidiaries.

         "EMPIRE COMPANY" shall mean Empire and/or any Empire Subsidiary.

         "EMPIRE FINANCIAL STATEMENTS" shall mean (A) the consolidated balance sheets of Empire (including related notes and schedules, if any) as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for each of the three years ended December 31, 1998, 1997, and 1996, with the report thereon of Crowe, Chizek and Company LLP, as filed by Empire in SEC Documents; (B) the audited or unaudited consolidated balance sheets of Empire (including related notes and schedules, if any), and the related consolidated statements of income and cash flows (including related notes and schedules, if any) included in SEC Documents filed by Empire with respect to periods ended subsequent to December 31, 1998; and (C) the financial information included in the "Report to Management December 1999" previously delivered to Huntington (the "December Report").

         "EMPIRE RIGHTS AGREEMENT" shall mean the Rights Agreement, dated December 19, 1990, as amended, between Empire and Empire Bank, as Rights Agent.

         "EMPIRE SUBSIDIARIES" shall mean the Subsidiaries of Empire, which shall include the Empire Subsidiaries described in Section 2.4 of the Disclosure Memorandum and any corporation, bank, savings association, or other organization acquired as a Subsidiary of Empire after the date of this Agreement and owned by Empire at the Effective Time.

         "EMPLOYEE BENEFIT PLAN" or "BENEFIT PLAN" of a Party shall mean any and all employee benefit plans of such Party, including, but not limited to, all ERISA Plans and all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plans, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by a Party or any Subsidiary of that Party for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate.

         "ENVIRONMENTAL LAWS" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including CERCLA, RCRA, and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Substance, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Substance.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA AFFILIATE" shall have the meaning provided in Section 2.13 of this Agreement.

         "ERISA PLAN" of a Party shall mean an Employee Benefit Plan of that Party or any Subsidiary of such Party which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA.

         "ESOP" shall mean the Empire National Bank Employee Stock Ownership
Plan.

         "EXHIBITS" 1 through 3, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are incorporated by reference in, and made a part of, this Agreement and may be referred to in this Agreement and any other related instrument or document without being attached to this Agreement.

         "FDIC" shall mean the Federal Deposit Insurance Corporation.

         "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

         "GOVERNING DOCUMENTS" of a Person shall mean, collectively, the charter, articles of incorporation, certificate of incorporation, bylaws, and regulations, as applicable, of such Person and any and all other documents governing the internal affairs of such Person.

         "HAZARDOUS SUBSTANCE" shall mean (A) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (B) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

         "HUNTINGTON CAPITAL STOCK" shall mean, collectively, the Huntington Common, the Huntington Preferred Stock, and any other class or series of capital stock of Huntington.

         "HUNTINGTON COMPANIES" shall mean, collectively, Huntington and all Huntington Subsidiaries.

         "HUNTINGTON FINANCIAL STATEMENTS" shall mean (A) the consolidated balance sheets of Huntington (including related notes and schedules, if any) as of December 31, 1998 and 1997, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for each of the three years ended December 31, 1998, 1997, and 1996, with the report thereon of Ernst & Young LLP, as filed by Huntington in SEC Documents, and (B) the unaudited consolidated balance sheets of Huntington (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to December 31, 1998.

         "HUNTINGTON PREFERRED STOCK" shall mean the "blank" serial preferred stock of Huntington, without par value.

         "HUNTINGTON RIGHTS" shall mean the preferred stock purchase rights issued pursuant to the Huntington Rights Agreement.

         "HUNTINGTON RIGHTS AGREEMENT" shall mean that certain Rights Agreement; dated as of February 22, 1990, as amended, between Huntington and The Huntington Trust Company, N.A., as Rights Agent.

         "HUNTINGTON SUBSIDIARIES" shall mean the Subsidiaries of Huntington, whether currently a Subsidiary of Huntington or acquired as a Subsidiary of Huntington after the date of this Agreement and owned by Huntington at the Effective Time.

         "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

          "KNOWLEDGE" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are known or should have been known after reasonable investigation by the Chairman, President, Chief Financial Officer, Chief Accounting Officer, Chief Credit Officer, ("in-house") General Counsel, any ("in-house") Assistant or Deputy General Counsel, or any Senior or Executive Vice President of such Person.

         "LAW" shall mean any code, law, ordinance, regulation, reporting, or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted, or enforced by any Regulatory Authority.

         "LIABILITY" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection, and defense), claim, deficiency, guaranty, or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

         "LIEN" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention, or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (A) Liens for current property Taxes not yet due and payable, (B) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of banking business, and (C) Liens which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

         "LITIGATION" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, governmental, or other examination or investigation, hearing, inquiry, administrative, or other proceeding, by any Person alleging potential Liability, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

         "LOAN PROPERTY" shall mean any property owned by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

         "MATERIAL" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

         "MATERIAL ADVERSE EFFECT" on a Party shall mean an event, change, or occurrence which, individually or together with any other event, change, or occurrence, has a material adverse impact on (A) the financial position, business, or results of operations of such Party and its Subsidiaries, taken individually (except with respect to the Empire Companies, such impact shall be measured individually only as to Empire and Empire Bank),or as a whole, or (B) the ability of such Party to perform its obligations under the Merger Documents or to consummate the Merger or the other transactions contemplated by the Merger Documents.

         "NASD" shall mean the National Association of Securities Dealers, Inc.

         "NASDAQ NATIONAL MARKET" shall mean the National Market System of the National Association of Securities Dealers Auto-mated Quotations System.

         "1933 ACT" shall mean the Securities Act of 1933, as amended.

         "1934 ACT" shall mean the Securities Exchange Act of 1934, as amended.

         "OCC" shall mean the Office of the Comptroller of the Currency.

         "OPERATIONAL REAL PROPERTY" shall mean the Real Property owned or leased by any Empire Company and used in the operation of its business.

         "ORDER" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

         "PARTICIPATION FACILITY" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the "management," as such term is defined in CERCLA, and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

         "PARTY" shall mean either Empire or Huntington, and "Parties" shall mean both Empire and Huntington.

         "PENSION PLAN" of a Party shall mean any ERISA Plan of that Party or any Subsidiary of such Party which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code).

         "PERMIT" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

         "PERSON" shall mean a natural person or any legal, commercial, or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

         "PROXY STATEMENT" shall mean the proxy statement used by Empire to solicit the approval of its shareholders of the transactions contemplated by the Merger Documents which shall include the prospectus of Huntington relating to the issuance of shares of Huntington Common to holders of shares of Empire Common.

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

         "RABBI TRUSTS" shall mean collectively, the Director Trust Agreement, dated December 1, 1995, as amended, and the Executive Trust Agreement, dated December 1, 1995, as amended.

         "RCRA" shall mean the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901, et seq.

         "REAL PROPERTY" shall mean any and all real property owned or leased by any Empire Company.

         "REGISTRATION STATEMENT" shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements, filed with the SEC by Huntington under the 1933 Act with respect to the shares of Huntington Common to be issued to the shareholders of Empire in the Merger.

         "REGULATORY AUTHORITIES" shall mean, collectively, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the FDIC, the OCC, all state regulatory agencies, if any, having jurisdiction over the Parties and their respective Subsidiaries, the NASD, and the SEC.

         "REPRESENTATIVE" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative of a Person.

         "RIGHTS" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

         "SEC" shall mean the Securities and Exchange Commission.

         "SEC DOCUMENTS" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

         "SECURITIES LAWS" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder, and the blue sky, securities, or similar laws of the various states, as applicable.

         "SERP" shall mean the Empire National Bank Supplemental Executive Retirement Plan, dated December 1, 1999.

         "SHAREHOLDERS' MEETING" shall mean the meeting of the shareholders of Empire to be held pursuant to Section 4.3 of this Agreement, including any adjournment or adjournments thereof.

         "SUBSIDIARIES" of a Party shall mean all those corporations, banks, associations, or other entities of which the Party owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

         "TAX" or "TAXES" shall mean any federal, state, county, local, or foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy, and other taxes, assessments, charges, fares, or impositions, including interest, penalties, and additions imposed thereon or with respect thereto.

         "TENDER OFFER" shall mean a tender or exchange offer made by any Person other than Huntington or an Affiliate of Huntington to acquire equity securities of Empire if, upon the completion of the transactions proposed in such offer, such Person would own or have the right to acquire beneficial ownership of more than 20 percent of the capital stock or any other class of voting securities of Empire.

         1.4 INTERPRETATIONS. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."


                                    ARTICLE 2
                    REPRESENTATIONS AND WARRANTIES OF EMPIRE
                    ----------------------------------------

         Empire hereby represents and warrants to Huntington as follows:

         2.1 ORGANIZATION, STANDING, AND POWER.

         (a) Empire is duly registered as a bank holding company under the BHC Act. Each of the Empire Companies is organized, validly existing, and in good standing under the Laws of the United States or its respective state of incorporation or formation and has the corporate power and authority necessary to carry on its business as now conducted and to own, lease, and operate its material Assets. Each Empire Company is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Empire.

         (b) Section 2.1 of the Disclosure Memorandum contains true and complete copies of all of the Governing Documents of each Empire Company.

         (c) Except as disclosed in Section 2.1(c) of the Disclosure Memorandum, the minute books of Empire accurately reflect in all material respects all corporate meetings held or actions taken since January 1, 1995, by the shareholders or Board of Directors of Empire.

         2.2 AUTHORITY; NO BREACH BY AGREEMENT.

         (a) Empire has the corporate power and authority necessary to execute, deliver, and perform its obligations under the Merger Documents and to consummate the transactions contemplated thereby. The execution, delivery, and performance of the Merger Documents and the consummation of the transactions contemplated therein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Empire, subject to the approval of the Merger Documents by a majority of the outstanding shares of Empire Common, which is the only shareholder vote required for approval of the Merger Documents and the consummation of the Merger by Empire. Subject to such requisite shareholder approval, the Merger Documents represent the legal, valid, and binding obligations of Empire, enforceable against Empire in accordance with their respective terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, receivership, conservatorship, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

         (b) Except as disclosed in Section 2.2 of the Disclosure Memorandum, neither the execution and delivery of the Merger Documents by Empire nor the consummation by Empire of the transactions contemplated thereby, nor compliance by Empire with any of the provisions thereof, will (A) conflict with or result in a breach of any provision of Empire's Governing Documents, or (B) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Empire Company, under any Contract or Permit of any Empire Company, or (C) subject to receipt of the requisite approvals referred to in Section 7.1(a) and (b) of this Agreement, violate any Law or Order applicable to any Empire Company or any of their respective material Assets.

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

         (c) Other than in connection or compliance with the provisions of applicable state corporate and Securities Laws and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any Employee Benefit Plan of any Empire Company, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Empire of the Merger and the other transactions contemplated in the Merger Documents.

         2.3 CAPITAL STOCK.

         (a) The authorized capital stock of Empire consists of 5,000,000 shares of Empire Common, 3,166,234 of which are issued and outstanding as of the date of this Agreement and 2,000,000 shares of preferred stock, without par value, none of which was outstanding on the date of this Agreement. All of the issued and outstanding shares of Empire Common are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of capital stock of Empire has been issued in violation of any preemptive rights of the current or past shareholders of Empire. Empire has reserved 23,820 shares of Empire Common for issuance under the Empire Stock Option Plan, pursuant to which options to purchase not more than 23,820 shares of Empire Common are outstanding. As of December 31, 1999, approximately 14,500 shares of Empire Common were reserved for issuance to satisfy obligations Empire had under the Director Plans and an additional 5,000 shares of Empire Common have been reserved for issuance pursuant to the Director Plans during 2000.

         (b) Except for the Warrant, the Warrant Purchase Agreement, and the Empire Rights Agreement, and except as set forth in Section 2.3(a) of this Agreement or as disclosed in Section 2.3 of the Disclosure Memorandum, there are no shares of capital stock or other equity securities of Empire outstanding and no outstanding Rights relating to the capital stock of Empire. The execution and delivery of the Merger Documents does not, and the consummation of the Merger and the other transactions contemplated by the Merger Documents will not (A) result in the grant of any Rights to any Person under the Empire Rights Agreement, (B) result in separation from the shares of Empire Common of the Rights granted under the Empire Rights Agreement, (C) permit any holder of any of the Rights under the Empire Rights Agreement to exercise any such Rights, or
(D) give any Person any Right to purchase any securities issued by Huntington. Empire and Empire Bank, as Rights Agent, have properly authorized and executed a certain Amendment to Empire Rights Agreement, dated as of the date of this Agreement, but executed prior to the execution of this Agreement, a copy of which has been furnished to Huntington.

         2.4 EMPIRE SUBSIDIARIES. Section 2.4 of the Disclosure Memorandum contains a true and complete list of all Empire Subsidiaries as of the date of this Agreement. Empire Bank is a national bank chartered under laws of the United States. Except as disclosed in Section 2.4 of the Disclosure Memorandum, Empire owns all of the issued and outstanding shares of capital stock of each Empire Subsidiary. No equity securities of any Empire Subsidiary are or may become required to be issued by reason of any Rights, and there are no Contracts by which any Empire Subsidiary is bound to issue additional shares of its capital stock or Rights. There are no Contracts relating to the rights of any Empire Company to vote or to dispose of any shares of the capital stock of any Empire Subsidiary. All of the shares of capital stock of each Empire Subsidiary held by an Empire Company are fully paid and, except pursuant to 12 U.S.C.
Section 55 in the case of Empire Bank, non-assessable and are owned by the Empire Company free and clear of any Lien. Empire Bank is an "insured institution," as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, the deposits in which are insured by the Bank Insurance Fund or the Savings Association Insurance Fund.

         2.5 FINANCIAL STATEMENTS. Empire has delivered to Huntington copies of all Empire Financial Statements and will deliver to Huntington copies of all Empire Financial Statements prepared subsequent to the date hereof. The Empire Financial Statements (as of the dates thereof and for the periods covered thereby) (A) are, or if dated after the date of this Agreement, will be, in accordance with the books and records of Empire, which are or will be, as the case may be, complete and correct in all material respects and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (B) present or will present, as the case may be, fairly the consolidated financial position of Empire as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows of Empire for the periods indicated, in accordance with GAAP (except with respect to the December Report which has not been prepared in accordance with
GAAP) or, as
applicable, regulatory accounting principles applicable to bank holding companies generally (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, subject to normal recurring year-end and audit adjustments that are not material in amount or effect).

         2.6 ABSENCE OF UNDISCLOSED LIABILITIES. Except as disclosed in Section
2.6 of the Disclosure Memorandum, as of December 31, 1998, no Empire Company had any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Empire, except Liabilities which were accrued or reserved against in the consolidated balance sheets of Empire as of December 31, 1998, included in the Empire Financial Statements. Except as disclosed in Section 2.6 of the Disclosure Memorandum, no Empire Company has incurred or paid any Liability since December 31, 1998, except for (A) such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Empire, (B) such Liabilities that are expressly permitted hereunder, and (C) such Liabilities incurred in connection with the negotiation and consummation of the transactions contemplated hereunder.

         2.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Empire Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 2.7 of the Disclosure Memorandum, since December 31, 1998,
(A) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Empire, and (B) Empire has not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken or occurring after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants or agreements of Empire provided in this Agreement. Specifically, but without in any way limiting the foregoing, except as described in Section 2.7 of the Disclosure Memorandum, since December 31, 1998, no Empire Company has:

         (a) merged with any other corporation or bank, or permitted any other corporation or bank to merge into or consolidate with it; acquired control over any other firm, bank, corporation, or organization;

         (b) incurred any indebtedness, obligations, or liabilities, whether absolute, accrued, contingent, or otherwise, including, without limitation, liabilities as guarantor under any guaranty, other than indebtedness, obligations, and liabilities incurred in the ordinary course of its business or incurred under the Empire Contracts (as that term is defined in Section 2.14);

         (c) forgiven or cancelled any indebtedness or contractual obligation, other than in the ordinary course of business;

         (d) purchased, sold, transferred, liquidated, or otherwise acquired or disposed of any material Assets or properties, or entered into any contract for any such purchase, sale, transfer, liquidation, acquisition, or disposition, other than in the ordinary course of business;

         (e) entered into any material lease of real or personal property other than in the ordinary course of business;

         (f) declared, paid, made, or set apart any sum or property for, any dividend or other distribution, or otherwise paid or transferred any funds or property to its shareholders;

         (g) made any loans or loan commitments, other than in the ordinary course of business, to any Affiliate of Empire (or any person or business entity controlled by or affiliated with such an Affiliate);

         (h) entered into any transaction involving the expenditure of more than $50,000, other than in the ordinary course of business, except pursuant to and in accordance with the terms of the contracts and commitments referred to in
Section 2.14;

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

         (i) adopted any change in any accounting policy or method, except as appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

         (j) revalued any asset or adjusted any reserve other than in the ordinary course of business.

         2.8 TAX MATTERS. Except as may be disclosed in Section 2.8 of the Disclosure Memorandum:

         (a) All Tax returns required to be filed by or on behalf of any Empire Company have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1998, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time and all returns filed are complete and accurate, except for failures, if any, which, taken together, would not have a Material Adverse Effect on Empire. All Taxes shown on filed returns have been paid or adequate provision therefor has been made in the Empire Financial Statements. As of the date of this Agreement, there is no audit examination, deficiency, or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on Empire, except as reserved against in the Empire Financial Statements delivered prior to the date of this Agreement or as disclosed in
Section 2.8 of the Disclosure Memorandum. All Taxes and other Liabilities due with respect to completed and settled Tax examinations or concluded Tax Litigation have been paid or adequate provision therefor has been made in the Empire Financial Statements.

         (b) None of the Empire Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

         (c) Adequate provision for any Taxes due or to become due for any of the Empire Companies for the period or periods through and including the date of the respective Empire Financial Statements has been made and is reflected on such Empire Financial Statements in accordance with GAAP.

         (d) Deferred Taxes of the Empire Companies have been provided for in accordance with GAAP.

         (e) Each of the Empire Companies is in material compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.

         (f) Empire has not received any notification of an audit of its federal income tax returns for any tax years since 1992.

         (g) Except as described in Section 2.8 of the Disclosure Memorandum, the Empire Companies have not made any payments, are not obligated to make any payments, and are not a party to any agreement that under certain circumstances could obligate them to make any payments, that will not be deductible under the Internal Revenue Code Sections 280G or 162(m).

         2.9      ASSETS AND INSURANCE.

         (a) Except as disclosed in Section 2.9 of the Disclosure Memorandum or as disclosed or reserved against in the Empire Financial Statements delivered prior to the date of this Agreement, Empire has good and marketable title, free and clear of all Liens, to all of its Assets which are material to the operation of its business. All Assets which are material to Empire's business and that are held under leases or subleases by Empire, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect.

         (b) To its Knowledge, Empire currently maintains insurance and blanket bonds (collectively, "Insurance") similar in amounts, scope, and coverage to that customarily maintained by other bank organizations comparable in size and operation to Empire. Empire has not received notice from any Insurance carrier that (A) such Insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (B) premium costs with respect to such policies of insurance will be substantially increased. Except as set forth in Section 2.15 of the Disclosure Memorandum, there are presently no material claims pending under such policies of Insurance and no notices have been given by Empire under such policies with respect to any material potential or actual claims and Empire has no Knowledge of any events that require any such notice to be given. All premiums due under the policies of Insurance have been paid and Empire has not failed to give any notice or to present a material claim in due and timely fashion under any such policy of Insurance.

         (c) Section 2.9 of the Disclosure Memorandum sets forth a list of the addresses all Operational Real Property. To the Knowledge of Empire, the Operational Real Property and the use of such Operational Real Property by Empire does not violate zoning, land use laws, governmental regulations, or restrictive covenants, except where such violation would not have a Material Adverse Effect on Empire. To the Knowledge of Empire, (A) the Operational Real Property and the use thereof by Empire do not encroach upon any property owned by any other person, and (B) no property owned by any other person encroaches upon any of the Operational Real Property, except where such encroachment would not have a Material Adverse Effect on Empire.

         2.10 ENVIRONMENTAL MATTERS. Except as disclosed in Section 2.10 of the Disclosure Memorandum:

         (a) To the Knowledge of Empire, each Empire Company's Participation Facilities, and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Empire.

         (b) There is no Litigation pending or, to the Knowledge of Empire, threatened before any court, governmental agency, or authority or other forum in which any Empire Company or any of its Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant (A) for alleged noncompliance (including by any predecessor) with any Environmental Law or (B) relating to the release into the environment of any Hazardous Substance, whether or not occurring at, on, under, or involving a site owned, leased, or operated by any Empire Company or any of its Participation Facilities, except for such Litigation, pending or threatened, that, if a judgment adverse to an Empire Company were to be rendered in such Litigation, would not have, individually or in the aggregate, a Material Adverse Effect on Empire.

         (c) There is no Litigation pending or, to the Knowledge of Empire, threatened before any court, governmental agency, or board or other forum in which any Empire Company or any of its Loan Properties has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (A) for alleged noncompliance (including by any predecessor) with any Environmental Law or (B) relating to the release into the environment of any Hazardous Substance, whether or not occurring at, on, under, or involving a Loan Property, except for such Litigation, pending or threatened, that, if a judgment adverse to an Empire Company were to be rendered in such Litigation, would not have, individually or in the aggregate, a Material Adverse Effect on Empire.

         (d) To the Knowledge of Empire, there is no reasonable basis for any Litigation of a type described in subsections (b) or (c) above, except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Empire.

         (e) During the period of (A) any Empire Company's ownership or operation of any of their respective current Real Property, (B) any Empire Company's participation in the management of any Participation Facility, or (C) to the Knowledge of Empire, any Empire Company's holding of a security interest in a Loan Property, there have been no releases of Hazardous Substance in, on, under, or affecting such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Empire. Prior to the period of (A) any Empire Company's ownership or operation of any of their respective current Real Property, (B) any Empire Company's participation in the management of any Participation Facility, or (C) any Empire Company's

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

holding of a security interest in a Loan Property, to the Knowledge of Empire, there were no releases of Hazardous Substance in, on, under, or affecting any such property, Participation Facility or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Empire.

         (f) (A) No claims have been made or, to the Knowledge of Empire, threatened at any time by any third Person against any Empire Company relating to damage, contribution, cost recovery, compensation, loss, or injury resulting from any Hazardous Substance; (B) none of the Real Property has been used by any Empire Company for the storage or disposal of Hazardous Substances, except in compliance with applicable Law, nor, to the Knowledge of Empire, is any of the Real Property contaminated by any Hazardous Substance; and (C) to the Knowledge of Empire, none of the Real Property has in the past contained or presently contains any underground storage tanks; except to the extent that any of the matters set forth in items (A), (B), and (C) above would not have a Material Adverse Effect on Empire.

         2.11 COMPLIANCE WITH LAWS. Each Empire Company has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, except for those Permits, the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Empire, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Empire. Except as disclosed in Section 2.11 of the Disclosure Memorandum, no Empire Company:

         (a) is in Default under its Governing Documents;

         (b) is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Empire;

         (c) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (A) asserting that any such entity is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have a Material Adverse Effect on Empire, (B) threatening to revoke any Permits, the revocation of which is reasonably likely to have a Material Adverse Effect on Empire, or (C) requiring any such entity to enter into or consent to the issuance of a cease and desist order, supervisory letter, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any resolution of the Board of Directors of such entity or similar undertaking, which restricts the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends, and is subject to any such agreement under, letter of understanding; or

         (d) directly or indirectly engages in any material activity prohibited to be conducted by such entity, or owns any material Assets prohibited to be held by such entity.

         2.12 LABOR RELATIONS. Except as set forth in Section 2.12 of the Disclosure Memorandum, no Empire Company is the subject of any Litigation asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving any Empire Company, pending or, to the Knowledge of Empire, threatened, or, to the Knowledge of Empire, is there any activity involving any Empire Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

         2.13 EMPLOYEE BENEFIT PLANS.

         (a) Empire has disclosed in Section 2.13 of the Disclosure Memorandum, and has delivered or made available to Huntington prior to the execution of this Agreement copies of each Employee Benefit Plan of the Empire Companies.

         (b) No Empire Company Pension Plan is or has been a "multiemployer plan" within the meaning of Section 3(37) of ERISA.

         (c) Except as disclosed in Section 2.13 of the Disclosure Memorandum, all Employee Benefit Plans of the Empire Companies are in compliance with the applicable terms of ERISA, the Internal Revenue Code, including the 1986 amendments thereto, and any other applicable Laws, the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Empire or Empire Bank.

         (d) Except as disclosed in Section 2.13 of the Disclosure Memorandum, each Empire Company ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter which takes into account the Tax Reform Act of 1986 and subsequent legislation for which a determination letter is available from the Internal Revenue Service, and Empire is not aware of any circumstances likely to result in revocation of any such favorable determination letter. To the Knowledge of Empire, no Empire Company has engaged in a transaction with respect to any Employee Benefit Plan that, assuming the taxable period of such transaction has not expired as of the date hereof, would subject any Empire Company to a Tax imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Empire.

         (e) Except as disclosed in Section 2.13 of the Disclosure Memorandum, no Empire Company Pension Plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements and assuming the adoption of interest rates and mortality tables described in Section 417(e)(3)(A)(i) and the use of such interest rates published in January 1999, and assuming that all participants take a lump sum distribution of their vested accrued benefits on January 1, 1999.

         (f) Except as disclosed in Section 2.13 of the Disclosure Memorandum, since the date of the most recent actuarial valuation, there has been (A) no material change in the financial position of any Empire Company Pension Plan,
(B) no change in the actuarial assumptions with respect to any Empire Company Pension Plan, and (C) no increase in benefits under any Empire Company Pension Plan as a result of plan amendments or changes in applicable Law which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on any Empire Company or materially adversely affect the funding status of any such plan.

         (g) Except as disclosed in Section 2.13 of the Disclosure Memorandum, neither any Empire Company Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any Empire Company, or the single-employer plan of any entity which is considered one employer with Empire under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of
Section 412 of the Internal Revenue Code or Section 302 of ERISA. No Empire Company has provided, or is required to provide, security to an Empire Company Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to
Section 401(a)(29) of the Internal Revenue Code.

         (h) Except as disclosed in Section 2.13 of the Disclosure Memorandum, within the six-year period preceding the Effective Time, no Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by any Empire Company with respect to any ongoing, frozen, or terminated single-employer plan or the single-employer plan of any ERISA Affiliate, which Liability is reasonably likely to have a Material Adverse Effect on Empire or Empire Bank. No Empire Company has incurred any withdrawal Liability with respect to a multi-employer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate), which Liability is reasonably likely to have a Material Adverse Effect on an Empire Company. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Empire Company Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

         (i) Except as disclosed in Section 2.13 of the Disclosure Memorandum, no Empire Company has any Liability for retiree health and life benefits under any Empire Company's Employee Benefit Plans and there are no restrictions on the rights of such Empire Company to amend or terminate any such Employee Benefit Plan without incurring any Liability thereunder, which Liability is reasonably likely to have a Material Adverse Effect on Empire or Empire Bank.

         (j) Except as disclosed in Section 2.13 of the Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by the Merger Documents, will (A) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director, officer, or employee of any Empire Company from any Empire Company under any Employee Benefit Plan or otherwise,
(B) increase any benefits otherwise payable under any Employee Benefit Plan of any Empire Company, or (C) result in any acceleration of the time of payment or vesting of any such benefit.

         (k) All liabilities under any Empire Company's Employee Benefit Plans, other than benefits accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA, have been fully reflected on the audited Empire Financial Statements to the extent required by and in accordance with GAAP.

         (l) Empire Bank is the sponsor of the ESOP and 401(k) Plan. Empire as parent of Empire Bank will require that the Trustees of the ESOP and the 401(k) when implementing this Agreement, as it impacts the ESOP and 401(k), comply with all material and applicable provisions of ERISA and the Internal Revenue Code. The fiduciary liability insurance issued to Empire applicable to its Employee Benefit Plans as further described on Section 2.13 of the Disclosure Memorandum is in full force and effect on the date hereof and will continue to be in full force and effect through and including the Effective Date.

         2.14     MATERIAL CONTRACTS.

         (a) Section 2.14 of the Disclosure Memorandum contains a complete and correct list of all material Contracts to which any Empire Company is a party, by which any Empire Company or any of its property is bound, or which has been authorized by any such Empire Company, of the following types (collectively, the "Empire Contracts"):

         (1) promissory notes, guaranties, mortgages, security agreements, or other evidences of indebtedness of Empire, other than (A) Contracts evidencing deposit liabilities, purchases of federal funds, secured repurchase agreements, Federal Reserve Bank advances, Federal Home Loan Bank advances, trade payables incurred in the ordinary course of business, (B) Contracts relating to borrowings or guarantees made in the ordinary course of business, or (D) Contracts that are terminable without penalty on 60 or fewer days' notice or that involve less than $50,000 in the aggregate;

         (2) employment, bonus, compensation, severance, or consulting agreements;

         (3) any Rights plan of Empire, including any stock option plan, stock appreciation rights plan, restricted stock option plan or stock purchase plan;

         (4) collective bargaining agreements or other agreement with or to a labor union or guild;

         (5) any contract, arrangement, commitment, or understanding which is a "material contract" as such term is defined in Item 601(b)(10) of the Regulation S-K of the Securities and Exchange Commission; and

         (6) any contract, arrangement, commitment, or understanding which would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by the Merger Documents.

         (b) With respect to each Empire Contract and except as disclosed in
Section 2.14 of the Disclosure Memorandum: (A) the Contract is in full force and effect; (B) Empire is not in Default thereunder, other than

Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Empire; (C) Empire has not repudiated or waived any material provision of any such Contract; and (D) no other party to any such Contract is, to the knowledge of Empire, in Default in any respect, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Empire, or has repudiated or waived any material provision thereunder.

         2.15 LEGAL PROCEEDINGS. Except as disclosed in Section 2.15 of the Disclosure Memorandum, there is no Litigation instituted or pending or, to the Knowledge of Empire, threatened (or unasserted but considered probable of assertion) against any Empire Company, or against any Asset, interest, or right of any of them, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Empire Company.
Section 2.15 of the Disclosure Memorandum contains a copy of each audit letter response received by Empire from attorneys for any Empire Company in connection with the preparation of the Financial Statements of Empire or otherwise since December 31, 1998, relating to any Litigation pending as of the date of this Agreement to which any Empire Company is a party and which names any Empire Company as a defendant or cross-defendant, and a brief summary report of any such Litigation that is not discussed in such audit letter responses.

         2.16 REPORTS. Since January 1, 1995, or the date of organization if later, each Empire Company has timely filed all material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with any applicable federal or state securities or bank authorities, except failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Empire. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         2.17 STATEMENTS TRUE AND CORRECT. None of the information supplied or to be supplied by any Empire Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by Huntington with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any Empire Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to Empire's shareholders in connection with the Shareholders' Meeting and any other documents to be filed by Empire or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated by the Merger Documents, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of Empire, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statements or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, as applicable, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that any Empire Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated by the Merger Documents will comply as to form in all material respects with the provisions of applicable Law.

         2.18 TAX AND REGULATORY MATTERS. No Empire Company nor, to the Knowledge of Empire, any Affiliate thereof, has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to (A) prevent the transactions contemplated by the Merger Documents, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (B) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 7.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

         2.19 STATE TAKEOVER LAWS. Each Empire Company has taken all necessary steps to exempt the transactions contemplated by the Merger Documents from any applicable state takeover Law.

         2.20 CHARTER PROVISIONS. Empire has taken all action so that the entering into of the Merger Documents and the consummation of the Merger and the other transactions contemplated by the Merger Documents do not and will not result in the grant of any rights to any Person under the Governing Documents of any Empire Company or restrict or impair the ability of Huntington or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of Empire that may be directly or indirectly acquired or controlled by Huntington or any of its Subsidiaries.

         2.21 COMPLIANCE WITH CERTAIN LAWS. Except as disclosed in Section 2.21 of the Disclosure Memorandum, Empire is in compliance with all currently applicable capital requirements and guidelines prescribed by all appropriate federal or state Regulatory Authorities.

         2.22 COMMUNITY REINVESTMENT ACT COMPLIANCE. No Empire Company has received any notice of non-compliance with the applicable provisions of the CRA and the regulations promulgated thereunder, and Empire Bank has received a CRA rating of satisfactory or better from the OCC. Empire knows of no fact or circumstance or set of facts or circumstances which would cause Empire to fail to comply with such provisions or to cause the CRA rating of Empire to fall below satisfactory.

         2.23 ACQUISITION TRANSACTIONS. Except with respect to the Merger Documents, there are no proposals or offers to engage in an Acquisition Transaction previously received by Empire which remain outstanding as of the close of business on February 4, 2000. Any breach of this representation by Empire will cause any such proposal or offer, whether in its original form or as amended, to be deemed to be received by Empire after February 4, 2000, for purposes of Section 1 of the Warrant and Section 10.2 of this Agreement.

         2.24 LUMP SUM PAYMENT, RELEASE, AND WAIVER AGREEMENTS. Huntington, Empire, and each of the executives officers of Empire listed in Section 2.14(a)(2) of the Disclosure Memorandum (the "Executives"), have entered into Lump Sum Payment, Release, and Waiver Agreements regarding, among other things, the payment of cash in lieu of benefits otherwise payable to the Executives upon a change in control of Empire. Empire has the corporate power and authority necessary to execute, deliver, and perform its obligations under such Lump Sum Payment, Release, and Waiver Agreements and the execution, delivery, and performance of the such Lump Sum Payment, Release, and Waiver Agreement have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Empire. Each Lump Sum Payment, Release, and Waiver Agreement represents the legal, valid, and binding obligation of Empire and the relevant Executive, enforceable against Empire and the relevant Executive in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, receivership, conservatorship, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).


                                    ARTICLE 3
                  REPRESENTATIONS AND WARRANTIES OF HUNTINGTON
                  --------------------------------------------

         Huntington hereby represents and warrants to Empire as follows:

         3.1 ORGANIZATION, STANDING, AND POWER. Huntington is duly registered as a bank holding company under the BHC Act. Huntington is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Maryland, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets. Huntington is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Huntington.

         3.2 AUTHORITY; NO BREACH BY AGREEMENT.

         (a) Huntington has the corporate power and authority necessary to execute, deliver and perform its obligations under the Merger Documents and to consummate the transactions contemplated thereby. The execution, delivery and performance of the Merger Documents and the consummation of the transactions contemplated herein and therein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Huntington. The Merger Documents represent the legal, valid, and binding obligations of Huntington, enforceable against Huntington in accordance with their respective terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

         (b) Neither the execution and delivery of the Merger Documents by Huntington, nor the consummation by Huntington of the transactions contemplated thereby, nor compliance by Huntington with any of the provisions thereof or hereof, will (A) conflict with or result in a breach of any provision of Huntington's Governing Documents, or (B) constitute or result in a Default under, or, subject to receipt of the requisite approval referred to in Section 7.1(b) of this Agreement, require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Huntington Company under, any Contract or Permit of any Huntington Company, or, (C) subject to receipt of the requisite approvals referred to in Section 7.1(b) of this Agreement, violate any Law or Order applicable to any Huntington Company or any of their respective material Assets.

         (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and Securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Huntington of the Merger and the other transactions contemplated in the Merger Documents.

         3.3      CAPITAL STOCK.

         (a) The authorized capital stock of Huntington consists of (A) 500,000,000 shares of Huntington Common, of which 227,992,927 shares were issued and outstanding as of January 31, 2000, and (B) 6,617,808 shares of Huntington Preferred Stock, none of which are issued or outstanding. Huntington has taken all corporate action necessary to reserve for issuance a sufficient number of shares of Huntington Common for delivery in exchange for shares of Empire Common upon consummation of the Merger. All of the issued and outstanding shares of Huntington Common are, and all of the shares of Huntington Common to be issued in exchange for shares of Empire Common upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable. None of the outstanding shares of Huntington Capital Stock has been, and none of the shares of Huntington Common to be issued in exchange for shares of Empire Common upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of Huntington.

         (b) There are no Rights relating to the outstanding shares of Huntington Common other than those provided under the Huntington Rights Agreement and each outstanding share of Huntington Common, including those to be issued to the shareholders of Empire in the Merger will have the Rights provided under the Huntington Rights Agreement. The execution and delivery of the Merger Documents does not, and the consummation of the Merger and the other transactions contemplated by the Merger Documents will not, (A) result in the grant of any Rights to any Person under the Huntington Rights Agreement, (B) result in separation from the shares of Huntington Common of the Rights granted under the Huntington Rights Agreement, (C) permit any holder of any of the Rights under the Huntington Rights Agreement to exercise any such Rights, or (D) give any Person any Right to purchase any securities issued by Huntington (other than to Empire's shareholders as contemplated in the Merger Agreement).

         (c) Huntington has taken all corporate action necessary to reserve for issuance a sufficient number of shares of Huntington Common for delivery upon the exercise of the Empire Stock Options to be converted in accordance with the terms of the Merger Agreement, and the shares of Huntington Common issuable upon the exercise of the Empire Stock Options so converted shall be included under an existing effective registration statement with respect to such shares of Huntington Common

         3.4 HUNTINGTON SUBSIDIARIES. Huntington or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each material Huntington Subsidiary. No equity securities of any material Huntington Subsidiary are or may become required to be issued by reason of any Rights, and there are no Contracts by which any material Huntington Subsidiary is bound to issue additional shares of its capital stock or Rights. There are no Contracts relating to the rights of any Huntington Company to vote or to dispose of any shares of the capital stock of any material Huntington Subsidiary. All of the shares of capital stock of each Huntington Subsidiary held by a Huntington Company are fully paid and, except pursuant to 12 U.S.C. Section 55 in the case of The Huntington National Bank, non-assessable and are owned by a Huntington Company free and clear of any Lien. Each material Huntington Subsidiary is a corporation or national bank and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each Huntington Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Huntington. The Huntington National Bank is an "insured institution," as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, the deposits in which are insured by the Bank Insurance Fund.

         3.5 FINANCIAL STATEMENTS. Huntington has delivered to Empire all Huntington Financial Statements and will deliver to Empire copies of all Huntington Financial Statements prepared subsequent to the date hereof. The Huntington Financial Statements (as of the dates thereof and for the periods covered thereby) (A) are in accordance with the books and records of the Huntington Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (B) present or will present, as the case may be, fairly the consolidated financial position of the Huntington Companies as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows of the Huntington Companies for the periods indicated, in accordance with GAAP (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not material in amount or effect).

         3.6 ABSENCE OF UNDISCLOSED LIABILITIES. No Huntington Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Huntington, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Huntington as of December 31, 1998, included in the Huntington Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto.

         3.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Huntington Financial Statements delivered prior to the date of this Agreement, since December 31, 1998, (A) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Huntington, and (B) Huntington has not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken or occurring after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants or agreements of Huntington provided in this Agreement.

         3.8 TAX MATTERS.

         (a) All Tax returns required to be filed by or on behalf of any of the Huntington Companies have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1998, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time and all returns filed are complete and accurate, except for failures, if any, which, taken together, would not have a Material Adverse Effect on Huntington. All Taxes shown on filed returns have been paid or adequate provision therefor has been made in the Huntington Financial Statements. As of the date of this Agreement, there is no audit examination, deficiency, or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on Huntington, except as reserved against in the Huntington Financial Statements. All Taxes and other Liabilities due with respect to completed and settled Tax examinations or concluded Tax Litigation have been paid or adequate provision therefor has been made in the Huntington Financial Statements.

         (b) None of the Huntington Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

         (c) Adequate provision for any Taxes due or to become due for any of the Huntington Companies for the period or periods through and including the date of the respective Huntington Financial Statements has been made and is reflected on such Huntington Financial Statements.

         (d) Deferred Taxes of the Huntington Companies have been provided for in accordance with GAAP.

         (e) Each of the Huntington Companies is in material compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.

         3.9 ASSETS AND INSURANCE. Except to the extent that an exception to any of the matters described below would not be reasonably likely to have a Material Adverse Effect on Huntington:

         (a) Except as disclosed or reserved against in the Huntington Financial Statements, Huntington has good and marketable title, free and clear of all Liens, to all of its Assets which are material to the operation of its business. All Assets which are material to Huntington's business and that are held under leases or subleases by Huntington, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect.

         (b) To its Knowledge, Huntington currently maintains insurance and blanket bonds (collectively, "Insurance") similar in amounts, scope, and coverage to that customarily maintained by other bank organizations comparable in size and operation to Huntington. Huntington has not received notice from any Insurance carrier that (A) such Insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (B) premium costs with respect to such policies of insurance will be substantially increased. All premiums due under the policies of Insurance have been paid.

         3.10 COMPLIANCE WITH LAWS. Each Huntington Company has in effect all Permits necessary for it to own, lease or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Huntington, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Huntington. No Huntington Company:

         (a) is in Default under its Governing Documents;

         (b) is in violation of, or in Default under, any Laws, Order or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Huntington;

         (c) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (A) asserting that any Huntington Company is not in compliance with any of the Laws or Orders, including CRA, which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Huntington or which would prevent or delay the consummation of the transactions contemplated under the Merger Documents, (B) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Huntington, (C) requiring any Huntington Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any resolution of the Board of Directors of such entity, or similar undertaking, which restricts materially the conduct of its business, or in the payment of dividends, or which are reasonably likely to delay or prevent the consummation of the transactions contemplated herein; or

         (d) directly or indirectly engages in any material activity prohibited to be conducted by such entity, or owns any material Assets prohibited to be held by such entity.

         3.11 EMPLOYEE BENEFIT PLANS.

         (a) Huntington has delivered or made available to Empire prior to the execution of this Agreement copies of all Huntington Employee Benefit Plans currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any Huntington Company which are applicable to employees generally of the Huntington Companies.

         (b) All Huntington Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code including the 1986 amendments thereto and any other applicable Laws, the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Huntington.

         (c) Each Huntington ERISA Plan which is intended to be qualified under
Section 401(a) of the Internal Revenue Code has received a favorable determination letter which takes into account the Tax Reform Act of 1986 and subsequent legislation for which a determination letter is available from the Internal Revenue Service, and Huntington is not aware of any circumstances likely to result in revocation of any such favorable determination letter.

         3.12 LEGAL PROCEEDINGS. There is no Litigation instituted or pending or, to the Knowledge of Huntington, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any Huntington Company, or against any Asset, interest, or right of any of them, that seeks to enjoin, delay or prevent the execution, delivery, or performance of the Merger Documents or the completion of the transactions contemplated therein, or that, if a judgment adverse to a Huntington Company were to be rendered in such Litigation, would have, individually or in the aggregate, a Material Adverse Effect on Huntington, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Huntington Company, that would have, individually, or in the aggregate, a Material Adverse Effect on Huntington.

         3.13 REPORTS. Since January 1, 1995, Huntington has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (A) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, and proxy statements, (B) other Regulatory Authorities, and (C) any applicable state securities or bank authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Huntington). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         3.14 STATEMENTS TRUE AND CORRECT. None of the information supplied or to be supplied by Huntington or any Affiliate thereof for inclusion in the Registration Statement to be filed by Huntington with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by Huntington or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to Empire's shareholders in connection with the Shareholders' Meeting, and any other documents to be filed by Huntington or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated by the Merger Documents, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of Empire, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that Huntington or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated by the Merger Documents will comply as to form in all material respects with the provisions of applicable Law.

         3.15 TAX AND REGULATORY MATTERS. No Huntington Company or any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to (A) prevent the transactions contemplated by the Merger Documents, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (B) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 7.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

         3.16 COMMUNITY REINVESTMENT ACT COMPLIANCE. The Huntington National Bank has received a CRA rating of satisfactory or better from the OCC. Huntington knows of no fact or circumstance or set of facts or circumstances which would cause the CRA rating of The Huntington National Bank to fall below satisfactory.

                                    ARTICLE 4
                         MUTUAL COVENANTS OF THE PARTIES
                         -------------------------------

         4.1 ADVERSE CHANGES IN CONDITION. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (A) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (B) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

         4.2 REPORTS. Empire and each Empire Subsidiary shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to Huntington copies of all such reports promptly after the same are filed. Huntington shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to Empire copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end and audit adjustments that are not material). As of their respective dates, such reports filed with the SEC will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

         4.3 REGISTRATION STATEMENT; PROXY STATEMENT; SHAREHOLDER APPROVAL. As soon as practicable after execution of this Agreement, Huntington shall file the Registration Statement with the SEC, and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and take any action required to be taken under the applicable state Blue Sky or Securities Laws in connection with the issuance of the shares of Huntington Common upon consummation of the Merger. Empire shall furnish all information concerning it and the holders of its capital stock as Huntington may reasonably request in connection with such action. Empire shall call a Shareholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of the Merger Documents, the Merger, and such other related matters as it deems appropriate. In connection with the Shareholders' Meeting, (A) Empire shall assist Huntington in the preparation, as part of the Registration Statement filed with the SEC, of a Proxy Statement and mail such Proxy Statement to Empire shareholders following the review and clearance of such Proxy Statement and related proxy materials by the Regulatory Authorities, (B) Empire shall furnish to Huntington all information concerning Empire that Huntington may reasonably request in connection with such Proxy Statement, (C) the Board of Directors of Empire shall recommend (subject to compliance with their fiduciary duties as advised by counsel) to Empire's shareholders the approval of the Merger Documents, and (D) the Board of Directors and officers of Empire shall (subject to compliance with their fiduciary duties as advised by counsel) use their reasonable efforts to obtain such shareholders' approval.

         4.4 APPLICATIONS. Huntington shall promptly prepare and file, and Empire shall cooperate in the preparation and, where appropriate, the filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by the Merger Documents, seeking the requisite Consents necessary to consummate the transactions contemplated by the Merger Documents.

         4.5 AGREEMENT AS TO EFFORTS TO CONSUMMATE. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by the Merger Documents, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate such transactions and to cause to be satisfied the conditions referred to in Article 7 of this Agreement; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by the Merger Documents. The Parties shall deliver to each other, copies of all filings, correspondence, and orders to and from all Regulatory Authorities in connection with the transactions contemplated by the Merger Documents.

         4.6 INVESTIGATION AND CONFIDENTIALITY.

         (a) Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be made after reasonable prior notice and during regular business hours, shall be reasonably related to the transactions contemplated by the Merger Documents, and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

         (b) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by the Merger Documents. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

         (c) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant, or agreement of the other Party or which has had or is reasonably likely to have a Material Adverse Effect on the other Party.

         (d) Promptly after the execution of this Agreement, Empire will use its best efforts to make available to Huntington complete and correct copies of all deeds and leases in the possession of any Empire Company relating to the Real Property.

         4.7 PRESS RELEASES. Prior to the Effective Time, Empire and Huntington shall consult with each other as to the form and substance of any press release or other public disclosure materially related to the Merger Documents or any other transaction contemplated thereby; provided, that nothing in this Section
4.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

         4.8 TAX TREATMENT. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for treatment as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

         4.9 NO RIGHTS TRIGGERED. Each Party shall take all reasonable steps necessary to ensure that entering into the Merger Documents and the consummation of the transactions contemplated thereby do not and will not (A) result in the grant of any Rights to any Person under its respective Governing Documents, (B) result in the grant of any Rights to any Person under the Empire Rights Agreement or the Huntington Rights Agreement, (C) result in separation from the shares of Empire Common of the Rights granted under the Empire Rights Agreement or separation from the shares of Huntington Common of the Rights granted under the Huntington Rights Agreement, (D) permit any holder of any of the Rights under the Empire Rights Agreement or the Huntington Rights Agreement to exercise any such Rights, or (E) give any Person any Right to purchase any securities issued by Huntington except as contemplated by the Merger.


                                    ARTICLE 5
                               COVENANTS OF EMPIRE
                               -------------------

         5.1 CONDUCT OF THE BUSINESS. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Huntington shall have been obtained, and except as otherwise expressly contemplated herein, Empire shall and shall cause each of its Subsidiaries to (A) operate its business only in the usual, regular, and ordinary course, and (B) preserve intact its business organization and Assets and maintain its rights and franchises.

         5.2 NEGATIVE COVENANTS OF EMPIRE. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Empire covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer, president, or chief financial officer of Huntington:

         (a) take any action which to its Knowledge at the time of such action, would (A) materially adversely affect the ability of any Party to consummate the transactions contemplated under the Merger Documents, (B) materially adversely affect the ability of any Party to obtain any Consents required for the consummation of the transactions contemplated under the Merger Documents without imposition of a condition or restriction of the type referred to in the last sentences of Section 7.1(b) or 7.1(c) of this Agreement, or (C) materially adversely affect the ability of any Party to perform its covenants and agreements under the Merger Documents.

         (b) amend the Governing Documents of any Empire Company;

         (c) engage in any acquisition, or take any other action, that adversely affects the ability of Empire to consummate the transactions contemplated by the Merger Documents;

         (d) take any action that is intended to result in or actually results in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, (B) any of the conditions to the Merger set forth in Article 7 hereof not being satisfied, or (C) a violation of any provisions of the Merger Documents, except, in every case, as may be required by applicable Law.

         (e) incur any additional debt obligation or other obligation for borrowed money (except in the ordinary course of the business of Empire and its Subsidiaries consistent with past practices and involving the creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any Asset of Empire of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the Disclosure Memorandum);

         (f) repurchase, redeem, or otherwise acquire or exchange (other than purchases or exchanges in the ordinary course under its Employee Benefit Plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of Empire, or declare or pay any dividend, in cash or in any other property of any kind, including, but not limited to, shares of the capital stock of any class of any Empire Company, or make any other distribution in respect of Empire's capital stock, provided that Empire may (to the extent legally and contractually permitted to do so), but is not obligated hereunder to do so, declare and pay its regular quarterly cash dividends on the shares of Empire Common, in an amount or amounts not in excess of $0.30 per share of Empire Common for the regular dividend which is expected to be declared in March 2000 and paid in April 2000 and in an amount not in excess of $0.35 per share of Empire Common per quarter thereafter, with usual and regular record and payment dates in accordance with past practices, as disclosed in the Empire Financial Statements or in Section 5.2(f) of the Disclosure Memorandum; provided that Huntington and Empire shall coordinate with each other regarding the declaration of any dividends in respect of shares of Empire Common and Huntington Common, and the record and payment dates relating thereto, so that the holders of Empire Common shall receive at least one dividend, but not more than one dividend, for any calendar quarter with respect to their shares of Empire Common or the shares of Huntington Common to be issued in exchange for such shares of Empire Common in the Merger.

         (g) except pursuant to the exercise of the Empire Stock Options outstanding as of the date hereof, the exercise price of which has been established and provided to Huntington prior to the date hereof, and pursuant to the terms thereof in existence on the date hereof, and except with respect to the reservation and issuance of shares of Empire Common pursuant to the Director Plans (in amounts which will not exceed the amounts described in Section 2.3(a) hereof), issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Empire Common or any other capital stock of any Empire Company, or any Rights with respect thereto;

         (h) adjust, split, combine, or reclassify any capital stock of any Empire Company, or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Empire Common, or sell, lease, mortgage, or otherwise dispose of any Asset (other than Assets acquired as a result of debts previously contracted) other than in the ordinary course of business for reasonable and adequate consideration;

         (i) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of three years or less, purchase any securities or make any material investment, either by purchase of stock of securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned Empire Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with (A) foreclosures in the ordinary course of business, or (B) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity;

         (j) (A) grant any increase in compensation or benefits to the employees (except increases in compensation to non-officer employees pursuant to Empire's normal salary programs, consistent with past practices) or officers of any Empire Company; (B) fund any Rabbi Trust or pay any severance or termination pay or any bonus, except as disclosed in Section 5.2(j) of the Disclosure Memorandum; (C) enter into, extend, or amend any severance agreements with officers of Empire; (D) grant any increase in fees or other increases in compensation or other benefits to the directors of Empire; (E) voluntarily accelerate the vesting of any employee benefit, other than pursuant to written policies or written Contracts in effect on the date of this Agreement; or (F) grant any stock appreciation rights, cash awards, or any Rights to acquire Empire securities under any Empire Stock Option Plan;

         (k) enter into, extend, or amend any employment Contract between Empire and any Person (unless such amendment is required by Law);

         (l) except as contemplated by this Agreement, adopt any new Empire Benefit Plan for any Empire Company or terminate or withdraw from, or make any material change in or to, any existing Empire Benefit Plan other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from or contribution or payment to such Empire Benefit Plans except as required by Law or the terms of such plans and consistent with Empire's past practice;

         (m) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP;

         (n) commence any Litigation, other than in the ordinary course of business in accordance with past practice, or settle any Litigation involving any Liability of Empire for material money damages or restrictions upon the operations of Empire;

         (o) except in the ordinary course of business and consistent with past practice, (A) enter into, modify, amend or terminate any material Contract (B) waive, release, compromise or assign any material rights or claims, or (C) incur any capital expenditures, obligations or liabilities;

         (p) enter into any agreement or commitment of the character referred to in Section 2.14 hereof; or

         (q) take or permit to be taken any action of a character which is otherwise listed in Section 2.14 hereof.

         5.3 CERTAIN ACTIONS. Except with respect to the Merger Documents and the transactions contemplated thereby, neither Empire nor any Affiliate or any Representatives thereof retained by Empire shall directly or indirectly solicit, encourage, or, except to the extent necessary to comply with the fiduciary duties of Empire's Board of Directors, as advised by counsel, entertain, any proposal to engage in an Acquisition Transaction by any Person. Except to the extent necessary to comply with the fiduciary duties of Empire's Board of Directors, as advised by counsel, neither Empire nor any Affiliate or Representative thereof shall fail to recommend that Empire shareholders vote in favor of the Merger or withdraw such as recommendation previously made, fail to solicit proxies of the shareholders of Empire, or fail to hold the Shareholders' Meeting, or shall furnish any non-public information that it is not legally obligated to furnish in connection with, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Transaction, but Empire may communicate and disclose information about such a proposal to engage in an Acquisition Transaction to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised by counsel. Empire shall promptly notify Huntington orally and in writing in the event that it receives any inquiry or proposal relating to any Acquisition Transaction. Empire shall (A) immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and (B) direct and use its reasonable efforts to cause all of its Representatives not to engage in any of the foregoing. Notwithstanding anything contained in the Merger Documents to the contrary, any action taken by Empire or its Affiliates or Representatives which is permitted under this Section 5.3 by virtue of such action being necessary to comply with the fiduciary duties of Empire's Board of Directors, as advised by counsel, shall not constitute a breach of any of the Merger Documents by Empire.

         5.4 AGREEMENTS WITH RESPECT TO AFFILIATES. Empire has disclosed in
Section 5.4 of the Disclosure Memorandum all Persons whom it reasonably believes is an "affiliate" of Empire for purposes of Rule 145 under the 1933 Act. Empire shall use its reasonable efforts to cause each such Person to deliver to Huntington not later than

30 days prior to the Effective Time, a written agreement, in a form reasonably satisfactory to both parties, providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of Empire Common held by such Person except as contemplated by such agreement or by the Merger Documents and will not sell, pledge, transfer, or otherwise dispose of the shares of Huntington Common to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act.

         5.5 CERTAIN POLICIES OF EMPIRE. At the request of Huntington, Empire shall use its best efforts to modify and change its loan, litigation, and real estate valuation policies and practices (including loan classifications and levels of reserves) prior to the Effective Time so as to be consistent on a mutually satisfactory basis with those of Huntington and GAAP. Empire shall not be required to modify or change any such policies or practices, however, until such time as (A) the conditions set forth in Sections 7.1(a), 7.1(b), and 7.1(c) of this Agreement have been satisfied, (B) Empire and Huntington agree that the Effective Time will occur prior to the public disclosure of such modifications or changes in regular periodic earnings releases or periodic reports filed with the Regulatory Authorities, and (C) Huntington acknowledges in writing that all conditions to its obligation to consummate the Merger (and Huntington's rights to terminate this Agreement) have been waived or satisfied; provided, that in all circumstances Empire shall make such modifications and changes not later than immediately prior to the Effective Time. Empire's representations, warranties, covenants, and agreements contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 5.5.

         5.6 TITLE INSURANCE. For each parcel of Operational Real Property described in the Disclosure Memorandum as being owned by an Empire Company, Empire shall deliver to Huntington, at Empire's expense, no later than 60 days after the date of this Agreement, a title insurance commitment (ALTA 1966 form or its equivalent) for a fee owner's title insurance policy, each in an amount equal to the carrying cost of the premises or leasehold interest to be insured (including all improvements thereon), on the books of Empire as of December 31, 1998. Each title insurance commitment shall show that marketable fee simple title to the owned premises is in the name of an Empire Company, and that the owned premises are free and clear of any Liens and encumbrances which would have a Material Adverse Effect on Empire except taxes and assessments not delinquent and utility and other easements that do not interfere with the use of the property for the business being conducted thereon. Each such commitment shall provide that such fee owners policy committed for therein shall be an ALTA 1970 form, revised in 1984, or other form acceptable to Huntington.

         5.7 SURVEYS. Within 60 days after the date of this Agreement, Empire shall provide to Huntington, at Empire's expense, current land surveys of those parcels of the Operational Real Property specifically designated by Huntington. Each survey shall be conducted and prepared by a duly licensed land surveyor approved by Huntington and, unless otherwise agreed by Huntington in writing, shall be a duly certified ALTA/ACSM field survey, which shall comply with the requirements set forth in Huntington's Standard Survey Requirements, a copy of which has been furnished to Empire prior to the execution of this Agreement, and shall confirm that the Operational Real Property is not subject to any easements, restrictions, set backs, encroachments, or other limitations which would have a Material Adverse Effect on Empire except for utility and other easements that do not interfere with the use of the Operational Real Property for the business then being conducted thereon, and that the Operational Real Property is not located in any flood hazard area.

         5.8 ENVIRONMENTAL ASSESSMENT. Empire shall obtain and deliver to Huntington, at Empire's expense, on or before the date which is 60 days after the date of this Agreement, a Phase I Environmental Site Assessment (the "Phase I Assessment") for each tract of Operational Real Property from a consultant acceptable to Huntington. The Phase I Assessment shall be performed in accordance with the requirements of The Huntington National Bank Phase I (ESA) Checklist - Minimum Requirements, a copy of which has been furnished to Empire prior to the execution of this Agreement. Each Phase I Assessment shall reveal no facts that establish a reason to believe that any Hazardous Substances have been treated, stored, managed, or disposed of on the Operational Real Property as would be reasonably likely to have a Material Adverse Effect on Empire.

                                    ARTICLE 6
                             COVENANTS OF HUNTINGTON
                             -----------------------

         6.1 NEGATIVE COVENANTS OF HUNTINGTON. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Huntington covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer of Empire, which consent shall not be unreasonably withheld:

         (a) take any action which to its Knowledge at the time of such action, would (A) materially adversely affect the ability of any Party to consummate the transactions contemplated under the Merger Documents, (B) materially adversely affect the ability of any Party to obtain any Consents required to consummate the transactions contemplated under the Merger Documents without imposition of a condition or restriction of the type referred to in the last sentences of
Section 7.1(b) or 7.1(c) of this Agreement, or (C) materially adversely affect the ability of any Party to perform its covenants and agreements under the Merger Documents;

         (b) amend the Governing Documents of Huntington or the Huntington Rights Agreement, in each case, in any manner adverse to the holders of Empire Common as compared to rights of holders of Huntington Common generally as of the date of this Agreement;

         (c) take any action that is intended or may reasonably be expected to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, (B) any of the conditions to the Merger set forth in Article 7 hereof not being satisfied, or (C) a violation of any provisions of the Merger Documents, except, in every case, as may be required by applicable Law.

         6.2 NASDAQ LISTING. Huntington shall use its reasonable efforts to provide, prior to the Effective Time, for quotation on the Nasdaq National Market the shares of Huntington Common to be issued to the holders of shares of Empire Common pursuant to the Merger, and Huntington shall give all notices and make all filings with the NASD, required in connection with the transactions contemplated herein.

         6.3 EMPLOYEE BENEFITS AND CONTRACTS.

         (a) Except as set forth in this Agreement, or in Section 4.2(c) of the Merger Agreement relating to the conversion of Empire Stock Options, following the Effective Time, Huntington shall provide to officers and employees of Empire who become officers or employees of any Huntington Company after the Effective Time employee benefits under Huntington Benefit Plans, and stock option and other plans involving the potential issuance of Huntington Common Stock, on terms and conditions which when taken as a whole are substantially similar to those currently provided generally by Huntington and its Affiliates to their similarly situated officers and employees. For purposes of participation and vesting under such Huntington Benefit Plans, the service of the employees of the Empire Companies (calculated pursuant to applicable Empire Benefit Plans) prior to the Effective Time shall be treated as service with a Huntington Company participating in such Huntington Benefit Plans. Furthermore, officers and employees of Empire Companies (and their spouses and dependents, if applicable) may, upon the cessation of their participation in an Empire Benefit Plan, immediately participate in the corresponding Employee Benefit Plan maintained by Huntington without regard to pre-existing conditions or waiting periods. Benefit accruals under any Huntington Pension Plan will not be offset by benefit accruals under any Empire Pension Plan; however, in the event the Empire Pension Plan merges with the Huntington Pension Plan, and if benefit accruals under the Empire Pension Plan cease, the Huntington Pension Plan will provide future benefit accruals under the Huntington Pension Plan that are no less than those benefits that would accrue assuming the Huntington Pension Plan implements a "fresh start formula without wear away" (as described in Treasury Regulation
Section 1.401(a)(4)-13(c)(4)(i)).

         (b) Huntington undertakes and agrees to provide all persons who are employed by Empire immediately prior to the Effective Time with severance benefits consistent with Huntington's Transition Pay Plan as in effect as of the Effective Time, which benefits will not be less than those provided under such plan as of the date of this Agreement. For purposes of calculating benefits and determining an individual's years of service under Huntington's Transition Pay Plan, the service of an Empire Company's employee prior to the Effective Time commencing with that employee's most recent hire date by the Empire Company shall be treated as service with a Huntington Company. Notwithstanding the foregoing, during the 12-month period following the Effective Time, those officers and employees of the Empire Companies listed in Sections 6.3(a) and 6.3(b) of the Disclosure Memorandum whose employment with an Empire Company or a Huntington Company, as the case may be, is terminated due to job elimination or is terminated by Huntington or its Affiliates without cause, shall be paid severance benefits upon termination of not less than 50% of their annual base salary without offset with respect to compensation or other benefits received from a subsequent employer. Huntington further agrees to provide out-placement services for a period of six months following such termination to those persons identified in Section 6.3(a) of the Disclosure Memorandum.

         (c) Huntington agrees that bonuses in an aggregate amount not to exceed the Empire Bonus Pool shall be paid to the Empire Bonus Plan Participants in the amounts to be listed on a supplement to Section 6.3(c) of the Disclosure Memorandum (the "Section 6.3(c) Supplement") which shall be delivered to Huntington on or before the Effective Date; provided, however, that such bonus payments will only be made to Empire Bonus Plan Participants who are employed by Empire or Huntington or their Affiliates on December 31, 2000, or who were terminated by Huntington or its Affiliates prior to December 31, 2000, without cause or due to job elimination, in which event the aggregate Empire Bonus Pool shall be reduced by the amount of payments allocated to such Empire Bonus Plan Participants who are no longer eligible to receive the bonus payments. Huntington shall pay any and all such bonus payments to such eligible Empire Bonus Pool Participants on or before February 15, 2001. The Section 6.3(c) Supplement will update the list of Empire Bonus Plan Participants and confirm their eligibility pursuant to the Empire Bonus Plan as of the Effective Date and will indicate the allocation of the Empire Bonus Pool among such Empire Bonus Plan Participants, which allocation shall be consistent with past practices.

         (d) Immediately prior to the Effective Time, Empire will pay out to each participant in the Director Plans all cash accrued to such participant under the Director Plans (estimated to be $828,374 in the aggregate at June 30, 2000) and distribute to each participant in the Director Plans all shares of Empire Common allocated for issuance to such participant under such Director's Plans up to 19,500 shares and Empire shall terminate such Plans effective as of the Effective Time.

         6.4 INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         (a) For a period of six years after the Effective Time, to the fullest extent permitted by applicable Law, Huntington shall, and shall cause its Subsidiaries to, indemnify, defend, and hold harmless the present and former directors, officers, employees, and agents of the Empire Companies (each, an "Indemnified Party") against all Liabilities arising out of actions or omissions arising out of the Indemnified Party's service or services as directors, officers, employees, or agents of Empire or, at Empire's request, of another corporation, partnership, joint venture, trust, or other enterprise occurring at or prior to the Effective Time (including the transactions contemplated by the Merger Documents), including provisions relating to advances of expenses incurred in the defense of any Litigation, with respect to any Liability, claim, demand, action, or Litigation asserted or made prior to or at any time after the Effective Time. All such rights to indemnification with respect to any such Liability, claim, demand, or action shall continue until the final disposition of such Litigation and/or Liability; provided, however, that nothing contained herein shall increase or lengthen the duration of obligations with respect to such indemnification by the Huntington or any other Huntington Company over that to which Empire would have been subject had the Merger not been consummated. All rights to exculpation from liability and limitation of liability provided by this Section 6.4 shall survive the Effective Time and the consummation of the Merger. Without limiting the foregoing, in any case in which approval by Huntington is required to effectuate any indemnification, Huntington shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Huntington and the Indemnified Party.

         (b) The provisions of this Section 6.4 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and each Indemnified Party's heirs and representatives.

         6.5 STOCK OPTIONS.

         (a) At the Effective Time, each outstanding Empire Stock Option shall be converted into an option to purchase shares of Huntington Common in accordance with the terms of the Merger Agreement.

         (b) As soon as practicable after the Effective Time, Huntington shall deliver to the holders of such converted Empire Stock Options appropriate notices setting forth such holders' rights pursuant to the Huntington Stock Option Plan and the agreements evidencing such converted Empire Stock Options.

         (c) Huntington shall use all reasonable efforts to maintain the effectiveness of the registration statement(s) described in Section 3.3(c) for so long as the Empire Stock Options to be converted under the terms of the Merger Agreement to options to purchase shares of Huntington Common remain outstanding.

                                    ARTICLE 7
                CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE
                -------------------------------------------------

         7.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated by the Merger Documents are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 10.6 of this Agreement:

         (a) Shareholder Approval. The shareholders of Empire shall have approved this Agreement, and the consummation of the transactions contemplated by the Merger Documents, including the Merger, as and to the extent required by Law and by the provisions of its Governing Documents.

         (b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated by the Merger Documents shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by the Merger Documents so as to render inadvisable the consummation of the Merger.

         (c) Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 7.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent so obtained which is necessary to consummate the transactions contemplated by the Merger Documents shall be conditioned or restricted in a manner which in the reasonable judgment of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by the Merger Documents so as to render inadvisable the consummation of the Merger.

         (d) Legal Proceedings. No court or governmental authority or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by the Merger Documents.

         (e) Registration Statement. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of Huntington Common issuable pursuant to the Merger shall have been received.

         (f) Nasdaq National Market Listing. The shares of Huntington Common issuable pursuant to the Merger shall have been approved for quotation on the Nasdaq National Market.

         (g) Tax Matters. Each Party shall have received a written opinion of counsel from Huntington's Counsel, in form reasonably satisfactory to such Parties and dated as of the Effective Time (the "Tax Opinion"), to the effect that (A) the Merger will constitute a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code, (B) the exchange in the Merger of shares of Empire Common for shares of Huntington Common will not give rise to gain or loss to the shareholders of Empire with respect to such exchange (except to the extent of any cash received), and (C) neither Empire nor Huntington will recognize gain or loss as a consequence of the Merger. Huntington shall also cause Huntington's Counsel to provide such tax opinion(s) as are required to be filed with the SEC as an exhibit to the Registration Statement, and any amendments thereto. In rendering such opinions, such counsel shall be entitled to rely upon representations of Empire's officers, directors, and shareholders holding in excess of five percent (5%) of the outstanding shares of Empire Common and representations of officers of Huntington, in each case reasonably satisfactory in form and substance to such counsel.

         7.2 CONDITIONS TO OBLIGATIONS OF HUNTINGTON. The obligations of Huntington to perform this Agreement and consummate the Merger and the other transactions contemplated by the Merger Documents are subject to the satisfaction of the following conditions, unless waived by Huntington pursuant to Section 10.6(a) of this Agreement:

         (a) Representations and Warranties. The representations and warranties of Empire set forth in this Agreement shall be true and correct in all material respects on the Effective Date with the same force and effect as though such representations and warranties had been made on and as of such date.

         (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Empire to be performed and complied with pursuant to this Agreement and the other agreements contemplated by the Merger Documents prior to the Effective Time shall have been duly performed and complied with in all material respects.

         (c) Certificates. Empire shall have delivered to Huntington (A) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Section 7.2(a) and 7.2(b) of this Agreement have been satisfied, and (B) certified copies of resolutions duly adopted by Empire's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of the Merger Documents and the consummation of the transactions contemplated thereby, all in such reasonable detail as Huntington and its counsel shall request.

         (d) Opinion of Counsel. Huntington shall have received an opinion of Howard & Howard Attorneys, P.C, counsel to Empire, dated as of the Effective Date, in form reasonably satisfactory to Huntington, as to the matters set forth in Exhibit 2.

         (e) Accountant's Letters. Huntington shall have received from Empire's auditors letters (A) dated not more than three days prior to the date of the Proxy Statement and (B) dated as of the Effective Date, in each case with respect to certain financial information regarding Empire, in form and substance reasonably satisfactory to Huntington, which letters shall be based upon customary specified procedures undertaken by such firm in accordance with Statement of Auditing Standard No. 72.

         (f) Affiliates' Agreements. Huntington shall have received from each Affiliate of Empire the affiliate's agreement as and to the extent specified in
Section 5.4 of this Agreement.

         (g) Shareholders' Equity. Empire's shareholders' equity as of the end of last fiscal quarter preceding the Effective Date shall not be less than $45,886,000, excluding for purposes of the calculation of such shareholders' equity, the effects of: (A) any reductions in Empire's shareholders' equity resulting from any actions or changes in policies of Empire taken at the request of Huntington, including those described in Section 5.5 of this Agreement;

and (B) all costs, fees and charges, including fees and charges of Empire's accountants, counsel, and investment bankers, whether or not accrued or paid, that are related to the negotiation and consummation of the Merger.

         (h) Warrant. Empire shall have executed and delivered to Huntington the Warrant Purchase Agreement and the Warrant.

         (i) Dissenting Shareholders. The total number of dissenting shares, if any, as to which the right to dissent has been properly asserted under the Dissenters' Rights Law shall not exceed five percent of the total number of outstanding shares of Empire Common.

          (j) Title to Real Property. Empire shall have delivered to Huntington copies of all fee owner's and leasehold owner's title insurance commitments for policies in accordance with the requirements of Section 5.6, together with such updating endorsements and other endorsements as Huntington may reasonable require. All updating endorsements shall show no change in the record title since the preceding effective dates of the respective commitments.

         (k) Survey. Empire shall have delivered to Huntington the surveys in accordance with the requirements of Section 5.7.

         (l) Environmental Assessments. Empire shall have complied in all material respects with its obligations under Section 5.8.

         7.3 CONDITIONS TO OBLIGATIONS OF EMPIRE. The obligations of Empire to perform this Agreement and consummate the Merger and the other transactions contemplated by the Merger Documents are subject to the satisfaction of the following conditions, unless waived by Empire pursuant to Section 10.6(b) of this Agreement:

         (a) Representations and Warranties. The representations and warranties of Huntington set forth in this Agreement shall be true and correct in all material respects on the Effective Date with the same force and effect as though such representations and warranties had been made on and as of such date.

         (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Huntington to be performed and complied with pursuant to this Agreement and the other agreements contemplated by the Merger Documents prior to the Effective Time shall have been duly performed and complied with in all material respects, and the Registration Statement shall have been declared and shall remain effective.

         (c) Certificates. Huntington shall have delivered to Empire (A) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer or an executive vice president and its chief financial officer, to the effect that the conditions of its obligations set forth in
Section 7.3(b) of this Agreement have been satisfied, and (B) certified copies of resolutions duly adopted by Huntington's Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of the Merger Documents and the consummation of the transactions contemplated thereby, all in such reasonable detail as Empire and its counsel shall request.

         (d) Opinion of Counsel. Empire shall have received an opinion of Porter, Wright, Morris & Arthur LLP, counsel to Huntington, dated as of the Effective Time, in form reasonably acceptable to Empire, as to the matters set forth in Exhibit 3.

         (e) Fairness Opinion. Empire shall have received a letter from McConnell, Budd & Downes, Inc., dated not more than five business days prior to the date of the Empire Proxy Statement, to the effect that, in the opinion of such firm, the Conversion Ratio in connection with the Merger is fair, from a financial point of view, to the shareholders of Empire, and such opinion shall not have been withdrawn prior to the date of the Shareholders' Meeting.

                                    ARTICLE 8
                                     CLOSING
                                     -------

         The closing of the Merger and the other transactions contemplated under the Merger Documents shall take place at the offices of Porter, Wright, Morris & Arthur LLP, in Columbus, Ohio, at 10:00 a.m., local time, on the date that is five business days after the last of the conditions specified in Article 7 hereof shall have been satisfied or waived, in accordance with the terms of this Agreement, or at such other place or time as the parties shall hereafter agree in writing. Notwithstanding the foregoing, the Merger will become effective as of the Effective Time.


                                    ARTICLE 9
                                   TERMINATION
                                   -----------

         9.1 TERMINATION. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of the Merger Documents by the shareholders of Empire, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

         (a) By mutual consent of the respective Boards of Directors of Huntington and Empire;

         (b) By the Board of Directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of the inaccuracy of any representation or warranty contained in this Agreement of the other Party which cannot be or has not been cured within 30 days after the giving written notice to such other Party of such inaccuracy and which inaccuracy would provide the terminating Party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 7.2(a) of this Agreement in the case of any termination by Huntington and Section 7.3(a) of this Agreement in the case of any termination by Empire;

         (c) By the Board of Directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach;

         (d) By the Board of Directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event
(A) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated by the Merger Documents shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (B) the shareholders of Empire fail to vote their approval of this Agreement and the transactions contemplated by the Merger Documents as required by the Laws of the State of Michigan, or by Empire's Governing Documents, at the Shareholders' Meeting where the Merger was presented to such shareholders for approval and voted upon;

         (e) By the Board of Directors of either Party in the event that the Merger shall not have been consummated by January 31, 2001, if the failure to consummate the transactions contemplated by the Merger Documents on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 9.1(e);

         (f) By the Board of Directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in
Section 9.1(e) of this Agreement; or

         (g) By Huntington, in the event that the Board of Directors of Empire fails to recommend to the shareholders of Empire that they vote their shares of Empire Common in favor of the Merger, or withdraws such recommendation previously made, or fails to solicit proxies of shareholders of Empire to approve the Merger, or shall have affirmed, recommended, or authorized entering into any Acquisition Transaction or other transaction involving a merger, share exchange, consolidation, or transfer of substantially all of the Assets of Empire.

         9.2 EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement pursuant to Section 9.1 of this Agreement, the Merger Agreement and this Agreement shall become void and have no effect, except that (A) the provisions of this Section 9.2 and Articles 1 and 10 and Section 4.6(b) of this Agreement shall survive any such termination and abandonment, and
(B) a termination pursuant to Sections 9.1(b), (c), (d), (f), or (g) of this Agreement shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination. Upon a termination of this Agreement, the Warrant and the Warrant Purchase Agreement shall terminate in accordance with the express provisions of those documents.

         9.3 NON-SURVIVAL OF REPRESENTATIONS AND COVENANTS. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time, except this Section 9.3 and Articles 1 and 10 and Sections 4.6, 4.8, 5.4, 6.3, 6.4, and 6.5 of this Agreement.


                                   ARTICLE 10
                                  MISCELLANEOUS
                                  -------------

         10.1 EXPENSES. Except as otherwise provided in Section 10.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of the Parties shall bear and pay one-half of the filing fees payable in connection with the Registration Statement and the Proxy Statement and printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement.

         10.2 TERMINATION FEE.

         (a) If any of the following events (a "Triggering Event") occurs:

         (1) any material, willful, and intentional breach of the Merger Documents by Empire that would permit Huntington to terminate the Merger Documents (A) occurring after the receipt by Empire after February 4, 2000, of a proposal to engage in an Acquisition Transaction, (B) occurring after the announcement by any other Person of an intention to engage in an Acquisition Transaction, or (C) in anticipation and for the purpose of engaging in an Acquisition Transaction;

         (2) (A) a proposal to engage in an Acquisition Transaction is submitted to and approved by the shareholders of Empire at any time prior to December 31, 2001, or (B) a Tender Offer is commenced and the transactions contemplated in the Tender Offer are completed in such a manner that the Person making the Tender Offer acquires beneficial ownership of more than 20 percent of the capital stock or any other class of voting securities of Empire, and the Merger is not consummated prior to December 31, 2001;

         (3) (A) a proposal to engage in an Acquisition Transaction is received by Empire after February 4, 2000, or a Tender Offer is made directly to the shareholders of Empire or the intention of making an Acquisition Transaction or Tender Offer is announced at any time prior to the holding of the Shareholders' Meeting; (B) the Board of Directors of Empire (1) fails to recommend to the shareholders of Empire that they vote their shares of Empire Common in favor of the approval of the Merger, (2) withdraws such recommendation previously made,
(3) fails to solicit proxies of shareholders of Empire to approve the Merger, or
(4) fails to hold the Empire Shareholders' Meeting; and (C) the Merger is not consummated by December 31, 2001;

         Empire shall pay to Huntington an amount in cash equal to the sum of
(A) the direct costs and expenses or portion thereof referred to in Section 10.1, incurred by or on behalf of Huntington in connection with the transactions contemplated by the Merger Documents, and (B) $4,500,000; which sum represents additional compensation for Huntington's loss as the result of the transactions contemplated by the Merger Documents not being consummated. The amounts shall be an obligation of Empire and shall be paid by Empire promptly upon notice to Empire by Huntington.

         (b) Notwithstanding the foregoing, no amount will be due Huntington pursuant to Section 10.2(a) in the event of the failure to consummate the Merger solely as a result of any of the following: (1) the failure of any Regulatory Authority to provide any required Consent to the Merger, which failure was not the result of the existence of a proposal to engage in an Acquisition Transaction or a breach by Empire of any of its obligations under any of the Merger Documents; or (2) the Merger Documents are terminated pursuant to Section 9.1, unless the event giving rise to the right to terminate is preceded by a Triggering Event or the receipt by Empire after February 4, 2000, of a proposal to engage in an Acquisition Transaction, or the announcement by another Person of a proposal involving an Acquisition Transaction.

         (c) Nothing contained in this Section 10.2 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party.

         10.3 BROKERS AND FINDERS. Except for the engagement of McConnell, Budd & Downes, Inc. by Empire, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment banker's fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated by the Merger Documents. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by Empire or Huntington, each of Empire and Huntington, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

         10.4 ENTIRE AGREEMENT. Except as otherwise expressly provided herein, the Merger Documents (including the documents and instruments referred to herein) constitute the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersede all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement thereunder expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of the Merger Documents.

         10.5 AMENDMENTS. To the extent permitted by Law, the Merger Documents may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties, whether before or after shareholder approval of the Merger Documents has been obtained; provided, that after any such approval by the holders of shares of Empire Common, there shall be made no amendment that pursuant to Michigan law requires further approval by such shareholders without the further approval of such shareholders.

         10.6 WAIVERS.

         (a) Prior to or at the Effective Time, Huntington, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Empire, to waive or extend the time for the compliance or fulfillment by Empire of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Huntington under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Huntington.

         (b) Prior to or at the Effective Time, Empire, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Huntington, to waive or extend the time for the compliance or fulfillment by Huntington of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Empire under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Empire.

         (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

         10.7 ASSIGNMENT. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

         10.8 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

         Empire:           Empire Banc Corporation
                           1227 E. Front Street
                           Traverse City, Michigan  49684
                           Attention: James E. Dutmers, Jr,
                             Chairman and Chief Executive Officer
                           Telecopy number:  (231) 922-7247

         Copy to Counsel:  Howard & Howard Attorneys, P.C.
                           100 Portage Street, Suite 200
                           Kalamazoo, Michigan 49007
                           Attention:  Joseph Hemker, Esq.
                           Telecopy number:  (616) 382-1568

         Huntington:       Richard A. Cheap
                           General Counsel and Secretary
                           Huntington Bancshares Incorporated
                           41 South High Street
                           Columbus, Ohio 43287
                           Telecopy number:  (614) 480-5485

         Copy to Counsel:  Mary Beth M. Clary, Esq.
                           Porter, Wright, Morris & Arthur LLP
                           5801 Pelican Bay Blvd., Suite 300
                           Naples, Florida  43108
                           Telecopy number:  (941) 593-2959

         10.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the Laws of the State of Ohio, without regard to any applicable conflicts of Laws, except to the extent that Maryland law governs certain aspects of the Merger as it relates to Huntington or Michigan law governs certain aspects of the Merger as it relates to Empire.

         10.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         10.11 CAPTIONS. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

         10.12 INTERPRETATIONS. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

         10.13 ENFORCEMENT OF AGREEMENT. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         10.14 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         10.15 BENEFIT. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties and their successors in interest any rights or remedies under or by reason of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                            HUNTINGTON BANCSHARES  INCORPORATED


                            By: /s/ Richard A. Cheap
                               -----------------------------------
                                    Richard A. Cheap
                                    General Counsel and Secretary


                            EMPIRE BANC CORPORATION


                            By:   /s/ James E. Dutmers, Jr.
                               -----------------------------------
                                      James E. Dutmers, Jr.,
                                      Chairman and Chief Executive Officer

                                             EXHIBIT 1 TO SUPPLEMENTAL AGREEMENT

                           WARRANT PURCHASE AGREEMENT

         THIS WARRANT PURCHASE AGREEMENT (this "Agreement") is made as of February 4, 2000, between HUNTINGTON BANCSHARES INCORPORATED, a Maryland corporation ("Huntington"), and EMPIRE BANC CORPORATION, a Michigan corporation ("Empire").

                                    RECITALS:
                                    ---------

         A. Concurrently herewith, Huntington and Empire have entered into (1) a certain Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides for the merger of Empire into Huntington (the "Merger"), and (2) a certain Supplemental Agreement, dated as of the date hereof, which contains certain additional terms and conditions relating to the Merger (the "Supplemental Agreement"). The Merger Agreement and the Supplemental Agreement are sometimes hereinafter collectively referred to as the "Merger Documents." All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Merger Documents.

         B. As a condition to Huntington's entering into the Merger Agreement and the Supplemental Agreement, and in consideration therefor, Empire has agreed to issue to Huntington a warrant or warrants entitling Huntington to purchase up to a total of 630,080 shares of Empire Common, on the terms and conditions set forth herein.


                                   AGREEMENT:
                                   ----------

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

         SECTION 1. ISSUANCE, DELIVERY, AND EXERCISE OF THE WARRANT. Concurrently with the execution of the Merger Documents and this Agreement, Empire shall execute a warrant in favor of Huntington in the form attached as Attachment A hereto (the "Warrant") to purchase up to a total of 630,080 shares of Empire Common at a purchase price equal to $29.00 per share (the "Exercise Price"), subject to adjustments as provided in the Warrant. (The holder of the Warrant from time to time is referred to as the "Holder.") The Warrant shall be exercisable in accordance with the terms and conditions set forth in this Agreement.

         SECTION 2. REGISTRATION RIGHTS. If, at any time after the Warrant becomes exercisable in accordance with its terms, Empire shall receive a written request therefor from the Holder, Empire shall prepare and file a registration statement under the 1933 Act covering such number of shares of Empire Common as the Holder shall specify in the request and shall use its best efforts to cause such registration statement to become effective; provided, however, that the Holder shall only have the right to request three such registrations. Without the written consent of the Holder, neither Empire nor any other holder of securities of Empire may include any other securities in such registration.

         SECTION 3. "PIGGYBACK" RIGHTS. If, at any time after the Warrant becomes exercisable in accordance with its terms, Empire shall determine to proceed with the preparation and filing of a registration statement under the 1933 Act in connection with the proposed offer and sale for money of any of its securities (other than in connection with a dividend reinvestment, employee stock purchase, stock option, or similar plan or a registration statement on Form S-4) by it or any of its security holders, Empire shall give written notice thereof to the Holder. Upon the written request of the Holder given within ten days after receipt of any such notice from Empire, Empire shall, except as herein provided, cause all shares of Empire Common which the Holder shall request be included in such registration statement to be so included; provided, however, that nothing herein shall prevent Empire from abandoning or delaying any registration at any time; and provided, further, that if Empire decides not to proceed with a registration after the registration statement has been filed with the SEC and Empire's decision not to proceed is primarily based upon the anticipated public offering price of the securities to be sold by Empire, Empire shall promptly complete the registration for the benefit of the Holder if the Holder agrees to bear all additional and incremental expenses incurred by Empire as the result of such registration after Empire has decided not to proceed. If any registration pursuant to this Section shall be underwritten in whole or in part, the Holder may require that any shares of Empire Common requested for inclusion pursuant to this Section be included in the underwriting on the same terms and conditions as the securities otherwise being sold through the underwriters. In the event that the shares of Empire Common requested for inclusion pursuant to this Section would constitute more than 25 percent of the total number of shares to be included in a proposed underwritten public offering, and if in the good faith judgment of the managing underwriter of such public offering the inclusion of all of such shares would interfere with the successful marketing of the shares of being offered by Empire, the number of shares otherwise to be included in the underwritten public offering hereunder may be reduced; provided, however, that after any such required reduction, the shares of Empire Common to be included in such offering for the account of the Holder shall constitute at least 25 percent of the total number of shares to be included in such offering.

         SECTION 4. OBLIGATIONS OF EMPIRE IN CONNECTION WITH A REGISTRATION. If and whenever Empire is required by the provisions of Sections 2 or 3 hereof to effect the registration of any shares of Empire Common under the 1933 Act, Empire shall:

                  (a) prepare and file with the SEC a registration statement with respect to such securities and use its best efforts to cause such registration statement to become and remain effective for such period as may be reasonably necessary to effect the sale of such securities, not to exceed nine months;

                  (b) prepare and file with the SEC such amendments to such registration statement and supplements to the prospectus contained therein as may be necessary to keep such registration statement effective for such period as may be reasonably necessary to effect the sale of such securities, not to exceed nine months;

                  (c) furnish to the Holder and to the underwriters of the securities being registered such reasonable number of copies of the registration statement, amendments thereto, preliminary prospectus, final prospectus, and such other documents as the Holder or such underwriters may reasonably request in order to facilitate the public offering of such securities;

                  (d) use its best efforts to register or qualify the securities covered by such registration statement under such state securities or blue sky laws of such jurisdictions as the Holder or such underwriters may reasonably request; provided that Empire shall not be required by virtue hereof to submit to the general jurisdiction of any state;

                  (e) notify the Holder, promptly after Empire shall receive notice thereof, of the time when such registration statement or any post-effective amendment thereof has become effective or a supplement to any prospectus forming a part of such registration statement has been filed;

                  (f) notify the Holder promptly of any request by the SEC for the amending or supplementing of such registration statement or prospectus or for additional information;

                  (g) prepare and file with the SEC, promptly upon the request of the Holder, any amendments or supplements to such registration statement or prospectus which, in the opinion of counsel for the Holder (and concurred in by counsel for Empire), is required under the 1933 Act or the rules and regulations promulgated thereunder in connection with the distribution of the shares of Empire Common by the Holder;

                  (h) prepare and promptly file with the SEC such amendment or supplement to such registration statement or prospectus as may be necessary to correct any statements or omissions if, at the time when a prospectus is required to be delivered under the 1933 Act, any event shall have occurred as the result of which such prospectus as then in effect would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading;

                  (i) advise the Holder, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of such registration statement or the initiation or threatening of any proceeding for that purpose and promptly use its best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued; and

                  (j) at the request of the Holder, furnish on the date or dates provided for in the underwriting agreement: (1) an opinion or opinions of the counsel representing Empire for the purposes of such registration, addressed to the underwriters and to the Holder, covering such matters as such underwriters and the Holder may reasonably request and as are customarily covered by issuer's counsel at that time; and (2) a letter or letters from the independent certified public accountants of Empire, addressed to the underwriters and to the Holder, covering such matters as such underwriters or the Holder may reasonably request, in which letters such accountants shall state (without limiting the generality of the foregoing) that they are independent certified public accountants within the meaning of the 1933 Act and that, in the opinion of such accountants, the financial statements and other financial data of Empire included in the registration statement or any amendment or supplement thereto comply in all material respects with the applicable accounting requirements of the 1933 Act.

         SECTION 5. EXPENSES OF REGISTRATION. With respect to a registration requested pursuant to Section 2 hereof and with respect to each inclusion of shares of Empire Common in a registration statement pursuant to Section 3 hereof, Empire shall bear the following fees, costs, and expenses: all registration, stock exchange listing or NASD fees, printing expenses, fees and disbursements of counsel and accountants for Empire, fees and disbursements of counsel for the underwriter or underwriters of such securities (if Empire and/or the Holder are required to bear such fees and disbursements), and all legal fees and disbursements and other expenses of complying with state securities or blue sky laws of any jurisdictions in which the securities to be offered are to be registered or qualified. Fees and disbursements of counsel and accountants for the Holder, underwriting discounts and commissions and transfer taxes relating to the Empire Common being sold for the Holder, and any other expenses incurred by the Holder not expressly included above shall be borne by the Holder.

         SECTION 6. INDEMNIFICATION.

                  (a) Empire shall indemnify and hold harmless the Holder, any underwriter (as defined in the 1933 Act) for the Holder, and each person, if any, who controls the Holder or such underwriter within the meaning of the 1933 Act, from and against any and all loss, damage, liability, cost, and expense to which the Holder or any such underwriter or controlling person may become subject under the 1933 Act or otherwise, insofar as such losses, damages, liabilities, costs, or expenses are caused by any untrue statement or alleged untrue statement of any material fact contained in any registration statement filed pursuant to Section 4 hereof, any prospectus or preliminary prospectus contained therein, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading; provided, however, that Empire will not be liable in any such case to the extent that any such loss, damage, liability, cost, or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by the Holder, such underwriter, or such controlling persons in writing specifically for use in the preparation thereof.

                  (b) Promptly after receipt by an indemnified party pursuant to the provisions of paragraph (a) of this Section 6 of notice of the commencement of any action involving the subject matter of the foregoing indemnity provisions, such indemnified party shall, if a claim thereof is to be made against Empire pursuant to the provision of such paragraph (a), promptly notify Empire of the commencement thereof; but the omission to so notify Empire will not relieve it from any liability which it may have to any indemnified party otherwise hereunder. In case such action is brought against any indemnified party and such indemnified party notifies Empire of the commencement thereof, Empire shall have the right to participate in and, to the extent that it may wish to do so, to assume the defense thereof, with counsel satisfactory to such indemnified party; provided, however, if the defendants in any action include both the indemnified party and Empire and there is a conflict of interest which would prevent counsel for Empire from also representing the indemnified party, the indemnified party or parties shall have the right to select one separate counsel to participate in the defense of such action on behalf of such indemnified party or parties. After notice from Empire to such indemnified party of its election so to assume the defense of any such action, the indemnified party shall have the right to participate in such action and to retain its own counsel, but Empire shall not be required to indemnify and hold harmless the indemnified party pursuant to the provisions of such paragraph
(a) for any legal fees or other expenses subsequently incurred by such indemnified party in connection with the defense thereof, other than reasonable costs of investigation, unless (1) the indemnified party shall have employed separate counsel in accordance with the provisions of the preceding sentence of this paragraph (b), (2) Empire shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after the notice of the commencement of the action, or (3) Empire has authorized the employment of counsel for the indemnified party at the expense of Empire.

                  (c) If recovery is not available under the foregoing indemnification provisions, for any reason other than as specified therein, the parties entitled to indemnification by the terms thereof shall be entitled to contribution to liabilities and expenses, except to the extent that contribution is not permitted under Section 11(f) of the 1933 Act. In determining the amount of contribution to which the respective parties are entitled, there shall be considered the parties' relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and any other equitable considerations appropriate under the circumstances.

         SECTION 7. REPURCHASE RIGHTS.

                  (a) At any time after the Warrant becomes exercisable and prior to the expiration of the Warrant, in accordance with the terms thereof:

                           (1) Empire may, and upon the written request of the
Holder, Empire shall, repurchase the Warrant from the Holder at a price (the "Warrant Repurchase Price") equal to the difference between the "Market/Offer Price" (as defined in paragraph (b) below) and the Exercise Price, multiplied by the number of shares for which the Warrant may then be exercised, in the aggregate, but only if the Market/Offer Price is greater than the Exercise Price; and

                           (2) Empire may, and upon the written request of the
owner (the "Owner") of any shares of Empire Common purchased pursuant to an exercise of the Warrant ("Warrant Stock"), Empire shall, repurchase all of the shares of Warrant Stock held by such Owner at a price (the "Warrant Stock Repurchase Price") equal to the number of shares to be repurchased hereunder multiplied by the greater of the Exercise Price and the Market/Offer Price.

                  (b) For purposes of Section 7(a), the "Market/Offer Price" shall mean the highest of (1) the price per share at which a tender offer or exchange offer for shares of Empire Common has been made, (2) the price per share of Empire Common to be paid by any third party pursuant to an agreement with Empire, and (3) the highest closing price for shares of Empire Common within the 4-month period immediately preceding the date the Holder gives notice of the required repurchase of the Warrant or the Owner gives notice of the required repurchase of Warrant Stock, as appropriate. In the event that an exchange offer is made or an agreement is entered into for a merger or consolidation involving consideration other than cash, the value of the securities or other property issuable or deliverable in exchange for Empire Common shall be determined by a nationally recognized investment banking firm mutually acceptable to the parties hereto.

                  (c) The Holder and the Owner may exercise their respective rights to require Empire to repurchase the Warrant or the Warrant Stock pursuant to this Section 7 by surrendering for such purpose to Empire, at its principal office, the Warrant or certificates for shares of Warrant Stock, as the case may be, free and clear of any liens, claims, encumbrances, or rights of third parties of any kind, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, requests Empire to repurchase such Warrant or Warrant Stock in accordance with the provisions of this Section 7. Subject to the last proviso of Section 7(d) below, as promptly as practicable, and in any event within five business days after the surrender of the Warrant or certificates representing shares of Warrant Stock and the receipt of such notice or notices relating thereto, Empire shall deliver or cause to be delivered to the Holder or Owner the Warrant Repurchase Price or the Warrant Stock Repurchase

Price therefor, as applicable, or the portion thereof which Empire is not then prohibited under applicable law and regulation from so delivering.

                  (d) To the extent that Empire is prohibited under applicable law or regulation, or as a result of administrative or judicial action, from repurchasing the Warrant and/or the Warrant Stock in full at any time that it may be required to do so hereunder, Empire shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Warrant Repurchase Price and the Warrant Stock Repurchase Price, respectively, which it is no longer prohibited from delivering, within five business days after the date on which Empire is no longer so prohibited. Upon receipt of such notice from Empire and for a period of 15 days thereafter, the Holder and/or Owner may revoke its notice of repurchase of the Warrant and/or Warrant Stock by written notice to Empire at its principal office stating that the Holder and/or the Owner elects to revoke its election to exercise its right to require Empire to repurchase the Warrant and/or Warrant Stock, whereupon Empire will promptly deliver to the Holder and/or Owner the Warrant and/or certificates representing shares of Warrant Stock surrendered to Empire for purposes of such repurchase. Whether or not such election is revoked, Empire hereby agrees to use its best efforts to obtain all required legal and regulatory approvals necessary to permit Empire to repurchase the Warrant and/or the Warrant Stock as promptly as practicable.

         SECTION 8. ASSUMPTION OF OBLIGATIONS UNDER THIS AGREEMENT. Empire will not enter into any transaction described in Section 5(a) of the Warrant unless the "Acquiring Corporation" (as that term is defined in the Warrant) assumes in writing all the obligations of Empire hereunder.

         SECTION 9. REMEDIES. Without limiting the foregoing or any remedies available to the Holder, Empire specifically acknowledges that neither Huntington nor any successor holder of the Warrant would have an adequate remedy at law for any breach of this Warrant Purchase Agreement and Empire hereby agrees that Huntington and any successor holder of the Warrant shall be entitled to specific performance of the obligations of Empire hereunder and injunctive relief against actual or threatened violations of the provisions hereof.

         SECTION 10. TERMINATION. This Agreement will terminate upon a termination of the Warrant in accordance with Section 9 thereof.

         IN WITNESS WHEREOF, the parties hereto have executed this Warrant Purchase Agreement as of the day and year first above written.

                            HUNTINGTON BANCSHARES
                              INCORPORATED


                            By:
                               -----------------------------------
                               Richard A. Cheap
                               General Counsel and Secretary


                            EMPIRE BANC CORPORATION

                            By:
                               -----------------------------------
                               James E. Dutmers, Jr.,
                               Chairman and Chief Executive Officer

                                      ATTACHMENT A TO WARRANT PURCHASE AGREEMENT

THIS WARRANT AND THE COMMON SHARES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED WITHOUT BEING SO REGISTERED OR QUALIFIED UNLESS AN EXEMPTION OR EXEMPTIONS FROM SUCH REGISTRATION OR QUALIFICATION REQUIREMENTS ARE AVAILABLE.


                                     WARRANT
                                     -------

                        TO PURCHASE 630,080 COMMON SHARES

                                       OF

                             EMPIRE BANC CORPORATION


         This is to certify that, for value received, HUNTINGTON BANCSHARES INCORPORATED, a Maryland corporation ("Huntington"), is entitled to purchase from EMPIRE BANC CORPORATION, a Michigan corporation ("Empire"), at any time on or after the date hereof, an aggregate of up to 630,080 common shares, without par value, of Empire ("Empire Common"), at a price of $29.00 per share (the "Exercise Price"), subject to the terms and conditions of this Warrant and a certain Warrant Purchase Agreement, of even date herewith, between Huntington and Empire (the "Warrant Purchase Agreement"). The number of shares of Empire Common which may be received upon the exercise of this Warrant and the Exercise Price are subject to adjustment from time to time as hereinafter set forth. The terms and conditions set forth in this Warrant and the Warrant Purchase Agreement shall be binding upon the respective successors and assigns of both of the parties hereto. This Warrant is issued in connection with a certain Agreement and Plan of Merger, dated as of the date hereof, between Huntington and Empire (the "Merger Agreement"), which provides for the merger of Empire into Huntington (the "Merger"), and a certain Supplemental Agreement between Huntington and Empire, which provides certain additional terms and conditions relating to the Merger (the "Supplemental Agreement"). (The Merger Agreement and the Supplemental Agreement are sometimes hereinafter collectively referred to as the "Merger Documents.") All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Merger Documents. The term "Holder" shall mean and refer to Huntington or any successor holder of this Warrant.

         SECTION 1. EXERCISE OF THE WARRANT.

                  (a) The Holder will not exercise this Warrant unless it has obtained all required approvals, if any, of appropriate regulatory authorities having jurisdiction, including the Federal Reserve Board, pursuant to all applicable laws and regulations. Further, subject to the terms and conditions set forth in this Warrant and in the Warrant Purchase Agreement and the provisions of applicable law, the Holder will not exercise this Warrant without the written consent of Empire except upon the occurrence of any of the following events (a "Triggering Event"):

         (1) any material, willful, and intentional breach of the Merger Documents by Empire that would permit Huntington to terminate the Merger Documents (A) occurring after the receipt by Empire after February 4, 2000, of a proposal to engage in an Acquisition Transaction, (B) occurring after the announcement by any other Person of an intention to engage in an Acquisition Transaction, or (C) in anticipation and for the purpose of engaging in an Acquisition Transaction;

         (2) (A) a proposal to engage in an Acquisition Transaction is submitted to and approved by the shareholders of Empire at any time prior to January 31, 2001, or (B) a Tender Offer is commenced and the transactions contemplated in the Tender Offer are completed in such a manner that the Person making the Tender Offer acquires beneficial ownership of more than 20 percent of the capital stock or any other class of voting securities of Empire, and the Merger is not consummated prior to January 31, 2001; or

         (3) (A) a proposal to engage in an Acquisition Transaction is received by Empire after February 4, 2000, or a Tender Offer is made directly to the shareholders of Empire or the intention of making an Acquisition Transaction or a Tender Offer is announced at any time prior to the holding of the Empire Shareholders' Meeting; (B) the Board of Directors of Empire (1) fails to recommend to the shareholders of Empire that they vote their shares of Empire Common in favor of the approval of the Merger, (2) withdraws such recommendation previously made, (3) fails to solicit proxies of shareholders of Empire to approve the Merger, or (4) fails to hold the Empire Shareholders' Meeting; and (C) the Merger is not consummated by January 31, 2001.

                  (b) Notwithstanding the foregoing, this Warrant shall not be exercisable in the event of the failure to consummate the Merger solely as a result of any of the following: (1) the failure of any Regulatory Authority to provide any required Consent to the Merger, which failure was not the result of the existence of the Acquisition Proposal or a breach by Empire of any of its obligations under any of the Merger Documents; or (2) the Merger Documents are terminated pursuant to Section 9.1 of the Supplemental Agreement, unless the event giving rise to the right to terminate is preceded by a Triggering Event or the receipt by Empire after February 4, 2000, of an Acquisition Transaction proposal, or the announcement by another Person of a proposal involving an Acquisition Transaction. For purposes of this Section 1, a Tender Offer which is contingent upon the expiration of the Warrant is deemed to commence when it is announced. Empire represents to the Holder that, except with respect to the Merger Documents, there are no proposals or offers to engage in an Acquisition Transaction previously received by Empire which remain outstanding as of the close of business on February 4, 2000. Any breach of this representation by Empire will cause any such proposal or offer, whether in its original form or as amended, to be deemed to be received by Empire after February 4, 2000, for purposes of this Section 1.

                   (c) This Warrant shall be exercised by presentation and surrender hereof to Empire at its principal office accompanied by (1) a written notice of exercise for a specified number of shares of Empire Common, (2) payment to Empire, for the account of Empire, of the Exercise Price for the number of shares specified in such notice, and (3) a certificate of the Holder indicating the Triggering Event that has occurred which entitles the Holder to exercise this Warrant. The Exercise Price for the number of shares of Empire Common specified in the notice shall be payable in immediately available funds.

                  (d) Upon such presentation and surrender, Empire shall issue promptly (and within three business days if requested by the Holder) to the Holder, or any assignee, transferee, or designee permitted by Section 1(f), the shares to which the Holder is entitled hereunder.

                  (e) If this Warrant should be exercised in part only, Empire shall, upon surrender of this Warrant for cancellation, execute and deliver a new Warrant evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder. Upon receipt by Empire of this Warrant, in proper form for exercise, the Holder shall be deemed to be the holder of record of the shares of Empire Common issuable upon such exercise, notwithstanding that the stock transfer books of Empire shall then be closed or that certificates representing such shares of Empire Common shall not then be actually delivered to the Holder. Empire shall pay all expenses, and any and all federal, state, and local taxes and other charges that may be payable in connection with the preparation, issue, and delivery of stock certificates under this Section 1 in the name of the Holder or of any assignee, transferee, or designee permitted by
Section 1(f).

                  (f) This Warrant, once exercisable, or any warrant shares acquired by the Holder by its exercise, may be sold or transferred in whole or in part to any person, subject to the receipt by such person of approvals of appropriate regulatory authorities having jurisdiction, including the Federal Reserve Board, pursuant to all applicable laws and regulations, to the extent required.

         SECTION 2. CERTAIN COVENANTS AND REPRESENTATIONS OF EMPIRE.

                  (a) Empire shall at all times maintain sufficient authorized but unissued shares of Empire Common so that this Warrant may be exercised without additional authorization of the holders of Empire Common, after giving effect to all other options, warrants, convertible securities, and other rights to purchase Empire Common.

                  (b) Empire represents and warrants to the Holder that the shares of Empire Common issued upon an exercise of this Warrant will be duly authorized, fully paid, non-assessable, and subject to no preemptive rights.

                  (c) Empire agrees (1) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution, or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations, or conditions to be observed or performed hereunder by Empire; (2) promptly to take all action as may from time to time be required, including, without limitation (A) complying with all pre-merger notification, reporting, and waiting period requirements specified in 15 U.S.C. Section18a and regulations promulgated thereunder, and (B) in the event, under the Bank Holding Company Act of 1956, as amended (the "Bank
Holding Company Act"), or the Change in Bank Control Act of 1978, or other statute, the prior approval of the Federal Reserve Board or other regulatory agency (collectively, the "Agencies"), is necessary before the Warrant may be exercised or transferred, cooperate fully with the Holder in preparing such applications and providing such information to the Agencies as the Agencies may require in order to permit the Holder to exercise or transfer this Warrant and Empire duly and effectively to issue shares pursuant to the exercise hereof;
and (3) promptly to take all action provided herein to protect the rights of the Holder against dilution.

         SECTION 3. FRACTIONAL SHARES. Empire shall not be required to issue fractional shares of Empire Common upon an exercise of this Warrant but shall pay for such fraction of a share in cash or by certified or official bank check at the Exercise Price.

         SECTION 4. EXCHANGE OR LOSS OF WARRANT. This Warrant is exchangeable, without expense, at the option of the Holder, upon presentation and surrender hereof at the principal office of Empire for other Warrants of different denominations entitling the Holder thereof to purchase in the aggregate the same number of shares of Empire Common purchasable hereunder. The term "Warrant" as used herein includes any warrants for which this Warrant may be exchanged. Upon receipt by Empire of evidence reasonably satisfactory to it of the loss, theft, destruction, or mutilation of this Warrant, and (in the case of loss, theft, or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Warrant, if mutilated, Empire will execute and deliver a new Warrant of like tenor and date. Any such new Warrant executed and delivered shall constitute an additional contractual obligation on the part of Empire, whether or not the Warrant so lost, stolen, destroyed, or mutilated shall at any time be enforceable by anyone.

         SECTION 5. CERTAIN TRANSACTIONS.

                  (a) In case Empire shall (1) consolidate with or merge into any Person, other than Huntington or one of its Affiliates, and shall not be the continuing or surviving corporation of such consolidation or merger, (2) permit any Person, other than Huntington or one of its Affiliates, to merge into Empire and Empire shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Empire Common shall be changed into or exchanged for stock or other securities of any other Person or cash or any other property, or (3) sell or otherwise transfer all or substantially all of its assets to any Person, other than Huntington or one of its Affiliates, then, and in any such case, the agreement governing such transaction shall make proper provision so that this Warrant shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, a warrant, at the option of the Holder, of either (A) the Acquiring Corporation (as hereinafter defined), (B) any company which controls the Acquiring Corporation, or (C) in the case of a merger described in clause (a)(2) above, Empire, in which case such warrant shall be a newly issued warrant (in any such case, the "Substitute Warrant").

                  (b) For purposes of this Section 5, the following terms have the meanings indicated:

                           (1) "Acquiring Corporation" shall mean (A) the continuing or surviving corporation of a consolidation or merger with Empire (if other than Empire), (B) the corporation merging into Empire in a merger in which Empire is the continuing or surviving person and in connection with which the then outstanding shares of Empire Common are changed into or exchanged for stock or other securities of any other Person or cash or any other property, or (C) the transferee of all or substantially all of Empire's assets;

                           (2) "Substitute Common" shall mean the common stock issued by the issuer of the Substitute Warrant;

                           (3) "Assigned Value" shall mean the Market/Offer Price as determined pursuant to paragraph 7(b) of the Warrant Purchase Agreement; provided, however, that in the event of a sale of all or substantially all of Empire's assets, the Assigned Value shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Empire as determined by a recognized investment banking firm selected by the Holder, divided by the number of shares of Empire Common outstanding at the time of such sale;

                           (4) "Average Price" shall mean the average closing price of a share of Substitute Common for the one year immediately preceding the consolidation, merger, or sale in question, but in no event higher than the closing price of the shares of Substitute Common on the day preceding such consolidation, merger, or sale; provided that if Empire is the issuer of the Substitute Warrant, the Average Price shall be computed with respect to a share of the common stock issued by the Person merging into Empire or by any company which controls such Person, as the Holder may elect;

                           (5) A "Person" shall mean any individual, firm, corporation, or other entity and include as well any syndicate or group deemed to be a "person" by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended; and

                           (6) "Affiliate" shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

                  (c) The Substitute Warrant shall have the same terms as this Warrant, provided that, if the terms of the Substitute Warrant cannot, for legal reasons, be the same as this Warrant, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Warrant shall also enter into an agreement with the then Holder of the Substitute Warrant in substantially the same form as the Warrant Purchase Agreement, which shall be applicable to the Substitute Warrant.

                  (d) The Substitute Warrant shall be exercisable for such number of shares of Substitute Common as is equal to the Assigned Value multiplied by the number of shares of Empire Common for which this Warrant is then exercisable, divided by the Average Price. The exercise price of the Substitute Warrant per share of Substitute Common shall be equal to the Exercise Price multiplied by a fraction in which the numerator is the number of shares of Empire Common for which this Warrant is then exercisable and the denominator is the number of shares of Substitute Common for which the Substitute Warrant is exercisable.

         SECTION 6. RIGHTS OF THE HOLDER; REMEDIES.

                  (a) The Holder shall not, by virtue hereof and prior to the exercise hereof, be entitled to any rights of a holder of Empire Common.

                  (b) Without limiting the foregoing or any remedies available to the Holder, Empire specifically acknowledges that neither Huntington nor any successor Holder of this Warrant would have an adequate remedy at law for any breach of this Warrant and Empire hereby agrees that Huntington and any successor Holder shall be entitled to specific performance of the obligations of Empire hereunder and injunctive relief against actual or threatened violations of the provisions hereof.

         SECTION 7. ANTIDILUTION PROVISIONS. The number of shares of Empire Common purchasable upon the exercise hereof shall be subject to adjustment from time to time as provided in this Section 7.

                  (a) In the event that Empire issues any additional shares of Empire Common at any time after the date hereof (including pursuant to stock option plans), the number of shares of Empire Common which can be purchased pursuant to this Warrant shall be increased by an amount equal to 19.9 percent of the additional shares so issued.

                  (b) (1) In the event that, after the date hereof, Empire pays or makes a dividend or other distribution of any class of capital stock of Empire in Empire Common, the number of shares of Empire Common purchasable upon exercise hereof shall be increased by multiplying such number of shares by a fraction of which the denominator shall be the number of shares of Empire Common outstanding at the close of business on the day immediately preceding the date of such distribution and the numerator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such increase to become effective immediately after the opening of business on the day following such distribution.

                  (2) In the event that, after the date hereof, outstanding shares of Empire Common are subdivided into a greater number of shares of Empire Common, the number of shares of Empire Common purchasable upon exercise hereof at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately increased, and, conversely, in the event that, after the date hereof, outstanding shares of Empire Common are combined into a smaller number of shares of Empire Common, the number of shares of Empire Common purchasable upon exercise hereof at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately decreased, such increase or decrease, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

                  (3) The reclassification (including any reclassification upon a merger in which Empire is the continuing corporation) of Empire Common into securities including other than Empire Common shall be deemed to involve a subdivision or combination, as the case may be, of the number of shares of Empire Common outstanding immediately prior to such reclassification into the number of shares of Empire Common outstanding immediately thereafter and the effective date of such reclassification shall be deemed to be the day upon which such subdivision or combination becomes effective, as the case may be, within the meaning of clause (2) above.

                  (c) Whenever the number of shares of Empire Common purchasable upon exercise hereof is adjusted pursuant to paragraph (b) above, the Exercise Price shall be adjusted by multiplying the Exercise Price by a fraction the numerator of which is equal to the number of shares of Empire Common purchasable prior to the adjustment and the denominator of which is equal to the number of shares of Empire Common purchasable after the adjustment.

                  (d) For the purpose of this Section 7, the term "Empire Common" shall include any shares of Empire of any class or series which has no preference or priority in the payment of dividends or in the distribution of assets upon any voluntary or involuntary liquidation, dissolution, or winding up of Empire and which is not subject to redemption by Empire.

         SECTION 8. NOTICE.

                   (a) Whenever the number of shares of Empire Common for which this Warrant is exercisable is adjusted as provided in Section 7 hereof, Empire shall promptly compute such adjustment and mail to the Holder a certificate, signed by a principal financial officer of Empire, setting forth the number of shares of Empire Common for which this Warrant is exercisable and the adjusted Exercise Price as a result of such adjustment, a brief statement of the facts requiring such adjustment, the computation thereof, and when such adjustment will become effective.

                  (b) Upon the occurrence of a Triggering Event, Empire shall
(1) promptly notify the Holder and/or the "Owner" (as that term is defined in the Warrant Purchase Agreement) of such event, (2) promptly compute the "Warrant Repurchase Price" and the "Warrant Stock Repurchase Price" (as such terms are defined in the Warrant Purchase Agreement), and (3) furnish to the Holder and/or the Owner a certificate, signed by the chief financial officer of Empire setting forth the Warrant Repurchase Price and/or the Warrant Stock Repurchase Price and the basis and computation thereof.

                  (c) Upon the occurrence of an event which results in this Warrant becoming convertible into, or exchangeable for, the Substitute Warrant, as provided in Section 5 hereof, Empire and the Acquiring Corporation shall promptly notify the Holder of such event; and, upon receipt from the Holder of its choice as to the issuer of the Substitute Warrant, the Acquiring Corporation shall promptly compute the number of shares of Substitute Common for which the Substitute Warrant is exercisable and furnish to the Holder a certificate, signed by a principal financial officer of the Acquiring Corporation, setting forth the number of shares of Substitute Common for which the Substitute Warrant is exercisable, the Substitute Warrant exercise price, a computation thereof, and when such adjustment will become effective.

         SECTION 9. TERMINATION. This Warrant and the rights conferred hereby shall terminate upon the earliest of (1) six months after the occurrence of a Triggering Event, (2) the Effective Date of the Merger, (3) the date of termination of the Merger Documents unless the event giving rise to the right to terminate is preceded by a Triggering Event or the receipt by Empire, or the announcement by another Person, of a proposal involving an Acquisition Transaction or Tender Offer, or (4) March 31, 2001.

         IN WITNESS WHEREOF, the undersigned has executed this Warrant as of this 4th day of February, 2000.

ATTEST:                                  EMPIRE BANC CORPORATION



By:                                      By:
   ----------------------------------       ------------------------------------
                                            James E. Dutmers, Jr.,
Title:                                      Chairman and Chief Executive Officer
      -------------------------------

                                             EXHIBIT 2 TO SUPPLEMENTAL AGREEMENT


         MATTERS AS TO WHICH HOWARD & HOWARD ATTORNEYS, P.C. SHALL OPINE
         ---------------------------------------------------------------

         1. Empire is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan with full corporate power and authority to carry on the business in which it is engaged and to own and use its material Assets.

         2. Each of the Empire Subsidiaries is duly organized, validly existing, and in good standing under the Laws of the United States or its state of incorporation, with full corporate power and authority to carry on the business in which it is engaged and to own and use its material Assets.

         3. The execution and delivery of the Merger Documents and compliance with their respective terms by Empire do not and will not violate or contravene any provision of the Articles of Incorporation or Bylaws of Empire nor, to our knowledge but without any independent investigation, any Law, Order, Permit or Contract to which Empire is a party or by which Empire or any of its material Assets is bound.

         4. The Merger Documents have been duly and validly executed and delivered by Empire and assuming valid authorization, execution, and delivery by Huntington, constitute the valid and binding agreements of Empire enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or similar laws affecting creditors' rights generally, provided, however, that we express no opinion as to the availability of the equitable remedy of specific performance.

         5. Empire has the corporate power and authority to own its properties and assets and to carry on its business within the State of Michigan. To our Knowledge, Empire is not required to be qualified to do business in any jurisdiction other than Michigan.

         6. All corporate actions required to be taken by the directors and shareholders of Empire to authorize the Merger Documents and the transactions contemplated thereby have been taken.

         7. All eligible accounts of deposit in all Empire Subsidiaries that are depository institutions are insured by the Federal Deposit Insurance Corporation to the fullest extent permitted by Law.

         8. The Merger shall be exempted from the requirements of Section 780 of Chapter 7A of the Michigan Business Corporation Act, as amended.

         9. The execution and delivery of the Merger Documents does not, and the consummation of the Merger and the other transactions contemplated by the Merger Documents will not (a) result in the grant of any Rights to any Person under the Empire Rights Agreement, (b) result in separation from the shares of Empire Common of the Rights granted under the Empire Rights Agreement, (c) permit any holder of any of the Rights under the Empire Rights Agreement to exercise any such Rights, or (d) give any Person any Right to purchase any securities issued by Huntington under the Empire Rights Agreement.

                                             EXHIBIT 3 TO SUPPLEMENTAL AGREEMENT

       MATTERS AS TO WHICH PORTER, WRIGHT, MORRIS & ARTHUR LLP SHALL OPINE
       -------------------------------------------------------------------

         1. Huntington is a corporation duly organized, validly existing, and in good standing under the laws of the State of Maryland with full corporate power and authority to carry on the business in which it is engaged and to own and use its material Assets.

         2. The execution and delivery of the Merger Documents and compliance with their respective terms by Huntington do not and will not violate or contravene any provision of the Articles of Incorporation or Bylaws of Huntington or, to our knowledge but without any independent investigation, any Law, Order, or Permit to which Huntington is a party or by which Huntington is bound.

         3. The Merger Documents have been duly and validly executed and delivered by Huntington and, assuming valid authorization, execution and delivery by Empire, constitute the valid and binding agreements of Huntington enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or similar laws affecting creditors' rights generally, provided, however, that we express no opinion as to the availability of the equitable remedy of specific performance.

         4. All corporate action required to be taken by the directors of Huntington to authorize the Merger Documents and the transactions contemplated thereby have been taken and the shareholders of Huntington are not required to take any action with respect to the Merger Documents.

         5. The shares of Huntington Common to be issued to the shareholders of Empire as contemplated by the Merger Documents have been registered under the Securities Act of 1933, as amended, and when properly issued and delivered following consummation of the Merger will be duly authorized, validly issued, fully paid, and non-assessable under the Maryland Business Corporation Act.

[MCBD letterhead]                                                     Exhibit C


The Board of Directors
Empire Banc Corporation
1227 East Front Street
Traverse City, MI  49686

The Board of Directors:

         You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Empire Banc Corporation ("EBC") of the exchange ratio of shares of the common stock of EBC for shares of common stock of Huntington Bancshares Incorporated ("HBAN") in connection with the proposed acquisition of EBC by HBAN pursuant to an Agreement and Plan of Merger, as amended, and Supplemental Agreement, both dated February 4, 2000 (the "Merger Documents") by and between EBC and HBAN. Pursuant to the Merger Documents, EBC will merge with and into HBAN, with HBAN being the surviving corporation.

         As is more specifically set forth in the Merger Documents, upon consummation of the merger, each outstanding share of EBC common stock, except for shares held by HBAN and its subsidiaries or by EBC and its subsidiaries (in both cases, other than shares held in a fiduciary capacity or as a result of debts previously contracted), will be converted into and exchangeable for 2.0355 shares of HBAN common stock (subject to adjustment under certain defined circumstances). The exchange ratio referenced is a fixed exchange ratio and consequently the market value of the consideration to be received by EBC shareholders will fluctuate with changes in HBAN's stock price. The Merger Documents may be terminated under certain conditions prior to the effective time of the merger by the Board of Directors of either party based on defined criteria.

         McConnell, Budd & Downes, Inc., as part of its investment banking business, is regularly engaged in the valuation of bank holding companies and banks, thrift holding companies and thrifts and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements, competitive bidding processes, market making as a NASD market maker, secondary distributions of listed securities and valuations for corporate, estate and other purposes. Our experience and familiarity with EBC includes our participation in the process and negotiations leading up to the proposed merger with HBAN. In the course of our role as financial advisor to EBC in connection with the merger, we have received fees for our services and will receive additional fees contingent on the occurrence of certain defined events. While the payment of all or a significant portion of fees related to financial advisory services provided in connection with arm's-length mergers and other business combination transactions upon consummation of such transactions, as is the case with this transaction, might be viewed as giving such financial advisors a financial interest in the successful completion of such transactions, such compensation arrangements are standard and customary for transactions of the size and type of this transaction.

         In arriving at our opinion, we have reviewed the Merger Documents. We have also reviewed publicly available business, financial and shareholder information relating to EBC and its subsidiaries and certain publicly available financial and shareholder information relating to HBAN.

         In connection with the foregoing, we have (i) reviewed EBC's Annual Reports to Shareholders, Annual Reports on Form 10-K and related financial information for the four calendar years ended December 31, 1999 and EBC's Quarterly Report on Form 10-Q and related unaudited financial information for the first quarter of 2000; (ii) reviewed HBAN's Annual Reports to Shareholders, Annual Reports on Form 10-K and related financial information for the three calendar years ended December 31, 1999 and HBAN's Quarterly Report on Form 10-Q and related unaudited financial information for the first quarter of 2000; (iii) reviewed certain internal financial information and financial forecasts, relating to the business, earnings, cash flows, assets and prospects furnished to McConnell, Budd & Downes, Inc. by; (iv) held discussions with members of the senior management and board of EBC concerning the past and current results of operations of EBC, its current financial condition and management's opinion of its future prospects; (v) held discussions with members of senior management of HBAN concerning the past and current results of operations of HBAN, its current financial condition and management's opinion of its future prospects; (vi) reviewed the historical record of reported prices, trading volume and dividend payments for both EBC and HBAN common stock; (vii) considered the current state of and future prospects for the economy of Michigan generally and the relevant market areas for EBC and HBAN in particular; (viii) reviewed specific merger analysis models employed by McConnell, Budd & Downes, Inc. to evaluate potential business combinations of financial institutions; (ix) reviewed the reported financial terms of selected recent business combinations in the banking industry; and (x) performed such other studies and analyses as McConnell, Budd & Downes, Inc. considered appropriate under the circumstances associated with this particular transaction.

         In the course of our review and analysis we considered, among other things, such topics as the historical and projected future contributions of recurring earnings by the parties, the anticipated future earnings per share results for the parties on both a combined and stand-alone basis, the potential to realize significant recurring operating expense reductions and the impact thereof on projected future earnings per share, the relative capitalization and capital adequacy of each of the parties, the relative asset quality and apparent adequacy of the reserve for loan losses for each of the parties. We also considered the composition of deposits and the composition of the loan portfolio of each of EBC and HBAN. In addition, we considered the historical trading range, trading pattern and relative market liquidity of the common shares of each of the parties. In the conduct of our review and analysis we have relied upon and assumed, without independent verification, the accuracy and completeness of the financial information provided to us by EBC and HBAN and or otherwise publicly obtainable. In reaching our opinion we have not assumed any responsibility for the independent verification of such information or any independent valuation or appraisal of any of the assets or the liabilities of either EBC or HBAN, nor have we obtained from any other source, any current appraisals of the assets or liabilities of either EBC or HBAN. We have also relied on the management of EBC as to the reasonableness of various financial and operating forecasts and of the assumptions on which they are based, which were provided to us for use in our analyses.

         In the course of rendering this opinion, which is being rendered prior to the receipt of certain required regulatory approvals necessary before consummation of the merger, we assume that no conditions will be imposed by any regulatory agency in connection with its approval of the merger that will have a material adverse effect on the results of operations, the financial condition or the prospects of HBAN following consummation of the merger.

         Based upon and subject to the foregoing, it is our opinion, that as of the date of this letter, the exchange ratio is fair to the shareholders of EBC from a financial point of view.

                                             Very truly yours,


                                             McConnell, Budd & Downes, Inc.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.      INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Registrant's Articles of Incorporation, as amended, provide that it shall indemnify its directors to the fullest extent under the general laws of the State of Maryland now or hereafter in force, including the advance of expenses to directors subject to procedures provided by such laws; its officers to the same extent it shall indemnify its directors; and its officers who are not directors to such further extent as shall be authorized by the Board of Directors and be consistent with Maryland law.

         Section 2-418 of the Maryland general corporation law provides, in substance, that a corporation may indemnify any director made a party to any proceeding by reason of service in that capacity against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director in connection with the proceeding, unless it is proved that the act or omission of the director was material to the cause of action adjudicated in the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or the director actually received an improper personal benefit in money, property, or services; or, in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. Notwithstanding the above, a director may not be indemnified in respect of any proceeding, by or in the right of the corporation, in which such director shall have been adjudged liable to the corporation or in respect of any proceeding charging improper receipt of a personal benefit.

         Termination of any proceeding by judgment, order, or settlement does not create a presumption that the director did not meet the requisite standard of conduct. Termination of any proceeding by conviction, plea of nolo contendere or its equivalent, or entry of an order of probation prior to judgment, creates a rebuttable presumption that the director did not meet the requisite standard of conduct. Indemnification is not permitted unless authorized for a specific proceeding, after a determination that indemnification is permissible because the requisite standard of conduct has been met (1) by a majority of a quorum of directors not at the time parties to the proceeding (or a majority of a committee of two or more such directors designated by the full board); (2) by special legal counsel selected by the board of directors; or (3) by the stockholders.

         Section 2-418 provides that a director who has been successful, on the merits or otherwise, in the defense of any proceeding shall be indemnified against reasonable expenses incurred by the director in connection with the proceeding. A court of appropriate jurisdiction upon application of a director and such notice as the court shall require may order indemnification in the following circumstances: (1) if it determines a director is entitled to reimbursement pursuant to a director's success, on the merits or otherwise, in the defense of any proceeding, the court shall order indemnification, in which case the director shall be entitled to recover the expenses of securing such reimbursement; or (2) if it determines that director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, the court may order such indemnification as the court shall deem proper. However, indemnification with respect to any proceeding by or in the right of the corporation or in which liability shall have been adjudged in the case of a proceeding charging improper personal benefit to the director, shall be limited to expenses.

         The reasonable expenses incurred by a director who is a party to a proceeding may be paid or reimbursed by the corporation in advance of the final disposition of the proceeding upon receipt by the corporation of both a written affirmation by the director of his good faith belief that the standard of conduct necessary for indemnification by the corporation has been met, and a written undertaking by or on behalf of the director to repay the amount if it shall be ultimately determined that the standard of conduct has not been met.

         The indemnification and advancement of expenses provided or authorized by Section 2-418 are not exclusive of any other rights to which a director may be entitled both as to action in his official capacity and as to action in another capacity while holding such office.

         Pursuant to Section 2-418, a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or who, while serving in such capacity, is or was at the request of the corporation serving as a director, officer, partner, trustee, employee, or agent of another corporation or legal entity or of an employee benefit plan, against liability asserted against and incurred by such person in any such capacity or arising out of such person's position, whether or not the corporation would have the power to indemnify against liability under
Section 2-418. A corporation may provide similar protection, including a trust fund, letter of credit, or surety bond, which is not inconsistent with Section 2-418. A subsidiary or an affiliate of the corporation may provide the insurance or similar protection.

         Subject to certain exceptions, the directors and officers of the Registrant and its affiliates are insured to the extent of 100% of loss up to a maximum of $35,000,000 (subject to certain deductibles) in each policy year because of any claim or claims made against them by reason of their wrongful acts while acting in their capacities as such directors or officers and up to a maximum of $10,000,000 (subject to certain deductibles) in each policy year because of any claim or claims made against them by reason of their wrongful acts while acting in their capacities as fiduciaries in the administration of certain of the Registrant's employee benefit programs. The Registrant is insured, subject to certain retentions and exceptions, to the extent it shall have indemnified the directors and officers for such loss.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

      (a)     EXHIBITS.

     EXHIBIT
       NO.                                 DESCRIPTION

       2(a) Agreement and Plan of Merger, dated February 4, 2000, between Huntington Bancshares Incorporated and Empire Banc Corporation and Amendment to Agreement and Plan of Merger, dated April 12, 2000, between Huntington Bancshares Incorporated and Empire Banc Corporation (attached as Exhibit A to the proxy statement/prospectus filed as a part of this Registration Statement).

       2(b) Supplemental Agreement, dated February 4, 2000, between Huntington Bancshares Incorporated and Empire Banc Corporation (attached as Exhibit B to the Prospectus filed as a part of this Registration Statement).

       2(c)           *    Warrant Purchase Agreement, dated February 4, 2000,
                           between Huntington Bancshares Incorporated and Empire
                           Banc Corporation.

       2(d)           *    Warrant to Purchase 630,080 shares of Empire Banc
                           Corporation common stock, dated February 4, 2000.

      3(i)(a) Articles of Restatement of Charter, Articles of Amendment to Articles of Restatement of Charter, and Articles Supplementary -- previously filed as Exhibit 3(i) to Annual Report on Form 10-K for the year ended December 31, 1993, and incorporated herein by reference.

      3(i)(b) Articles of Amendment to Articles of Restatement of Charter -- previously filed as Exhibit 3(i)(b) to Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, and incorporated herein by reference.

      3(i)(c) Articles of Amendment to Articles of Restatement of Charter -- previously filed as Exhibit 3(i)(c) to Quarter Report on Form 10-Q for the quarter ended March 31, 1998, and incorporated herein by reference.

       3(ii)               Amended and Restated Bylaws -- previously filed as
                           Exhibit 3(ii) to Quarterly Report on Form 10-Q for the quarter ended September 30, 1999, and incorporated herein by reference.

       4(a) Instruments defining the Rights of Security Holders -- reference is made to Articles Fifth, Eighth, and Tenth of Articles of Restatement of Charter, as amended and supplemented. Instruments defining the rights of holders of long-term debt will be furnished to the Securities and Exchange Commission upon request.

       4(b) Rights Plan, dated February 22, 1990, between Huntington Bancshares Incorporated and The Huntington Trust Company, National Association, -- previously filed as Exhibit 1 to Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on February 22, 1990, and incorporated herein by reference.

       4(c) Amendment No. 1 To Rights Plan, dated August 16, 1995, between Huntington Bancshares Incorporated and The Huntington Trust Company, National Association -- previously filed as Exhibit 4(b) to Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 28, 1995, and incorporated herein by reference.

         5            *    Opinion of Porter, Wright, Morris & Arthur LLP
                           regarding legality.

         8            *    Opinion of Porter, Wright, Morris & Arthur LLP
                           regarding tax matters.

       10(a) Employment Agreement, dated April 25, 1996, between Huntington Bancshares Incorporated and Frank Wobst -- previously filed as Exhibit 10(a) to Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1996, and incorporated herein by reference.

       10(b) Form of Tier I Executive Agreement for certain executive officers -- previously filed as Exhibit 10(b) to Annual Report on Form 10-K for the year ended December 31, 1998, and incorporated herein by reference.

       10(c) Form of Tier II Executive Agreement for certain executive officers -- previously filed as Exhibit 10(c) to Annual Report on Form 10-K for the year ended December 31, 1998, and incorporated herein by reference.

       10(d) Schedule identifying material details of Executive Agreements, substantially similar to Exhibits 10(b) and 10(c) -- previously filed as Exhibit 10(d) to Annual Report on Form 10-K for the year ended December 31, 1999, and incorporated herein by reference

       10(e) Huntington Bancshares Incorporated Amended and Restated Incentive Compensation Plan, effective for performance cycles beginning on or after January 1, 1999 -- previously filed as Exhibit 10(e) to Annual Report on Form 10-K for the year ended December 31, 1998, and incorporated herein by reference.

       10(f) Amended and Restated Long-Term Incentive Compensation Plan, effective for performance cycles beginning on or after January 1, 1999 -- previously filed as
                           Exhibit 10(f) to Annual Report on Form 10-K for the year ended December 31, 1998, and incorporated herein by reference.

     10(g)(1) Supplemental Executive Retirement Plan with First and Second Amendments -- previously filed as Exhibit 10(g) to Annual Report on Form 10-K for the year ended December 31, 1987, and incorporated herein by reference.

     10(g)(2) Third Amendment to Supplemental Executive Retirement Plan -- previously filed as Exhibit 10(k)(2) to Annual Report on Form 10-K for the year ended December 31, 1997, and incorporated herein by reference.

     10(g)(3) Fourth Amendment to Supplemental Executive Retirement Plan -- previously filed as an Exhibit 10(g)(3) to Annual Report on Form 10-K for the year ended December 31, 1999, and incorporated herein by reference.

       10(h) Deferred Compensation Plan and Trust for Directors -- reference is made to Exhibit 4(a) of Post-Effective Amendment No. 2 to Registration Statement on Form S-8, Registration No. 33-10546, filed with the Securities and Exchange Commission on January 28, 1991, and incorporated herein by reference.

     10(i)(1) Huntington Bancshares Incorporated 1983 Stock Option Plan -- reference is made to Exhibit 4A of Registration Statement on Form S-8, Registration No. 2-89672, filed with the Securities and Exchange Commission on February 27, 1984, and incorporated herein by reference.

     10(i)(2) Huntington Bancshares Incorporated 1983 Stock Option Plan -- Second Amendment -- previously filed as
                           Exhibit 10(j)(2) to Annual Report on Form 10-K for the year ended December 31, 1987, and incorporated herein by reference.

     10(i)(3) Huntington Bancshares Incorporated 1983 Stock Option Plan -- Third Amendment -- previously filed as
                           Exhibit 10(j)(3) to Annual Report on Form 10-K for the year ended December 31, 1987, and incorporated herein by reference.

     10(i)(4) Huntington Bancshares Incorporated 1983 Stock Option Plan -- Fourth Amendment -- previously filed as
                           Exhibit 10(m)(4) to Annual Report on Form 10-K for the year ended December 31, 1993, and incorporated herein by reference.

     10(i)(5) Huntington Bancshares Incorporated 1983 Stock Option Plan -- Fifth Amendment -- previously filed as
                           Exhibit 10(m)(5) to Annual Report on Form 10-K for the year ended December 31, 1996, and incorporated herein by reference.

     10(j)(1) Huntington Bancshares Incorporated 1990 Stock Option Plan -- reference is made to Exhibit 4(a) of Registration Statement on Form S-8, Registration No. 33-37373, filed with the Securities and Exchange Commission on October 18, 1990, and incorporated herein by reference.

     10(j)(2) First Amendment to the Huntington Bancshares Incorporated 1990 Stock Option Plan -- previously filed as Exhibit 10(q)(2) to Annual Report on Form 10-K for the year ended December 31, 1991, and incorporated herein by reference.

     10(j)(3) Second Amendment to the Huntington Bancshares Incorporated 1990 Stock Option Plan -- previously filed as Exhibit 10(n)(3) to Annual Report on Form 10-K for the year ended December 31, 1996, and incorporated herein by reference.

     10(k)(1) The Huntington Supplemental Stock Purchase and Tax Savings Plan and Trust (as amended and restated as of February 9, 1990) -- previously filed as Exhibit 4(a) to Registration Statement on Form S-8, Registration No. 33-44208, filed with the Securities and Exchange Commission on November 26, 1991, and incorporated herein by reference.

     10(k)(2) First Amendment to the Huntington Supplemental Stock Purchase and Tax Savings Plan and Trust -- previously filed as Exhibit 10(o)(2) to Annual Report on Form 10-K for the year ended December 31, 1997, and incorporated herein by reference.

       10(l) Huntington Bancshares Incorporated Deferred Compensation Plan and Trust for Huntington Bancshares Incorporated Directors -- reference is made to
                           Exhibit 4(a) of Registration Statement on Form S-8, Registration No. 33-41774, filed with the Securities and Exchange Commission on July 19, 1991, and incorporated herein by reference.

       10(m) Huntington Bancshares Incorporated Retirement Plan For Outside Directors -- previously filed as Exhibit 10(t) to Annual Report on Form 10-K for the year ended December 31, 1992, and incorporated herein by reference.

       10(n) Restated Huntington Supplemental Retirement Income Plan -- previously filed as Exhibit 10(n) to Annual Report on Form 10-K for the year ended December 31, 1999, and incorporated herein by reference.

       10(o) Huntington Bancshares Incorporated Amended and Restated 1994 Stock Option Plan -- reference is made to Exhibit 10(r) to Annual Report on Form 10-K for the year ended December 31, 1996, and incorporated herein by reference.

        21 Subsidiaries of the Registrant -- previously filed as previously filed as Exhibit 21 to Annual Report on Form 10-K for the year ended December 31, 1999, and incorporated herein by reference

       23(a) Consent of Porter, Wright, Morris & Arthur LLP (included in Exhibits 5 and 8 filed herewith).

       23(b)          *    Consent of Ernst & Young LLP regarding the report on
                           financial statements of Huntington Bancshares
                           Incorporated.

       23(c)          *    Consent of Crowe, Chizek and Company LLP regarding
                           the report on financial statements of Empire Banc
                           Corporation.

       23(d)          *    Consent of McConnell, Budd & Downes, Inc.

        24            *    Powers of Attorney.

       99(a)          *    Form of Proxy Card for Special Meeting of
                           Shareholders of Empire Banc Corporation.

       99(b)          *    Notice of Special Meeting of Shareholders of Empire
                           Banc Corporation.

---------------------
* Filed herewith

              (b)     FINANCIAL STATEMENT SCHEDULES

                      None.

              (c)     REPORT, OPINION, OR APPRAISAL

                      The opinion of McConnell, Budd & Downes, Inc., Empire's financial advisor, is attached as Exhibit C to the proxy statement/prospectus filed as a part of this Registration Statement.

ITEM 22.      UNDERTAKINGS.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of the Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         The Registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Registration Statement, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

         The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on April 19, 2000.

                            HUNTINGTON BANCSHARES INCORPORATED


                            By: /s/ Richard A. Cheap
                               -----------------------------------
                                    Richard A. Cheap
                                    Secretary and General Counsel

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


       SIGNATURE                                        TITLE                                            DATE

*Frank Wobst                          Chairman and Chief Executive Officer              )
-----------------------------                                                           )
  Frank Wobst                         (Principal Executive Officer)                     )
                                                                                        )
                                                                                        )
*Anne Creek                           Executive Vice President, Treasurer, and          )
-----------------------------         Chief Financial Officer                           )
  Anne Creek                          (Principal Financial Officer and Principal        )
                                       Accounting Officer)                              )
                                                                                        )
                                                                                        )
*Don M. Casto, III                    Director                                          )
-----------------------------                                                           )
  Don M. Casto, III                                                                     )
                                                                                        )
                                                                                        )
                                      Director                                          )           April 19, 2000
-----------------------------                                                           )
  Don Conrad                                                                            )
                                                                                        )
                                                                                        )
*Patricia T. Hayot                    Director                                          )
-----------------------------                                                           )
  Patricia T. Hayot                                                                     )
                                                                                        )
                                                                                        )
*Wm. J. Lhota                         Director                                          )
-----------------------------                                                           )
  Wm. J. Lhota                                                                          )
                                                                                        )
                                                                                        )
*Robert H. Schottenstein              Director                                          )
-----------------------------                                                           )
  Robert H. Schottenstein                                                               )
                                                                                        )
                                                                                        )
*George A. Skestos                    Director                                          )
-----------------------------                                                           )
  George A. Skestos                                                                     )
                                                                                        )
                                                                                        )


*Lewis R. Smoot, Sr.                  Director                                          )
-----------------------------                                                           )
  Lewis R. Smoot, Sr.                                                                   )
                                                                                        )
                                                                                        )
*Timothy P. Smucker                   Director                                          )
-----------------------------                                                           )
  Timothy P. Smucker                                                                    )
                                                                                        )
                                                                                        )
*William J. Williams                  Director                                          )      April 19, 2000
-----------------------------                                                           )
  William J. Williams                                                                   )
                                                                                        )
                                                                                        )
*John B. Gerlach, Jr.                 Director                                          )
-----------------------------                                                           )
  John B. Gerlach, Jr.                                                                  )
                                                                                        )
                                                                                        )
*Peter Geier                          Director                                          )
-----------------------------                                                           )
  Peter Geier                                                                           )




*By:    /s/ Richard A. Cheap
       ---------------------
       Richard A. Cheap, attorney-in-fact
       for each of the persons indicated

                                  EXHIBIT INDEX
                                  -------------


     EXHIBIT
       NO.                                   DESCRIPTION

       2(a) Agreement and Plan of Merger, dated February 4, 2000, between Huntington Bancshares Incorporated and Empire Banc Corporation and Amendment to Agreement and Plan of Merger, dated April 12, 2000, between Huntington Bancshares Incorporated and Empire Banc Corporation (attached as Exhibit A to the proxy statement/prospectus filed as a part of this Registration Statement).

       2(b) Supplemental Agreement, dated February 4, 2000, between Huntington Bancshares Incorporated and Empire Banc Corporation (attached as Exhibit B to the Prospectus filed as a part of this Registration Statement).

       2(c)           *    Warrant Purchase Agreement, dated February 4, 2000,
                           between Huntington Bancshares Incorporated and Empire
                           Banc Corporation.

       2(d)           *    Warrant to Purchase 630,080 shares of Empire Banc
                           Corporation common stock, dated February 4, 2000.

      3(i)(a) Articles of Restatement of Charter, Articles of Amendment to Articles of Restatement of Charter, and Articles Supplementary -- previously filed as Exhibit 3(i) to Annual Report on Form 10-K for the year ended December 31, 1993, and incorporated herein by reference.

      3(i)(b) Articles of Amendment to Articles of Restatement of Charter -- previously filed as Exhibit 3(i)(b) to Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, and incorporated herein by reference.

      3(i)(c) Articles of Amendment to Articles of Restatement of Charter -- previously filed as Exhibit 3(i)(c) to Quarter Report on Form 10-Q for the quarter ended March 31, 1998, and incorporated herein by reference.

       3(ii)               Amended and Restated Bylaws -- previously filed as
                           Exhibit 3(ii) to Quarterly Report on Form 10-Q for the quarter ended September 30, 1999, and incorporated herein by reference.

       4(a) Instruments defining the Rights of Security Holders -- reference is made to Articles Fifth, Eighth, and Tenth of Articles of Restatement of Charter, as amended and supplemented. Instruments defining the rights of holders of long-term debt will be furnished to the Securities and Exchange Commission upon request.

       4(b) Rights Plan, dated February 22, 1990, between Huntington Bancshares Incorporated and The Huntington Trust Company, National Association, -- previously filed as Exhibit 1 to Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on February 22, 1990, and incorporated herein by reference.

       4(c) Amendment No. 1 To Rights Plan, dated August 16, 1995, between Huntington Bancshares Incorporated and The Huntington Trust Company, National Association -- previously filed as Exhibit 4(b) to Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 28, 1995, and incorporated herein by reference.

         5            *    Opinion of Porter, Wright, Morris & Arthur LLP
                           regarding legality.

         8            *    Opinion of Porter, Wright, Morris & Arthur LLP
                           regarding tax matters.

       10(a) Employment Agreement, dated April 25, 1996, between Huntington Bancshares Incorporated and Frank Wobst -- previously filed as Exhibit 10(a) to Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1996, and incorporated herein by reference.

       10(b) Form of Tier I Executive Agreement for certain executive officers -- previously filed as Exhibit 10(b) to Annual Report on Form 10-K for the year ended December 31, 1998, and incorporated herein by reference.

       10(c) Form of Tier II Executive Agreement for certain executive officers -- previously filed as Exhibit 10(c) to Annual Report on Form 10-K for the year ended December 31, 1998, and incorporated herein by reference.

       10(d) Schedule identifying material details of Executive Agreements, substantially similar to Exhibits 10(b) and 10(c) -- previously filed as Exhibit 10(d) to Annual Report on Form 10-K for the year ended December 31, 1999, and incorporated herein by reference

       10(e) Huntington Bancshares Incorporated Amended and Restated Incentive Compensation Plan, effective for performance cycles beginning on or after January 1, 1999 -- previously filed as Exhibit 10(e) to Annual Report on Form 10-K for the year ended December 31, 1998, and incorporated herein by reference.

       10(f) Amended and Restated Long-Term Incentive Compensation Plan, effective for performance cycles beginning on or after January 1, 1999 -- previously filed as
                           Exhibit 10(f) to Annual Report on Form 10-K for the year ended December 31, 1998, and incorporated herein by reference.

     10(g)(1) Supplemental Executive Retirement Plan with First and Second Amendments -- previously filed as Exhibit 10(g) to Annual Report on Form 10-K for the year ended December 31, 1987, and incorporated herein by reference.

     10(g)(2) Third Amendment to Supplemental Executive Retirement Plan -- previously filed as Exhibit 10(k)(2) to Annual Report on Form 10-K for the year ended December 31, 1997, and incorporated herein by reference.

     10(g)(3) Fourth Amendment to Supplemental Executive Retirement Plan -- previously filed as an Exhibit 10(g)(3) to Annual Report on Form 10-K for the year ended December 31, 1999, and incorporated herein by reference.

       10(h) Deferred Compensation Plan and Trust for Directors -- reference is made to Exhibit 4(a) of Post-Effective Amendment No. 2 to Registration Statement on Form S-8, Registration No. 33-10546, filed with the Securities and Exchange Commission on January 28, 1991, and incorporated herein by reference.

     10(i)(1) Huntington Bancshares Incorporated 1983 Stock Option Plan -- reference is made to Exhibit 4A of Registration Statement on Form S-8, Registration No. 2-89672, filed with the Securities and Exchange Commission on February 27, 1984, and incorporated herein by reference.

     10(i)(2) Huntington Bancshares Incorporated 1983 Stock Option Plan -- Second Amendment -- previously filed as
                           Exhibit 10(j)(2) to Annual Report on Form 10-K for the year ended December 31, 1987, and incorporated herein by reference.

     10(i)(3) Huntington Bancshares Incorporated 1983 Stock Option Plan -- Third Amendment -- previously filed as
                           Exhibit 10(j)(3) to Annual Report on Form 10-K for the year ended December 31, 1987, and incorporated herein by reference.

     10(i)(4) Huntington Bancshares Incorporated 1983 Stock Option Plan -- Fourth Amendment -- previously filed as
                           Exhibit 10(m)(4) to Annual Report on Form 10-K for the year ended December 31, 1993, and incorporated herein by reference.

     10(i)(5) Huntington Bancshares Incorporated 1983 Stock Option Plan -- Fifth Amendment -- previously filed as
                           Exhibit 10(m)(5) to Annual Report on Form 10-K for the year ended December 31, 1996, and incorporated herein by reference.

     10(j)(1) Huntington Bancshares Incorporated 1990 Stock Option Plan -- reference is made to Exhibit 4(a) of Registration Statement on Form S-8, Registration No. 33-37373, filed with the Securities and Exchange Commission on October 18, 1990, and incorporated herein by reference.

     10(j)(2) First Amendment to the Huntington Bancshares Incorporated 1990 Stock Option Plan -- previously filed as Exhibit 10(q)(2) to Annual Report on Form 10-K for the year ended December 31, 1991, and incorporated herein by reference.

     10(j)(3) Second Amendment to the Huntington Bancshares Incorporated 1990 Stock Option Plan -- previously filed as Exhibit 10(n)(3) to Annual Report on Form 10-K for the year ended December 31, 1996, and incorporated herein by reference.

     10(k)(1) The Huntington Supplemental Stock Purchase and Tax Savings Plan and Trust (as amended and restated as of February 9, 1990) -- previously filed as Exhibit 4(a) to Registration Statement on Form S-8, Registration No. 33-44208, filed with the Securities and Exchange Commission on November 26, 1991, and incorporated herein by reference.

     10(k)(2) First Amendment to the Huntington Supplemental Stock Purchase and Tax Savings Plan and Trust -- previously filed as Exhibit 10(o)(2) to Annual Report on Form 10-K for the year ended December 31, 1997, and incorporated herein by reference.

       10(l) Huntington Bancshares Incorporated Deferred Compensation Plan and Trust for Huntington Bancshares Incorporated Directors -- reference is made to
                           Exhibit 4(a) of Registration Statement on Form S-8, Registration No. 33-41774, filed with the Securities and Exchange Commission on July 19, 1991, and incorporated herein by reference.

       10(m) Huntington Bancshares Incorporated Retirement Plan For Outside Directors -- previously filed as Exhibit 10(t) to Annual Report on Form 10-K for the year ended December 31, 1992, and incorporated herein by reference.

       10(n) Restated Huntington Supplemental Retirement Income Plan -- previously filed as Exhibit 10(n) to Annual Report on Form 10-K for the year ended December 31, 1999, and incorporated herein by reference.

       10(o) Huntington Bancshares Incorporated Amended and Restated 1994 Stock Option Plan -- reference is made to Exhibit 10(r) to Annual Report on Form 10-K for the year ended December 31, 1996, and incorporated herein by reference.

        21 Subsidiaries of the Registrant -- previously filed as previously filed as Exhibit 21 to Annual Report on Form 10-K for the year ended December 31, 1999, and incorporated herein by reference.

       23(a) Consent of Porter, Wright, Morris & Arthur LLP (included in Exhibits 5 and 8 filed herewith).

       23(b)          *    Consent of Ernst & Young LLP regarding the report on
                           financial statements of Huntington Bancshares
                           Incorporated.

       23(c)          *    Consent of Crowe, Chizek and Company LLP regarding
                           the report on financial statements of Empire Banc
                           Corporation.

       23(d)          *    Consent of McConnell, Budd & Downes, Inc.

        24            *    Powers of Attorney.

       99(a)          *    Form of Proxy Card for Special Meeting of
                           Shareholders of Empire Banc Corporation.

       99(b)          *    Notice of Special Meeting of Shareholders of Empire
                           Banc Corporation.

---------------------
* Filed herewith